UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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THE GOODYEAR TIRE & RUBBER COMPANY

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HOW WE'LL WIN

INNOVATION EXCELLENCE

SALES & MARKETING EXCELLENCE

Build the value of our brand, help our customers win in their markets, and become consumers' preferred choice

OPERATIONAL EXCELLENCE

Winning at the intersection is the key to success

March 10, 2021

Dear Fellow Goodyear Shareholder,

Thank you for your continued investment in Goodyear. I, and the rest of the Board of Directors, invite you to attend the 2021 Annual Meeting of Shareholders.

Throughout our 122-year history, Goodyear has faced numerous challenges. Since inception, we have continued operations through two World Wars, economic depressions, cycles of recession and political and cultural change worldwide. In every instance, we adjusted to the dynamic conditions and emerged stronger.

Over the past year, I’ve talked to our associates about the critical role the “Goodyear spirit” – an attitude of finding solutions when none seem apparent, turning challenges into opportunities and staying positive when surrounded by adversity – played in our ability to persevere during these challenging times.

In 2020, the coronavirus pandemic caused a disruption unlike anything we’ve experienced in our history. Our associates embodied the “Goodyear spirit” every day to respond to the evolving conditions, change the way we operate and remain vital to moving the world forward.

Over the last year, we continued to make significant progress in several strategic areas despite the unprecedented environment.

•	OE Wins – Our pipeline of original equipment fitment wins in our consumer business continues to grow. Last year, we won fitments representing more than 9 million units of future volume. These wins will support global OE share growth in the years ahead while strengthening our brand and building customer loyalty – both of which are key drivers of demand in the replacement market.

•	Commercial Fleets – We added significant fleet accounts to our programs in the U.S. and Europe. By tailoring our products to the needs of our commercial customers and developing end-to-end mobility service solutions, we have been able to grow our business by helping owner-operators and fleets of all sizes maximize uptime, lower operating costs per mile and improve fleet safety.
•	Distribution – In 2020, we strengthened our distribution. We made it easier for consumers to buy our tires by launching Goodyear Mobile Install in new U.S. markets and doubling our fleet of service vans. In Europe, we focused our efforts on full-service distributors with the talent and logistics capabilities required to support our brands in the marketplace. These changes were designed to enhance the value of our brands. We are very encouraged by the positive effects we have seen thus far and believe the momentum will carry into 2021.

•	Technology – Goodyear continued to expand its technology capabilities, enhancing our predictive analytics digital solution platforms. As we look at our Connected Mobility capabilities, we have been operating both growing businesses and pilot programs with consumer and commercial fleets across North America and Europe. In total, we have accumulated more than one billion connected miles through these offerings. These programs, and the data we are collecting, strengthen our position in the marketplace as a provider of vehicle monitoring services and predictive maintenance. We also made significant strides with our intelligent tire, which is equipped with sensors to provide real-time analytics for enhancing the safety, performance and handling of vehicles, including future autonomous vehicles.

•	Partnerships – As acceptance of fleets of shared vehicles, ride-hailing and autonomous vehicles continues to grow, Goodyear is expanding its partnerships to make their use easier and more efficient. In January 2020, we unveiled AndGo, a fully integrated vehicle-servicing platform for passenger fleets. At the same time, we forged relationships with several emerging mobility companies and launched Goodyear Ventures to support the future of mobility by partnering and investing in seed-to-growth-stage startups in emerging mobility technology.

•	Sustainability – We continued developing new solutions that not only enhance the performance of our products but do so with alternative materials and processes that make a positive difference in our environment. Goodyear is the only tire manufacturer to feature soybean oil, instead of petroleum oil, in tread compounds. We have increased our use of soybean oil in many of our best-selling tires and are on our way to an established goal of replacing all petroleum-derived oils in our tires by 2040. We’re also using rice husk ash silica to help deliver performance equal to or better than traditional sand-based silica in tires, which helps lessen our environmental impact and reduce waste contributions to landfills.

While our financial performance during 2020 was significantly impacted by the sharp decline in industry demand due to the pandemic, we successfully executed actions that will enable us to emerge from the crisis stronger. We focused on cash flow and liquidity to support our financial profile. We continued to execute on cost savings programs, including actions to reduce our structural cost, to maintain our competitiveness. And, with a determination to win with our products in the marketplace and a relentless focus on cost and cash, we finished the year on a high note – delivering significant earnings growth and strong cash flow during the fourth quarter.

I’m particularly proud that we were able to accomplish all of this while maintaining a strong commitment to the health, safety and wellness of our colleagues around the world. Whether in our corporate offices, retail and distribution centers, manufacturing plants or other facilities where Goodyear operates, we continue to prioritize their well-being to ensure they can safely and efficiently perform their jobs despite these challenging circumstances.

Our business is well-positioned for continued recovery. And, our people remain the source of confidence that Goodyear will continue to be a great partner, supplier and innovator. We head into 2021 with momentum and the “Goodyear spirit”, focused on driving long-term growth by innovating products and solutions for our customers and consumers.

On behalf of our Board of Directors, thank you for your continued support. We look forward to welcoming you at our annual meeting.

Sincerely,

Richard J. Kramer Chairman of the Board, Chief Executive Officer and President

March 10, 2021

Dear Fellow Goodyear Shareholder,

In 2020, we faced one of the most difficult environments ever in the Company’s history. The impacts of an unprecedented global health pandemic and social unrest throughout the U.S. greatly affected our employees, our communities and our shareholders. Over the past twelve months, Goodyear associates have continued to deliver outstanding performance while balancing increasing strains in their personal lives. We are extremely proud of the way the team rose to these challenges and positioned Goodyear to emerge from the crisis a stronger company.

From the outset of the COVID-19 pandemic, Goodyear placed its highest priority on the health and safety of our employees and communities. We implemented health and safety protocols and increased support provided to our local communities, including for first responders. In addition, the Company also implemented a number of significant operational and financial response actions as a result of the pandemic. As the circumstances and risks associated with COVID-19 continue to evolve, the Board is actively monitoring them.

BUSINESS STRATEGY

The Board oversees the strategic and operational direction of the Company, as well as risks associated with our business plan. Over the last year, the Board has supported and encouraged management’s actions amid the pandemic, as Goodyear remains focused on developing industry leading products and services that anticipate and respond to the needs our customers. In 2020, Goodyear introduced “touch free” service offerings in multiple markets and extended our mobile delivery network. The Company is also strengthening its distribution capabilities in EMEA, an initiative that will enhance operating margins over the next several years. Similarly, Goodyear is piloting a direct-to-retail platform in China to capture growth in this profitable, high-growth market. These and other strategic initiatives, like those designed to reduce our structural cost, support the long-term growth prospects for our business.

HUMAN CAPITAL MANAGEMENT

The broad effects of the COVID-19 pandemic on associates, as well as increased focus on racial justice and equality issues in the U.S., have reinforced the importance of having a strong corporate culture. While the pandemic necessitated extra attention to the health and wellness needs of our associates, Goodyear also purposefully elevated the issue of Diversity & Inclusion this year. The Board contributed heavily to this development by forming a Diversity & Inclusion Task Force, comprised of directors and select management functional experts, to set the strategic direction of our diversity and inclusion initiatives and to ensure that our people leaders are empowered to prioritize the topic. We believe diversity and inclusion are business imperatives and important contributors to our long-term success and ability to create shareholder value. Our goal is to create a work environment where people have a real sense of belonging and are able to thrive. The Board dedicates time at its regular meetings to discuss diverse talent at both business and functional leadership levels across the Company. This engagement offers rich insight into the Company’s talent pool and succession plans.

ENVIRONMENTAL & SUSTAINABLE COMMITMENT

Corporate responsibility continues to be an integral part of our strategy and operations at Goodyear. We are committed to ethical and sustainable practices to protect the planet; give back to the community; provide a safe, diverse and healthy workplace; and engage employees in these efforts. We are also focused on how we can better highlight our efforts in this respect for investors and other interested stakeholders. We recently enhanced our disclosures within our Corporate Responsibility Report, including a comprehensive discussion on our related initiatives. The Report includes additional information on the Board’s oversight of these initiatives, including through the Committee on Corporate Responsibility and Compliance, which oversees our corporate responsibility objectives and regularly monitors our progress. Board-level governance helps ensure that our commitment to sustainable processes, materials and programs that can assist and support our people, communities and the environment are fully integrated into our business strategy.

EXECUTIVE COMPENSATION

We remain committed to maintaining a strong alignment between Company performance and our executive compensation program. Our Board is committed to ensuring that our programs appropriately incentivize and reward executives when they deliver operating and financial performance, even amid challenging industry conditions. To that end, the Compensation Committee in July adjusted the 2020 annual and long-term incentive plans in response to the pandemic. Through these changes, the Committee sought to ensure that our executives were focused on and incentivized to take actions required to minimize the financial impact of the crisis and position the Company for an accelerated recovery when market conditions normalized. The Committee is confident these changes helped align executives’ focus on the Company’s near-term priorities amid the COVID-19 pandemic and helped drive our strong operating results despite the challenging circumstances.

ENGAGEMENT AND OUTREACH

On behalf of the full Board, I want to thank Goodyear’s investors for engaging with the Company over the last year and sharing their perspectives on what we are doing well and where we can continue to improve. As part of our regular, robust outreach and engagement program, we spoke to many of our investors in 2020. In these conversations, we discussed topics including the Company’s response to the pandemic, changes to 2020 executive compensation, human capital management and sustainability. Feedback the Company receives from shareholders is regularly reported to the full Board and its Committees, as appropriate, and is an integral component of the Board’s thoughtful deliberations on the Company’s strategy, operations, governance practices, executive compensation program and oversight of sustainability initiatives.

I appreciate your ongoing confidence in Goodyear and the Board of Directors. We remain committed to serving your interests, and we appreciate the opportunity to serve Goodyear on your behalf.

Sincerely,

Laurette T. Koellner Independent Lead Director

NOTICE OF 2021 ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

To the shareholders:

The 2021 Annual Meeting of Shareholders of The Goodyear Tire & Rubber Company, an Ohio corporation (“Goodyear,” “Company,” “we,” “our” or “us”) will be held in a virtual format only on Monday, April 12, 2021 at 4:30 p.m., Eastern Time, for the following purposes (the “Annual Meeting”):

   To elect the thirteen members of the Board of Directors named in the Proxy Statement to serve one-year terms expiring at the 2022 Annual Meeting of Shareholders (Proposal 1);

  To consider and approve an advisory resolution regarding the compensation of our named executive officers (Proposal 2);

   To consider and approve a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2021 (Proposal 3);

  To consider and vote upon a shareholder proposal (Proposal 4), if properly presented at the Annual Meeting; and

   To act upon such other matters and to transact such other business as may properly come before the meeting or any adjournments thereof.

Virtual Meeting Website:

www.virtualshareholdermeeting.com/GT2021

See page 87 for further information regarding attending the virtual meeting.

Time & Date:

Monday, April 12, 2021 at 4:30 p.m.,

Eastern Time

The Board of Directors fixed the close of business on February 16, 2021 as the record date for determining shareholders entitled to notice of, and to vote at, the 2021 Annual Meeting. Only holders of record of shares of common stock, without par value, of Goodyear (“Common Stock”) at the close of business on February 16, 2021 will be entitled to vote at the 2021 Annual Meeting and adjournments, if any, thereof.

If you are not able to attend, we hope that you will vote by proxy. These proxy materials contain detailed information about the matters on which we are asking you to vote. Please read the materials thoroughly and vote in accordance with the Board’s recommendations. Your vote is very important to us.

March 10, 2021

By order of the Board of Directors

Daniel T. Young, Secretary

Please vote via the internet or by telephone or complete, date and sign your Proxy and return it promptly in the enclosed envelope

PROXY STATEMENT SUMMARY

This summary is an overview of information that you will find elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting. This proxy statement and the form of proxy are first being sent to shareholders on or about March 10, 2021.

Proposals and Board Recommendations

Proposal		Board’s Voting Recommendation	Page Reference

1.	Election of Directors	FOR each Nominee	14

2.	Advisory Vote on Executive Compensation	FOR	21

3.	Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	80

4.	Shareholder Proposal regarding Special Shareholder Meetings	AGAINST	82

Business Overview

Goodyear is one of the world’s leading manufacturers of tires, engaging in operations in most regions of the world. In 2020, our net sales were $12.3 billion and Goodyear’s net loss was $1,254 million. We develop, manufacture, distribute and sell tires for most applications through our strong portfolio of brands, led by the Goodyear brand, one of the most recognizable brand names in the world, as well as the Dunlop, Kelly, Debica, Sava and Fulda brands.

We are one of the world’s largest operators of commercial truck service and tire retreading centers. We operate approximately 1,000 retail outlets where we offer our products for sale to consumer and commercial customers and provide repair and other services. We have a pervasive distribution network that is focused on making the tire buying process easier — with over 13,000 retail touch points, a concentrated network of aligned third-party distributors, approximately 220 company-owned warehouse distribution facilities, and a leading business-to-consumer e-commerce platform.

We manufacture our products in 46 manufacturing facilities in 21 countries, including the United States, and we have marketing operations in almost every country around the world. We employ approximately 62,000 full-time and temporary associates worldwide.

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PROXY SUMMARY

2020 Business Performance

As with many companies, the impact of the COVID-19 pandemic on our business was profound. For the first time in our history, we ceased operations across our global manufacturing footprint as the threat of the pandemic became a reality. Our foremost priority in that environment was, and continues to be, ensuring the health and well-being of our 62,000 associates around the world to the greatest extent possible.

Given the scale and severity of the global shutdown, and the uncertainty as to its duration, our second area of focus was our cash and liquidity position. Our major original equipment (“OE”) customers closed their factories for six to eight weeks during the first half of 2020, and most of our major consumer tire distributors closed for a period of time as well. With almost no sales or production, we went to work to execute on financial and operational response actions to strengthen our liquidity and our financial position during the peak of the crisis.

As markets began to reopen despite the continuing evolution of the pandemic, our attention turned to operating our business in the new COVID-19 environment. We embarked on restarting our factories while implementing increased safety measures. In addition, we looked to increase our manufacturing and supply chain efficiency using new production strategies designed to maximize customer service levels while minimizing our working capital needs. We also refocused our teams in specific areas to best position our business for recovery, including our relative market share performance, minimizing manufacturing costs and continued performance on our cash and liquidity goals.

The effects of the pandemic are clearly visible during the first three quarters of 2020, although we began to see some sequential growth during the third quarter. By the fourth quarter, and given our efforts to create the best opportunity for our business during recovery, we were able to record year-over-year growth in segment operating income of 25%. In addition, on a full-year basis, we generated over $1.1 billion of cash flow from operating activities despite the impact of the pandemic on our earnings.

Our Board of Directors was actively engaged throughout the pandemic. We held 14 meetings and update calls over the course of 2020 compared to eight meetings in 2019, with meetings occurring on a biweekly basis during the peak of the pandemic in the second quarter of 2020. With the rapidity of change in the industry environment and given the array of critical topics to be covered, our Board and our management team demonstrated their ability to adapt to evolving conditions to ensure the long-term prosperity of our Company.

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PROXY SUMMARY

OPERATIONAL AND FINANCIAL RESPONSE TO THE COVID-19 PANDEMIC

Leadership & Oversight	• We quickly established crisis management teams, implemented crisis management workstreams, and provided daily leadership briefings and regular updates to the Board.

Health & Safety	• We introduced employee screening and protective measures that met or exceeded CDC guidelines and, where possible, transitioned to a remote work environment.

Manufacturing & Facilities

•  We temporarily suspended production during parts of the first half of 2020 at almost all of our manufacturing facilities worldwide and safely maintained operations at our retail stores and distribution facilities, which are considered essential businesses in the U.S. and most other parts of the world.

Raw Materials & Transportation

•  We monitored transportation lanes to ensure access to markets, assessed the financial health and performance of our suppliers, and tracked the availability of raw materials throughout our supply chain to help assure the successful phased restart of our manufacturing facilities.

Cost Savings & Liquidity

•  We reduced our payroll costs in the second quarter of 2020 through a combination of furloughs, temporary salary reductions and salary deferrals covering over 9,000 of our corporate and business unit associates, including substantial salary reductions and deferrals for our CEO (50% of base salary), officers (30% of base salary) and directors (50% of cash compensation). In total, we reduced selling, administrative and general expenses by $131 million in 2020.

•  We amended our $2.0 billion first lien revolving credit facility, including extending the maturity date until 2025 and improving the availability under the facility. We further strengthened our liquidity position by issuing $800 million of senior unsecured notes due in 2025.

•  We have taken, and will continue to take, other actions to reduce costs and preserve cash in order to successfully navigate the current economic environment, including limiting capital expenditures to $647 million for the full year, suspending our common stock dividend, and leveraging governmental relief efforts to defer payroll and other tax payments.

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PROXY SUMMARY

KEY ACCOMPLISHMENTS IN 2020

Building Strong OE Pipeline

•  Globally, we continued to strengthen our OE pipeline, winning fitments representing more than 9 million units of future volume, with many on electric vehicles. These wins will support global OE share growth in the years ahead while also strengthening our brand and driving demand in the replacement market.

Consumer and Commercial Market Share

•  Our commercial business continued to outperform the industry in 2020, reflecting the benefits of a suite of digital tools and fuel-efficient products that allowed us to continue winning with fleets. In Asia, our consumer replacement business grew at above-market rates, with volume reaching a record level in the fourth quarter. The work we are doing to transform distribution supported the strong growth in that region.

Cost Savings

•  We continued to take actions to drive greater efficiencies across our manufacturing footprint. We closed a manufacturing facility in Gadsden, Alabama that is expected to generate approximately $130 million of annual cost savings. Additionally, we continued advancing our German modernization project that is estimated to deliver $60 to $70 million of cost savings and price/mix benefits.

Working Capital Excellence	• Our working capital initiatives were critical to our ability to maintain our strong liquidity position and generate strong cash flow despite pandemic-disrupted earnings.

Liquidity

•  We prioritized cash and liquidity last year to ensure we maintained the financial flexibility necessary to navigate the pandemic and support our business in the recovery. At year end, we had total cash and liquidity of $5.4 billion, the highest liquidity level in recent years.

We remain committed to our strategy which is aimed at capturing profitable growth in attractive market segments, particularly in 17-inch and above rim size tires, mastering increasing complexity and turning that into a competitive advantage, and connecting with consumers through our aligned distribution network of distributors and dealers.

In order to drive this future growth and address the challenging industry environment, we remain focused on:

•	Developing great products and services that anticipate and respond to the needs of consumers;
•	Building the value of our brand, helping our customers win in their markets, and becoming consumers’ preferred choice; and
•	Relentlessly improving our quality and efficiency to deliver the right tire, to the right place, at the right time for the right cost.

Our strategy is designed to take advantage of the long-term trends shaping our industry, particularly in the larger rim size segment of the market and with electric and autonomous vehicles and ride-sharing fleets.

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PROXY SUMMARY

Shareholder Engagement

We believe that it is important for us to communicate regularly with shareholders regarding areas of interest or concern. We have a robust shareholder engagement program that includes an annual outreach that is focused on our long-term business strategy, corporate governance, executive compensation, corporate responsibility and other topics suggested by our shareholders. This annual outreach helps to ensure that our shareholders are heard and able to communicate directly with us on these important matters. The following chart demonstrates our long-standing commitment to a robust shareholder engagement program:

Commitment to Shareholder Engagement (as a % of outstanding Common Stock)

As part of our 2020 annual outreach (based on our outstanding Common Stock as of September 30, 2020):

•	We requested the opportunity to meet with 60% of our shareholders;
•	We ultimately engaged with shareholders representing 52% of our Common Stock; and
•

The Chairman of our Compensation Committee met with several of our largest shareholders (representing 15% of our Common Stock) to discuss changes to our compensation programs and to continue to provide a direct line of communication between our shareholders and the Board of Directors.

Specifically, our outreach meetings this year gave us the chance to discuss:

•	The Board’s role in overseeing our strategy;
•	The impact of the COVID-19 pandemic on us and the actions we took to safeguard our associates and our business;
•	The actions we took to respond to the needs of our customers and communities;
•	The changes we made to our compensation programs to maintain focus on our new business priorities;
•	Our thorough process for setting challenging targets and aligning pay and performance;
•	An update on our corporate responsibility strategy, known as Goodyear Better Future; and
•	Our sound executive compensation, corporate governance and corporate responsibility practices.

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PROXY SUMMARY

Executive Compensation Highlights

Our executive compensation program is designed to support achievement of our business objectives and to serve the long-term interests of our shareholders. Our executive compensation is strongly aligned to Company performance and measurable financial metrics, thereby aligning management’s interests with our shareholders’ interests by focusing management on driving increased shareholder value.

In July 2020, the Compensation Committee determined that the compensation targets that were established in February were no longer reflective of our business priorities in the pandemic-driven operating environment.

Accordingly, the Compensation Committee decided to realign our compensation plans to our new business priorities in order to put us on a path to accelerated recovery and to maintain strong liquidity so that that we would have the resources to endure the decline in our operating results due to the dramatic reduction in global economic activity in 2020.

In making these changes the Compensation Committee aligned the 2020 executive compensation program with the key actions that we needed to take to protect the Company and to put ourselves on solid footing to take advantage of the eventual market recovery. The metrics chosen also furthered our strategic objectives as shown in the table below.

Strategic Objective	Financial Metric

Position Business for Accelerated Recovery	Market Share and Cost

Strong Liquidity	Available Cash and Liquidity

Return Generated on Investments in Business	Cash Flow Return on Capital

Specific Drivers of Success of Business	Individual Performance Goals (see also pages 41-43)

Superior Shareholder Returns	Relative TSR Modifier

The resulting compensation for our named executive officers is comprised of a mix of variable and fixed compensation that is strongly linked to Company performance.

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PROXY SUMMARY

For 2020, our financial metrics were:

	Incentive Program	Financial Metrics	Weighting

ANNUAL INCENTIVES	Annual Performance Plan	Market Share	15%
		Cost	15%
		Available Cash and Liquidity	30%
		Individual Performance Goals	40%

LONG-TERM AWARDS		2018-2020		2019-2021		2020-2022 2020 Performance Period Only
	Performance-Based Awards (Paid out in Equity and Cash)	Net Income	50%	Net Income	50%	Cash Flow Return on Capital	100%
		Cash Flow Return on Capital	50%	Cash Flow Return on Capital	50%
	Stock Options and/or Restricted Stock Units

THE COMPENSATION COMMITTEE HAS ADOPTED A NUMBER OF BEST PRACTICES THAT ARE CONSISTENT WITH OUR PERFORMANCE-BASED COMPENSATION PHILOSOPHY:

•  Use of diversified financial metrics in our annual and long-term plans that are closely tied to our long-term strategy, along with a relative TSR modifier on all long-term performance-based awards

•  No dividends or dividend equivalents on unearned performance-based equity awards

•  No repricing of options without shareholder approval

•  No pension credit for newly hired executives to make up for service at prior employers

•  Double-trigger change-in-control provisions in our change-in-control plan and our equity compensation plans, and no walk-away rights

•  No tax gross-ups in our change-in-control plan or for perquisites

•  Robust stockholding guidelines for officers and directors, including stock retention provisions following the exercise of stock options or the vesting of other stock-based awards

•  Hedging and pledging of our Common Stock by officers, directors and employees is prohibited

•  Robust clawback policy in place

•  Compensation Committee consists only of independent Board members

•  Engaged a leading independent compensation consultant to assist the Compensation Committee and Board in determining executive and director compensation and evaluating program design

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PROXY SUMMARY

Our Board of Directors

OUR BOARD IS COMPRISED OF COMMITTED, QUALIFIED INDIVIDUALS WITH A DIVERSE AND COMPLEMENTARY BLEND OF SKILLS, BUSINESS AND PERSONAL EXPERIENCES, BACKGROUNDS AND EXPERTISE, INCLUDING THE FOLLOWING:

•  Senior leadership experience

Directors who have served in senior leadership roles at large organizations provide us with a practical understanding of organizations, processes, strategy, risk management and other factors that promote growth.

•  Global perspective

As a global company, we benefit from our directors who have experience with multinational companies or in international markets to help direct our global business plans and navigate challenges that we may encounter in our international operations.

•  Marketing and branded consumer product experience

Marketing and branding initiatives are essential to our growth strategy to increase market share in a competitive industry.

•  Operational and manufacturing experience

Directors with operational and manufacturing experience provide valuable insight to management on the development and execution of our strategy.

•  Finance, accounting and financial reporting expertise

An understanding of finance and accounting assists our directors in overseeing our financial reporting and internal controls to ensure they are accurate and transparent.

•  Leadership development expertise

Having directors who can help advise management on how to motivate and develop leaders within the Company helps ensure our success is sustainable.

•  Legal, regulatory and government experience

Directors with knowledge of the legal and regulatory framework in which we operate help evaluate risks and how our business may be impacted by governmental actions and public policy.

•  Corporate governance, responsibility and compliance experience

Directors with experience in these areas support our goals of strong independent Board oversight, accountability and protection of shareholder interests.

Our well-qualified and diverse group of directors brings an important mix of leadership, boardroom and operating experience to Goodyear. Our directors provide us with critical insights on many important issues facing our business. These collective attributes enable the Board to exercise appropriate independent oversight of management and pursue long-term, sustainable shareholder value creation by providing strategic input on the development and oversight of the implementation of our long-term strategy.

Spotlight on Board Diversity

The Board is committed to creating a board that is strongly independent and diverse. Our Board also seeks to have well-balanced tenures, with longer-serving directors who provide knowledge of our business through industry cycles and newer directors with fresh perspectives.

viii

PROXY SUMMARY

Consistent with our Corporate Governance Guidelines, the Governance Committee seeks nominees who will provide a diversity of perspectives in Board deliberations, as well as diversity in personal characteristics, such as age, gender and ethnicity. While the Board has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees, the Governance Committee and the Board believe that considering diversity is consistent with the goal of creating a Board that best serves the needs of the Company and the interests of its shareholders, and it is one of the many factors that they consider when identifying individuals for Board membership.

The composition of our Board, including our new nominee, Ms. Karla Lewis, is reflected below.

Corporate Governance Highlights

WE HAVE AN ABIDING COMMITMENT TO GOOD GOVERNANCE, AS ILLUSTRATED BY THE FOLLOWING PRACTICES:

•  Annually elected directors; no classified board

•  Majority voting for the election of directors with a resignation policy

•  Lead independent director with clear, robust responsibilities

•  100% independent audit, compensation and nominating committees

•  Regular executive sessions of the independent directors

•  Conduct annual Board and Committee evaluations, including periodic use of a third-party facilitator

•  Proxy access available to 3 year, 3% shareholders for up to 20% of Board

•  Overboarding policy in place for directors

•  No poison pill in place

•  Shareholders have the right to call a special meeting at 25%

•  Clear and robust corporate governance guidelines

•  Maintain an industry-leading corporate responsibility program with Board oversight

ix

Notice Of 2021 Annual Meeting of Shareholders and Proxy Statement
Proxy Statement Summary
1	Corporate Governance Principles and Board Matters

2	Board Leadership Structure

3	Board’s Role in Risk Oversight

5	Consideration of Director Nominees

5	Director Selection Guidelines

5	Identifying and Evaluating Nominees for Director

6	Board Structure and Committee Composition

7	Audit Committee

7	Compensation Committee

8	Committee on Corporate Responsibility and Compliance

9	Finance Committee

9	Governance Committee

9	Executive Committee

10	Corporate Responsibility

13	Communications with the Board

13	Board Independence
14	Proposal 1 – Election of Directors
21	Proposal 2 – Advisory Vote to Approve the Compensation of Our Named Executive Officers
22	Compensation Discussion and Analysis

22	CD&A Table of Contents

23	Executive Summary

31	Compensation Philosophy

31	Components of Executive Compensation

33	Compensation Decision-Making

35	Role of Compensation Consultant

35	Peer Group Benchmarking of Primary Compensation

36	Target Setting

39	Annual Compensation

44	Long-Term Compensation

50	Retirement and Other Benefits

53	Compensation Policies and Practices
55	Compensation Committee Report

56	Executive Compensation

56	Summary Compensation Table

58	Summary of Realized Pay Earned by Our Chief Executive Officer for 2018, 2019 and 2020

59	Grants of Plan-Based Awards

60	Outstanding Equity Awards at Fiscal Year-End

62	Option Exercises and Stock Vested

62	Defined Contribution Plan Benefits

62	Pension Benefits

65	Nonqualified Deferred Compensation

66	Potential Payments Upon Termination or Change-in-Control

72	Director Compensation Table

74	Risks Related to Compensation Policies and Practices

74	Pay Ratio
75	Beneficial Ownership of Common Stock
77	Related Person Transactions
78	Principal Accountant Fees and Services
79	Report of the Audit Committee
80	Proposal 3 – Ratification of Appointment of Independent Registered Public Accounting Firm
82	Proposal 4 – Shareholder Proposal
86	General Information

86	Shares Voting

86	Vote Required

87	Attending the Virtual Annual Meeting

87	Adjourned Meeting

88	Voting Shares Held in Street Name

88	Savings Plan Shares

88	Voting of Proxy

89	Revocability of Proxy

89	Confidentiality

89	Shareholders Sharing The Same Address

90	Form 10-K

90	Costs of Solicitation

90	Submission of Shareholder Proposals and Nominations

91	Other Business

USE OF NON-GAAP FINANCIAL MEASURES

For additional information regarding segment operating income and free cash flow, which are non-GAAP financial measures, including reconciliations to the most directly comparable GAAP financial measures, see Exhibit A to this Proxy Statement.

CORPORATE GOVERNANCE

PRINCIPLES AND BOARD MATTERS

Goodyear is committed to having sound corporate governance principles. Having such principles is essential to running Goodyear’s business efficiently and to maintaining Goodyear’s integrity in the marketplace. Goodyear’s Corporate Governance Guidelines, Business Conduct Manual, Board of Directors and Executive Officers Conflict of Interest Policy and charters for each of the Audit, Compensation, Corporate Responsibility and Compliance, Finance, and Governance Committees are available at https://corporate.goodyear.com/en-US/investors/governance/documents-charters.html. Please note, however, that information contained on the website is not incorporated by reference in this Proxy Statement or considered to be a part of this document. A copy of the committee charters and corporate governance policies may also be obtained upon request to the Goodyear Investor Relations Department.

CURRENT COMMITTEE MEMBERSHIP AND MEETINGS HELD DURING 2020

Committees
	Independent	Audit	Compensation	Corporate Responsibility & Compliance	Finance	Governance	Executive

Mr. Firestone			CHAIR		MEMBER		MEMBER

Mr. Geissler		MEMBER		MEMBER

Mr. Hellman		MEMBER			MEMBER

Ms. Koellner, Lead Director			MEMBER			MEMBER	CHAIR

Mr. Kramer							MEMBER

Mr. McCollough			MEMBER			MEMBER

Mr. McGlade		CHAIR				MEMBER	MEMBER

Mr. Palmore		MEMBER		CHAIR			MEMBER

Ms. Siu				MEMBER	MEMBER

Ms. Streeter			MEMBER		CHAIR		MEMBER

Mr. Wessel				MEMBER

Mr. Williams					MEMBER	CHAIR	MEMBER

Number of Meetings in 2020		6	8	3	5	4	0

1

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS
Board Leadership Structure

Board Leadership Structure

Mr. Kramer serves as our Chairman of the Board, Chief Executive Officer and President and Ms. Koellner was elected by the independent members of the Board to serve as our independent Lead Director, effective June 30, 2019. The Board believes that the current Board leadership structure is the most appropriate for the Company and its shareholders at this time. The Board periodically reviews the Board leadership structure and the roles of the Chairman and independent Lead Director, taking into consideration the views expressed by our shareholders.

In order to ensure that the independent and non-management members of the Board maintain proper oversight of management on behalf of our shareholders, the Board has an independent Lead Director who is elected annually by the independent members of the Board. The election of a Lead Director by the independent members of the Board demonstrates the Board’s continuing commitment to strong corporate governance, Board independence and the importance of the role of Lead Director.

Currently, the Board believes that having Mr. Kramer serve as Chairman best positions the Company to compete successfully and advance our shareholders’ interests. His extensive knowledge of the Company and the tire industry, gained through 21 years of experience in positions of increasing authority including Chief Financial Officer and President, North America, is valuable to the Board in his role as Chairman. Mr. Kramer has provided strong and open leadership of the Board as the Company executes its strategy in a highly competitive industry that continues to be challenged by volatile global economic conditions. The current combination of the Chairman and CEO roles enhances the Company’s ability to coordinate the development, articulation and execution of a unified strategy at both the Board and management levels. The Board also believes that having Mr. Kramer serve as Chairman and CEO has facilitated the flow of information to, and discussion among, members of the Board regarding the Company’s business.

The Governance Committee believes that Ms. Koellner is highly qualified to serve as our Lead Director and that she provides strong leadership of the independent and non-management directors and diligently fulfills her duties as Lead Director.

LEAD DIRECTOR DUTIES

•	Preside at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors

•	Call meetings or executive sessions of the independent directors, and coordinate and develop the agenda for those meetings or sessions

•	Serve as liaison between the Chairman and the independent directors

•	Approve the schedule of Board meetings to ensure that there is sufficient time for discussion of all agenda items and advise the Chairman on the same

•	Approve all information sent to the Board, including meeting agendas, and advise the Chairman on such matters, and may specifically request the inclusion of information
•	Interview, along with the Chairman of the Governance Committee, all Board candidates and make recommendations to the Governance Committee and the Board

•	Discuss with the Governance Committee and the Chairman the membership of Board committees and the selection of committee chairs

•	Evaluate, together with the Compensation Committee, the Chairman and CEO’s performance, and meet with the Chairman and CEO to discuss that evaluation

•	Assist the Governance Committee in connection with the annual Board and committee evaluation process, and address any issues regarding director performance

•	If requested by major shareholders, ensure that he or she is available for consultation and direct communication in appropriate circumstances

2

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS
Board Leadership Structure

Additional duties of our independent Lead Director are set forth in Annex II to our Corporate Governance Guidelines.

In addition to the clearly-delineated and comprehensive oversight responsibilities of our Lead Director, the independent directors have ample opportunity to, and regularly do, assess the performance of the CEO and provide meaningful direction to him. The Board has strong and effective independent oversight of management:

•	85% of the Company’s director nominees are independent;

•	All members of the Audit, Compensation and Governance Committees are independent directors;

•	Committee Chairs, all of whom are independent, approve agendas for their committee meetings;

•

Board and Committee agendas are prepared based on discussions with all directors and recommendations from management, and all directors are encouraged to request agenda items, additional information and/or modifications to schedules as they deem appropriate; and

•	The Board holds executive sessions of the independent directors at each Board meeting that are led by the Lead Director.

The Board’s policy is that, especially in our changing and challenging environment, it must retain the flexibility to determine the most effective Board leadership structure at any particular point in time. As a result, the Board has the responsibility to establish our leadership structure, including in connection with any CEO succession. Some of the factors that the Board has considered, and may consider in the future, in combining or separating the Chairman and CEO roles, include:

•	The respective responsibilities of the Lead Director, the Chairman of the Board and the CEO;

•

The effectiveness of the current Board leadership structure, including the Board’s assessment of the performance of the Chairman and CEO and the Lead Director and whether the Board is maintaining strong, independent oversight of management;

•	Shareholder views on our Board leadership structure;

•	The Company’s operating and financial performance, including the potential impact of particular leadership structures on the Company’s performance;

•	The ability to attract or retain well-qualified candidates for the positions of CEO, Chairman of the Board and Lead Director;

•	Practices at other similarly situated U.S. public companies; and

•	Legislative and regulatory developments.

Board’s Role in Risk Oversight

Management continually monitors the material risks facing the Company, including competitive, strategic, operational, financial (accounting, liquidity and tax), legal, regulatory, and environmental, social and governance risks. The Board as a whole has responsibility for oversight of management’s identification and management of, and planning for, those risks. Reviews of certain areas are conducted by relevant Board Committees that report their deliberations to the Board.

3

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS
Board’s Role in Risk Oversight

The Board and its Committees oversee risks associated with their principal areas of focus, as summarized below. The Board and its Committees exercise their risk oversight function by carefully evaluating the reports they receive from management and by making inquiries of management with respect to areas of particular interest to the Board. Board oversight of risk is enhanced by the fact that the Lead Director and Chairman attend virtually all Committee meetings and that Committee reports are provided to the full Board following each Committee meeting. We believe that our leadership structure also enhances the Board’s risk oversight function since our Lead Director regularly discusses the material risks facing the Company with management. The Chairman is also expected to report candidly to his fellow directors on his assessment of the material risks we face, based upon the information he receives as part of his management responsibilities. Both the Lead Director and the Chairman are well-equipped to lead Board discussions on risk issues.

BOARD/COMMITTEE AREAS OF RISK OVERSIGHT

Full Board

•  Strategic, financial and execution risk associated with the annual operating plan and strategic plan (including allocation of capital investments);

•  Major litigation and regulatory matters;

•  Significant acquisitions and divestitures;

•  Diversity and inclusion; and

•  Management succession planning.

Audit Committee

•  Risks associated with financial matters, particularly financial reporting and disclosure, accounting, and internal controls, as well as risks associated with information technology and cybersecurity.

Compensation Committee	• Risks associated with the establishment and administration of executive compensation, incentive compensation programs, and performance management of officers.

Governance Committee	• Risks associated with Board effectiveness and organization, corporate governance matters, and director succession planning.

Finance Committee	• Risks associated with liquidity, pension plans (including investment performance, asset allocation and funded status), tax strategies, currency and interest rate exposures, and insurance strategies.

Committee on Corporate Responsibility and Compliance	• Risks associated with health, safety and the environment, sustainability, product quality, technology and innovation, and the Company’s legal and ethical compliance program.

4

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS
Consideration of Director Nominees

Consideration of Director Nominees

The Governance Committee will consider properly submitted shareholder nominations of candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Director.” In evaluating nominations, the Governance Committee seeks to address the criteria described below under “Director Selection Guidelines.”

Any shareholder desiring to submit a proposed candidate for consideration by the Governance Committee should send the name of the proposed candidate, together with biographical data and background information concerning the candidate, to the Office of the Secretary, The Goodyear Tire & Rubber Company, 200 Innovation Way, Akron, Ohio 44316-0001.

Director Selection Guidelines

The Board of Directors has approved guidelines for selecting directors as part of our Corporate Governance Guidelines. Criteria considered in the selection of directors include:

•	Personal qualities and characteristics, including the highest personal and professional integrity, sound judgment, and reputation in the business community or a record of public service;

•	Substantial business experience or professional expertise and a record of accomplishments;

•	Experience and stature necessary to be highly effective, working with other members of the Board, in serving the long-term interests of shareholders;

•	Ability and willingness to devote sufficient time to the affairs of the Board and the Company and to carry out their duties effectively;

•

The needs of the Company at the time of nomination to the Board and the fit of a particular individual’s skills and personality with those of the other directors in building a Board that is effective and responsive to the needs of the Company;

•	Diverse business experience, substantive expertise, skills and background, as well as diversity in personal characteristics, such as age, gender and ethnicity; and

•	Ability to satisfy Goodyear’s and The Nasdaq Stock Market’s independence standards.

Identifying and Evaluating Nominees for Director

The Governance Committee is responsible for identifying, screening and recommending persons for nomination to the Board. The Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and shareholders. On occasion, the Committee also retains third-party executive search firms to identify candidates. In addition, under our prior master labor agreement with the United Steelworkers (the “USW”), the USW had the right to nominate a candidate for consideration for membership on the Board. Mr. Wessel, who became a director in December 2005, was identified and recommended by the USW. Ms. Lewis was initially identified as a potential candidate for Board membership by a third-party search firm.

5

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS
Identifying and Evaluating Nominees for Director

Once a prospective nominee has been identified, the Committee makes an initial determination on whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members and the likelihood that the prospective nominee can satisfy the director selection guidelines described above. If the Committee determines, in consultation with the Chairman of the Board, the Lead Director and other Board members as appropriate, that additional consideration is warranted, it may request a third-party search firm to gather additional information about the prospective nominee’s background and experience and to report its findings to the Committee. The Committee then evaluates the prospective nominee against the standards and qualifications set out in Goodyear’s director selection guidelines. The Committee also considers such other relevant factors as it deems appropriate, including the balance of management and independent directors and the evaluations of other prospective nominees. The Committee seeks to have a diverse Board representing a range of backgrounds, knowledge and skills relevant to the Company’s business and the needs of the Board. We consider the members of our Board to have a diverse set of business and personal experiences, backgrounds and expertise, and to be diverse in terms of age, gender and ethnicity. These diversity characteristics are among the Board’s priorities when evaluating a pool of potential director candidates.

In connection with this evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, the Lead Director, the Chairman of the Committee, one or more other members of the Committee and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Committee makes a recommendation to the full Board as to the persons who should be nominated for election to the Board, and the Board makes its decision after considering the recommendation and report of the Committee.

Board Structure and Committee Composition

As of the date of this Proxy Statement, Goodyear’s Board has twelve directors, each elected annually, and the following six committees: (1) Audit, (2) Compensation, (3) Corporate Responsibility and Compliance, (4) Finance, (5) Governance, and (6) Executive. The current membership and the function of each of the committees are described below. Each of the committees operates under a written charter adopted by the Board, except for the Executive Committee which is provided for by our Code of Regulations. During 2020, the Board held nine meetings. Each director attended at least 75% of all Board and applicable Committee meetings. Directors are expected to attend annual meetings of Goodyear’s shareholders. All of the directors attended the last annual meeting of shareholders.

6

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS
Audit Committee

Audit Committee

MEMBERS:

Mr. Geissler

Mr. Hellman

Mr. McGlade (Chairman)

Mr. Palmore

MEETINGS IN 2020: 6

The Board has determined that each member of the Audit Committee is independent within the meaning of Goodyear’s independence standards and applicable Securities and Exchange Commission rules and regulations, and Mr. Hellman and Mr. McGlade are audit committee financial experts.

KEY RESPONSIBILITIES:

The Audit Committee assists the Board in fulfilling its responsibilities for oversight of the integrity of Goodyear’s financial statements, Goodyear’s compliance with legal and regulatory requirements related to financial reporting, the independent registered public accounting firm’s qualifications and independence, and the performance of Goodyear’s internal auditors and independent registered public accounting firm. The Audit Committee appoints, evaluates and determines the compensation of Goodyear’s independent registered public accounting firm; reviews and approves the scope of the annual audit plan; reviews and pre-approves all auditing services and permitted non-audit services (and related fees) to be performed by the independent registered public accounting firm; oversees investigations into complaints concerning financial matters; reviews policies and guidelines with respect to risk assessment and risk management, including Goodyear’s major financial risk exposures; oversees Goodyear’s information technology and cybersecurity strategy; prepares the Audit Committee report for inclusion in the annual proxy statement; and annually reviews the Audit Committee charter and the Committee’s performance. The Audit Committee works closely with management as well as Goodyear’s independent registered public accounting firm. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from Goodyear for, outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties.

The report of the Audit Committee is on page 79 of this Proxy Statement.

Compensation Committee

MEMBERS:

Mr. Firestone (Chairman)

Ms. Koellner

Mr. McCollough

Ms. Streeter

MEETINGS IN 2020: 8

The Board has determined that each member of the Compensation Committee is independent within the meaning of Goodyear’s independence standards and applicable Nasdaq listing standards.

KEY RESPONSIBILITIES:

The Board of Directors has delegated to the Compensation Committee primary responsibility for establishing and administering Goodyear’s compensation programs for officers and other key personnel. The Compensation Committee oversees Goodyear’s compensation and benefit plans and policies for directors, officers and other key personnel, administers its incentive compensation plans (including reviewing and approving grants to officers and other key personnel), and reviews and approves annually all compensation decisions relating to officers, including the Chief Executive Officer. The Compensation Committee also prepares a report on executive compensation for inclusion in the annual proxy statement, reviews and discusses the Compensation Discussion and Analysis with management and recommends its inclusion in the annual proxy statement, and periodically reviews our talent management strategies and progress. The report of the Compensation Committee is on page 55 of this Proxy Statement.

In performing its duties, the Compensation Committee meets periodically with the CEO to review compensation policies and specific levels of compensation paid to officers and other key personnel, and reports and makes recommendations to the Board regarding executive compensation policies and programs. The Compensation Committee informs the non-management directors of the Board of its decisions regarding compensation for the CEO and other significant decisions related to the administration of its duties. The Compensation

7

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS
Compensation Committee

Compensation Committee (continued)

Committee also will consider the results of shareholder advisory votes on executive compensation matters and the changes, if any, to Goodyear’s executive compensation policies, practices and plans that may be warranted as a result of any such vote and reviews an annual risk assessment of Goodyear’s executive compensation policies, practices and plans as part of its role in overseeing management’s identification and management of, and planning for, compensation-related risks. Under its charter, the Compensation Committee may delegate its authority to one or more of its members as appropriate.

The Compensation Committee has the authority to retain outside advisors, including independent compensation consultants, to assist it in evaluating actual and proposed compensation for officers. The Compensation Committee also has the authority to approve, and receive appropriate funding from Goodyear for, any such outside advisor’s fees. Prior to retaining any such advisors, the Compensation Committee considers the independence-related factors identified in applicable securities laws and Nasdaq listing standards. The Compensation Committee has retained Frederic W. Cook & Co., Inc. (“F.W. Cook”) as its compensation consultant, and has determined that F.W. Cook is independent. The Compensation Committee solicits advice from F.W. Cook on executive compensation matters relating to the CEO and other officers. This advice is described in more detail under the heading “Compensation Discussion and Analysis — Role of Compensation Consultant.”

Committee on Corporate Responsibility and Compliance

MEMBERS: Mr. Geissler Mr. Palmore (Chairman) Ms. Siu Mr. Wessel MEETINGS IN 2020: 3

KEY RESPONSIBILITIES:

The Committee on Corporate Responsibility and Compliance reviews Goodyear’s legal compliance programs as well as its business conduct policies and practices and its policies and practices regarding its relationships with shareholders, employees, customers, governmental agencies and the general public. The Committee also monitors Goodyear’s objectives, policies and programs with respect to sustainability, workplace health and safety, product technology and innovation, and product quality. The Committee may also recommend appropriate new policies to the Board of Directors.

8

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS
Finance Committee

Finance Committee

MEMBERS: Mr. Firestone Mr. Hellman Ms. Siu Ms. Streeter (Chairwoman) Mr. Williams MEETINGS IN 2020: 5

KEY RESPONSIBILITIES:

The Finance Committee consults with management and makes recommendations to the Board of Directors regarding Goodyear’s capital structure, dividend policy, tax strategies, compliance with terms in financing arrangements, insurance strategies, banking arrangements and lines of credit, pension plan funding, and significant mergers and acquisitions and other business development activities. The Finance Committee also reviews and consults with management regarding policies with respect to interest rate and foreign exchange risk, liquidity management, counterparty risk, derivative usage, credit ratings, and investor relations activities.

Governance Committee

MEMBERS:

Ms. Koellner

Mr. McCollough

Mr. McGlade

Mr. Williams (Chairman)

MEETINGS IN 2020: 4

The Board has determined that each member of the Governance Committee is independent within the meaning of Goodyear’s independence standards.

KEY RESPONSIBILITIES:

The Governance Committee identifies, evaluates and recommends to the Board of Directors candidates for election to the Board. The Committee also develops and recommends appropriate corporate governance guidelines, recommends policies and standards for evaluating the overall effectiveness of the Board of Directors in the governance of Goodyear and undertakes such other activities as may be delegated to it from time to time by the Board of Directors.

Executive Committee

MEMBERS: Mr. Firestone Ms. Koellner (Chairwoman) Mr. Kramer Mr. McGlade Mr. Palmore Ms. Streeter Mr. Williams MEETINGS IN 2020: 0

KEY RESPONSIBILITIES:

The Executive Committee is comprised of the Chairmen of each of the Board’s other standing committees, the Chairman of the Board and the Lead Director, who serves as Chairwoman of the Executive Committee. The Executive Committee may transact all business and take any actions that can be done by the Board of Directors, except that it does not have authority to fill any Board or committee vacancies.

9

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS
Corporate Responsibility

Corporate Responsibility

While 2020 was a year of unprecedented disruptions, the most critical aspects of our culture have not changed. We’ve stayed close to our customers, with their needs always top of mind. We also remain dedicated to being a responsible corporate citizen for our communities and the environment.

The Committee on Corporate Responsibility and Compliance oversees our corporate responsibility objectives and regularly monitors our progress towards achieving them. Functional leaders, including our Vice President, Global Environmental, Health, Safety & Sustainability and Business Continuity; Global Vice President, Quality; Senior Vice President, Global Operations and Chief Technology Officer; and Vice President, Compliance & Ethics, meet with the Committee regularly to align and review our strategy, goals and progress.

Goodyear Better Future, our corporate responsibility framework, supports Goodyear’s Strategy Roadmap and summarizes our high-priority environmental, social and governance (ESG) topics. Its governance structure continues to focus on enhancing the management, transparency and communication of high-priority ESG topics. Collectively, this governance structure is building internal awareness and engagement around Goodyear Better Future initiatives while enhancing our communication to key stakeholder groups.

The pillars of our framework are highlighted below, along with key metrics and updates for each pillar.

Pillar

Topic	Sustainable Raw Materials and Sourcing Supply Chain Management	Safety and Health Operational Impacts Product Quality End-of-Life Tires (“ELT”) Business Continuity	Advancing Tire Performance Shaping the Mobility Revolution	Compliance and Ethics Health and Wellness Community Engagement Diversity and Inclusion Talent Development

Focus Areas	• Source sustainable natural rubber • Increase sustainable material usage • Pursue raw material traceability • Remove materials of concern • Manage supply chain ESG risks	• Culture of safety and health • Reduce environmental impacts • Produce high-quality products • Drive ELT to beneficial reuse • Risk analysis and mitigation	• Fuel efficiency, safety, longevity, and comfort • Fleets, autonomous, connected and electric vehicles	• Demonstrate ethical values • Healthy and well workforce • Global community engagement • Diverse and inclusive culture • Robust talent development

10

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS
Corporate Responsibility

Sustainable Sourcing

Over the last two years we’ve audited 91% of our sourced natural rubber for compliance with our Natural Rubber Procurement Policy, part of our commitment to responsibly sourcing our raw materials and aligning with our policy to audit all active natural rubber suppliers every two years. Our ability to achieve 100% was impacted by COVID-19 travel restrictions. We have since introduced a virtual audit program that will be used in place of physical audits until travel restrictions are lifted.

Our soybean oil technology is used in some of our consumer tires lines. In the tread compounds of the Goodyear Assurance WeatherReady and Assurance ComfortDrive, all petroleum-based oil has been replaced by soybean oil.

Responsible Operations

In early 2020, as the COVID-19 pandemic grew in scale, we quickly assembled global and regional crisis management teams, building upon existing business continuity teams. Consisting of more than 500 associates, the teams established processes, tools and systems, including case tracking in 19 countries.

Our team remains focused on preventing the threat of illness and injury within our workplace.

•  2020 Serious Injury Rate: 0.03

•  2020 Total Incident Rate: 1.80

We continue to work toward reducing our environmental impacts. Since 2010, we have reduced:

•  Greenhouse Gas (GHG) emissions by 20%

•  Water use by 55%

•  Energy use by 19%

•  Solvent use by 40%

Our performance against our GHG emissions and water use goals was positively impacted by the temporary suspension of production at our manufacturing facilities during parts of the first half of 2020 in response to COVID-19 pandemic.

Advanced Mobility

Our biggest opportunity to reduce GHGs throughout the life cycle of our tires comes from the use phase. We’ve set goals to reduce rolling resistance by 40% and tire weight by 9% by 2025 (from a 2005 baseline) in our global consumer tire portfolio. To date, we’ve reduced:

•  Rolling resistance by 31%

•  Weight by 8.2%

11

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS
Corporate Responsibility

Inspiring Culture

At Goodyear, we believe a diverse workforce is critical to our long-term success. Embracing and valuing differences allows us to attract top talent, improve associate satisfaction and engagement, foster innovation and meld varying experiences and perspectives to drive enhanced customer service, business creativity and decision-making. Our goal is to create a work environment where people have a real sense of belonging and are able to thrive. Our commitment is reflected in the policies that govern our workforce, such as our Business Conduct Manual and Global Zero Tolerance policy, and is evidenced in our recruiting strategies, succession planning, diversity and inclusion training and Employee Resource Groups (ERGs), which are key to our inclusion efforts.

Our ERGs provide associates access to coaching, mentoring and professional development, and include the Goodyear Black Network, Goodyear Veterans Association, Goodyear Women’s Network, Goodyear Pride Network, HOLA (Hispanic/Latino), Next Generation Leaders and Goodyear Asia India Middle East (AIM).

As with all areas of our business, Goodyear’s global community engagement efforts required agility in 2020 as we navigated through the COVID-19 pandemic. While we added significant focus on support for frontline health care workers and health systems, we also remained dedicated to our Goodyear Better Future mission of helping enable safe, smart and sustainable communities in the areas where we operate by providing ongoing support to established community partners, including virtual volunteerism.

The Goodyear blimp provided a ten-week social media content series, Blimp Camp, designed to provide connection and utility to people isolated at home as the pandemic began. The series, focused on Goodyear Blimps, inspired entertainment and education for children and parents and reached thousands of homes.

In 2020, the Goodyear Blimps hosted their 10th annual U.S. Marines Corps Toys for Tots program, raising $34,000 and collecting more than 21,000 toys for families during the holiday season. Since 2010, the event has gathered more than 165,000 toys and raised nearly $500,000.

Our Corporate Responsibility Report is typically published in the second quarter of each year. For more information on Goodyear’s commitment to corporate responsibility, please visit www.goodyear.com/responsibility. Please note, however, that information contained on the website is not incorporated by reference in this Proxy Statement or considered to be a part of this document.

12

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS
Communications with the Board

Communications with the Board

As described on Goodyear’s website at https://corporate.goodyear.com/en-US/investors/governance/contact-board.html, shareholders may communicate with the Board or any of the directors (including the Lead Director or the non-management directors as a group) by sending correspondence to the Office of the Secretary, The Goodyear Tire & Rubber Company, 200 Innovation Way, Akron, Ohio 44316-0001. All communications will be compiled by the Secretary and submitted to the Board or the individual directors on a periodic basis.

Board Independence

The Board has determined that eleven of the thirteen director nominees are independent within the meaning of Goodyear’s independence standards, which are based on the criteria established by The Nasdaq Stock Market and are included as Annex I to Goodyear’s Corporate Governance Guidelines. Mr. Kramer, our Chairman of the Board, Chief Executive Officer and President, is not considered independent. In addition, in light of his relationship with the USW, Mr. Wessel is not considered independent. Further, the Board expects that Mr. Wessel will recuse himself from discussions and deliberations regarding Goodyear’s relationship with the USW. The Board also determined that the nature and size of the ordinary course commercial relationships between Goodyear and Parker-Hannifin Corporation and between Goodyear and Cisco Systems, Inc. did not impair the independence of Mr. Williams or Ms. Siu, respectively. The relationships were de minimis, constituting approximately one one-hundredth of one percent (0.01%) of either Goodyear’s or Parker-Hannifin’s consolidated gross revenues in the most recent fiscal year and constituting less than one one-hundredth of one percent (0.01%) of either Goodyear’s or Cisco Systems’ consolidated gross revenues in the most recent fiscal year.

13

PROPOSAL 1 – ELECTION OF DIRECTORS

The Board of Directors has selected the following thirteen nominees recommended by the Governance Committee for election to the Board of Directors. The directors will hold office from their election until the next Annual Meeting of Shareholders, or until their successors are elected and qualified. If any of these nominees for director becomes unavailable, the persons named in the proxy intend to vote for an alternate designated by the current Board of Directors.

James A. Firestone

Director Since: December 3, 2007 Committees: Compensation (Chairman) Finance Executive Age: 66

CURRENT PRINCIPAL OCCUPATION:

Retired. Formerly Executive Vice President and President, Corporate Strategy and Asia Operations of Xerox Corporation

DESCRIPTION OF BUSINESS EXPERIENCE:

Mr. Firestone was Executive Vice President and President, Corporate Strategy and Asia Operations of Xerox Corporation from January 2014 until his retirement on October 31, 2016. Mr. Firestone was President, Corporate Operations from October 2008 to December 2013 and President of Xerox North America from October 2004 to September 2008. Before joining Xerox in 1998, Mr. Firestone worked for IBM Corporation as general manager of the Consumer Division and for Ameritech Corporation as president of Consumer Services. He began his business career in 1978 with American Express, where during his 15-year tenure he ultimately rose to President, Travelers Cheques.

OTHER PUBLIC COMPANY DIRECTORSHIPS

HELD SINCE JANUARY 1, 2016:

None

Mr. Firestone has extensive executive management experience in positions of increasing responsibility, including most recently as a senior executive officer of Xerox Corporation, which is of similar size and global complexity as Goodyear. He also has over 20 years of profit and loss management responsibility, as well as significant international business experience. These experiences provide him with unique and valuable insights as a director of Goodyear, particularly with respect to operations and finance matters.

14

ELECTION OF DIRECTORS

Werner Geissler

Director Since: February 21, 2011 Committees: Audit Corporate Responsibility and Compliance Age: 67

CURRENT PRINCIPAL OCCUPATION:

Retired. Formerly Vice Chairman, Global Operations of The Procter & Gamble Company
Operating Partner of Advent International

DESCRIPTION OF BUSINESS EXPERIENCE:

Mr. Geissler was Vice Chairman, Global Operations of The Procter & Gamble Company from August 2007 until his retirement on December 31, 2014, and was Group President, Central & Eastern Europe, Middle East and Africa from July 2004 to July 2007. He joined Procter & Gamble in 1979 and held positions of increasing responsibility in various brand and general management and operations roles in Europe, the Middle East, Central Asia, Japan, Africa and the United States.

OTHER PUBLIC COMPANY DIRECTORSHIPS

HELD SINCE JANUARY 1, 2016:

Philip Morris International Inc. (2015 – present)

Mr. Geissler, a native of Germany, has deep executive management experience, including as a senior executive officer of Procter & Gamble, where he oversaw Procter & Gamble’s extensive worldwide business operations. He has significant international business experience and profit and loss management responsibility. These experiences provide him with valuable insights as a director of Goodyear, particularly with respect to consumer marketing and international, operations and finance matters.

Peter S. Hellman

Director Since: October 5, 2010 Committees: Audit Finance Age: 71

CURRENT PRINCIPAL OCCUPATION:

Retired. Formerly President and Chief Financial and Administrative Officer of Nordson Corporation

DESCRIPTION OF BUSINESS EXPERIENCE:

Mr. Hellman retired from Nordson Corporation, a designer, manufacturer and marketer of industrial equipment, in 2008 after a career of over 20 years with large, multinational companies in both financial and operating executive positions. Mr. Hellman was President and Chief Financial and Administrative Officer of Nordson Corporation from 2004 to January 2008 and Executive Vice President and Chief Financial and Administrative Officer from 2000 to 2004. Prior to joining Nordson in 2000, Mr. Hellman was with TRW Inc. for 10 years and held various positions, including President and Chief Operating Officer and Chief Financial Officer. Mr. Hellman also serves on the boards of several nonprofit organizations.

OTHER PUBLIC COMPANY DIRECTORSHIPS

HELD SINCE JANUARY 1, 2016:

Baxter International Inc. (2005 – present)
O-I Glass, Inc. (2007 – present)

Mr. Hellman has significant financial reporting expertise due to his service as a Chief Financial Officer at both Nordson and TRW, providing him with the necessary skills to be an “audit committee financial expert.” He also has extensive operational experience at both companies. In addition, Mr. Hellman has served on public company boards for over 20 years. Through his board and management experience, Mr. Hellman also has significant experience with corporate governance practices and legal and regulatory compliance issues. Mr. Hellman’s financial and operating experience, business leadership skills and board experience enable him to provide valuable contributions as a Goodyear director.

15

ELECTION OF DIRECTORS

Laurette T. Koellner

Director Since: February 23, 2015 Lead Director Committees: Compensation Governance Executive (Chairwoman) Age: 66

CURRENT PRINCIPAL OCCUPATION:

Retired. Formerly President of Boeing International and Executive Chairman of International Lease Finance Corporation

DESCRIPTION OF BUSINESS EXPERIENCE:

Ms. Koellner most recently served as Executive Chairman of International Lease Finance Corporation, an aircraft leasing subsidiary of American International Group, Inc., from June 2012 until its sale in May 2014. From 1978 until 2007, Ms. Koellner held positions of increasing responsibility at McDonnell Douglas Corporation and The Boeing Company, an aerospace company, including as President of Boeing International, where she oversaw Boeing’s international operations, and President of Connexion by Boeing, which provided satellite-based connectivity services to aircraft and maritime vessels. While at Boeing, Ms. Koellner also served as Vice President and General Auditor, Vice President and Corporate Controller, and Chief Human Resources Officer.

OTHER PUBLIC COMPANY DIRECTORSHIPS

HELD SINCE JANUARY 1, 2016:

Celestica Inc. (2009 – present)

Nucor Corporation (2015 – present)

Papa John’s International, Inc. (2014 – present)

Ms. Koellner has significant senior executive management experience, including extensive international business experience, as well as financial and human resources experience. Her service in leadership positions on several public company boards of directors provides her with the necessary skills to be Lead Director and also provides us with important insights on business practices in a variety of industries.

Richard J. Kramer

Director Since: February 22, 2010 Committees: Executive Age: 57

CURRENT PRINCIPAL OCCUPATION:

Chairman of the Board, Chief Executive Officer and President of Goodyear

DESCRIPTION OF BUSINESS EXPERIENCE:

Mr. Kramer joined Goodyear in March 2000 as Vice President – Corporate Finance, serving in that capacity as Goodyear’s principal accounting officer until August 2002, when he was elected Vice President, Finance – North American Tire. In August 2003, he was named Senior Vice President, Strategic Planning and Restructuring, and in June 2004 was elected Executive Vice President and Chief Financial Officer. Mr. Kramer was elected President, North American Tire in March 2007 and continued to serve as Chief Financial Officer until August 2007. In June 2009, Mr. Kramer was elected Chief Operating Officer and continued to serve as President, North American Tire until February 2010. He was elected Chief Executive Officer and President effective April 13, 2010 and Chairman effective October 1, 2010. Prior to joining Goodyear, Mr. Kramer was with PricewaterhouseCoopers LLP for 13 years, including two years as a partner.

OTHER PUBLIC COMPANY DIRECTORSHIPS

HELD SINCE JANUARY 1, 2016:

The Sherwin-Williams Company (2012 – present)

Mr. Kramer has been an executive officer of Goodyear for 20 years and has a critical role in creating our strategy and strengthening our leadership teams as Chief Executive Officer and previously as Chief Financial Officer and as President, North American Tire. Mr. Kramer’s deep knowledge of Goodyear, global markets, manufacturing, finance and accounting provides our Board with valuable perspectives that are necessary to advance Goodyear’s business and the interests of our shareholders.

16

ELECTION OF DIRECTORS

Karla R. Lewis

New Director Nominee Age: 55

CURRENT PRINCIPAL OCCUPATION:

President of Reliance Steel & Aluminum Co.

DESCRIPTION OF BUSINESS EXPERIENCE:

Ms. Lewis is currently President of Reliance Steel & Aluminum Co., a leading global diversified metal solutions provider and the largest metals service center company in North America, a position she was elected to on January 15, 2021. She joined Reliance in 1992 as Corporate Controller and has held various positions of increasing responsibility since then including serving as Chief Financial Officer from 1999 until January 2021. She was promoted to Senior Vice President in 2000, Executive Vice President in 2002 and Senior Executive Vice President in 2015. For four years prior to joining Reliance, Ms. Lewis was employed by Ernst & Young LLP (Ernst & Whinney) as a certified public accountant.

OTHER PUBLIC COMPANY DIRECTORSHIPS

HELD SINCE JANUARY 1, 2016:

Reliance Steel & Aluminum Co. (January 15, 2021 – present)

Ms. Lewis has nearly 30 years of financial management experience from her service as Controller and Chief Financial Officer of Reliance. She also possesses extensive merger and acquisitions and integration experience, having worked on approximately 65 such transactions during her career at Reliance. These experiences will be valuable to Goodyear and its shareholders in both the near-term and in the years to come.

W. Alan McCollough

Director Since: April 10, 2007 Committees: Compensation Governance Age: 71

CURRENT PRINCIPAL OCCUPATION:

Retired. Formerly Chairman and Chief Executive Officer of Circuit City Stores, Inc.

DESCRIPTION OF BUSINESS EXPERIENCE:

Mr. McCollough joined Circuit City Stores, Inc., a consumer electronics retailer, in 1987 as general manager of corporate operations, and was named assistant vice president in 1989, president of central operations in 1991, and senior vice president of merchandising in 1994. He served as President and Chief Operating Officer from 1997 to 2000 and as President and Chief Executive Officer from 2000 to 2002. Mr. McCollough was elected Chairman, President and Chief Executive Officer of Circuit City in 2002 and served in those capacities until 2005. He remained Chief Executive Officer until February 2006 and Chairman until his retirement in June 2006. Prior to joining Circuit City, Mr. McCollough held several positions of increasing responsibility with Milliken & Company.

OTHER PUBLIC COMPANY DIRECTORSHIPS

HELD SINCE JANUARY 1, 2016:

La-Z-Boy Inc. (2007 – present)

VF Corporation (2000 – present)

Mr. McCollough has extensive senior executive management experience, particularly in operations and consumer merchandising and marketing. Mr. McCollough’s past service as Chairman of Circuit City, as well as his current service on other public company boards of directors, provides us with important perspectives on corporate governance and executive compensation matters.

17

ELECTION OF DIRECTORS

John E. McGlade

Director Since: December 5, 2012 Committees: Audit (Chairman) Governance Executive Age: 67

CURRENT PRINCIPAL OCCUPATION:

Retired. Formerly Chairman, President and Chief Executive Officer of

Air Products and Chemicals, Inc.

DESCRIPTION OF BUSINESS EXPERIENCE:

Mr. McGlade was Chairman, President and Chief Executive Officer of Air Products and Chemicals, Inc., a global provider of atmospheric, process and specialty gases, from March 2008 until his retirement on July 1, 2014. He joined Air Products in 1976 and held various positions of increasing responsibility, including as Group Vice President, Chemicals Group, and President and Chief Operating Officer.

OTHER PUBLIC COMPANY DIRECTORSHIPS

HELD SINCE JANUARY 1, 2016:

Bunge Limited (2014 – 2019)

Mr. McGlade has strong leadership skills and extensive management, international and operating experience. He has also had responsibility for the environment, health, safety and quality function during his career at Air Products. These experiences provide him with unique and valuable insights as a director of Goodyear, particularly with respect to operations matters. Mr. McGlade’s tenure as a Chief Executive Officer of a publicly traded company also provides him the necessary skills to be Chairman of our Audit Committee and to be an “audit committee financial expert.”

Roderick A. Palmore

Director Since: August 7, 2012 Committees: Audit Corporate Responsibility and Compliance (Chairman) Executive Age: 69

CURRENT PRINCIPAL OCCUPATION:

Senior Counsel at Dentons US LLP

Formerly Executive Vice President, General Counsel, Chief Compliance and Risk Management Officer, and Secretary of General Mills, Inc.

DESCRIPTION OF BUSINESS EXPERIENCE:

Mr. Palmore joined General Mills, a global manufacturer and marketer of food products, as Executive Vice President, General Counsel, Chief Compliance and Risk Management Officer, and Secretary in February 2008 and served in that capacity until his retirement on February 16, 2015. Following his retirement from General Mills, he joined Dentons, an international law firm, as senior counsel. From 1996 to 2008, he worked for Sara Lee Corporation in a variety of legal leadership roles, ultimately becoming Executive Vice President, General Counsel and Secretary. Prior to 1996, he worked at the U.S. Department of Justice and in private practice.

OTHER PUBLIC COMPANY DIRECTORSHIPS

HELD SINCE JANUARY 1, 2016:

Cboe Global Markets, Inc. (2000 – present)

Express Scripts Holding Co. (2014 – 2018)

In his role at General Mills, he was responsible for the company’s worldwide legal activities, corporate ethics, compliance, and corporate security. Through his experience as general counsel of consumer product public companies, in private practice and as an Assistant U.S. Attorney, Mr. Palmore has extensive experience in compliance and ethics matters and the legal issues facing Goodyear. In addition, his experience provides him with strong risk management skills. This broad business knowledge and public board experience, as well as his strong leadership skills, are valuable assets to the Board of Directors.

18

ELECTION OF DIRECTORS

Hera K. Siu

Director Since: December 4, 2019 Committees: Corporate Responsibility and Compliance Finance Age: 61

CURRENT PRINCIPAL OCCUPATION:

Retired. Formerly Corporate Vice President and Chief Executive Officer, Greater China, of Cisco Systems, Inc.

DESCRIPTION OF BUSINESS EXPERIENCE:

Ms. Siu was Chief Executive Officer, Greater China, for Cisco Systems, Inc., a leading global technology company, from July 2017 until her retirement on September 28, 2020. She previously served as Chief Operating Officer, Greater China, of Cisco from November 2016 until June 2017.

From February 2014 to June 2016, she served as Senior Vice President and Managing Director, Greater China, for Pearson, LLC, a global education company that leverages technology to enhance teaching and learning. Ms. Siu was employed by SAP, a global software and data processing firm, as Senior Vice President, and then President, of

OTHER PUBLIC COMPANY DIRECTORSHIPS

HELD SINCE JANUARY 1, 2016:

None

China and Hong Kong from April 2010 to June 2013, and as Senior Vice President, e-Commerce, Asia Pacific Region, from July 2013 to January 2014. Ms. Siu also previously held positions of increasing responsibility and leadership for companies including Nortel, Inc., Hong Kong Telecom, Ltd., Computer Associates, Inc., and Nokia Telecommunications, Ltd.

Ms. Siu possesses more than 30 years of management experience, with a strong understanding of outcome-based solutions and emerging business models. Her extensive technology background and deep knowledge of the China marketplace will be extremely valuable to Goodyear and its shareholders as Goodyear continues to focus on the future of mobility.

Stephanie A. Streeter

Director Since: October 7, 2008 Committees: Compensation Finance (Chairwoman) Executive Age: 63

CURRENT PRINCIPAL OCCUPATION:

Retired. Formerly Chief Executive Officer of
Libbey Inc.

DESCRIPTION OF BUSINESS EXPERIENCE:

Ms. Streeter was Chief Executive Officer of Libbey Inc., a producer of glass tableware products, from August 2011 until January 11, 2016. Previously, Ms. Streeter was with Banta Corporation, a provider of printing and supply chain management services, serving as President and Chief Operating Officer beginning in January 2001, and was elected Chief Executive Officer in 2002 and Chairman in 2004. She served as Chairman, President and Chief Executive Officer of Banta until its acquisition by R.R. Donnelley & Sons in 2007. Ms. Streeter also spent 14 years with Avery Dennison Corporation in a variety of product and business management positions, including as Group Vice President of Worldwide Office Products from 1996 to 2000.

OTHER PUBLIC COMPANY DIRECTORSHIPS

HELD SINCE JANUARY 1, 2016:

Kohl’s Corporation (2007 – present)

Western Digital Corporation (2018 – present)

Libbey Inc. (2011 – 2016)

Olin Corporation (2018 – 2019)

Ms. Streeter has extensive senior executive management experience. Her experiences as Chief Executive Officer of Libbey, as Chairman, President and Chief Executive Officer of Banta and at Avery Dennison provide Ms. Streeter with an understanding of the operations and performance of public companies. Ms. Streeter’s service on several public company boards of directors also provide us with important insights on practices across a variety of industries.

19

ELECTION OF DIRECTORS

Michael R. Wessel

Director Since: December 6, 2005 Committees: Corporate Responsibility and Compliance Age: 61

CURRENT PRINCIPAL OCCUPATION:

President of The Wessel Group Incorporated

DESCRIPTION OF BUSINESS EXPERIENCE:

Mr. Wessel has served as President of The Wessel Group Incorporated, a government and political affairs consulting firm, since May 2006. Prior to founding The Wessel Group, he served as Senior Vice President of the Downey McGrath Group, a government affairs consulting firm, from March 1999 to December 2005 and as Executive Vice President from January 2006 to April 2006.

Mr. Wessel is an attorney with over 30 years of experience as an economic and international trade policy advisor in Washington, D.C. Mr. Wessel has acted as an advisor to Congressman Richard Gephardt, both in the U.S. House of Representatives and to his presidential campaigns in 1987-88 and 2003-04, to the Clinton/Gore Transition

OTHER PUBLIC COMPANY DIRECTORSHIPS

HELD SINCE JANUARY 1, 2016:

None

Office in 1992 and 1993, and to Senator John Kerry’s presidential campaign in 2004. Mr. Wessel also serves as a Commissioner on the U.S.-China Economic and Security Review Commission, a position he has held since April 2001.

Mr. Wessel’s extensive experience with public policy matters and his government service, including as an advisor to former Majority Leader Gephardt and as an appointee on government commissions, provides us with valuable perspectives on public policy matters impacting trade, international economic affairs and other matters of importance to Goodyear.

Thomas L. Williams

Director Since: February 26, 2019 Committees: Finance Governance (Chairman) Executive Age: 62

CURRENT PRINCIPAL OCCUPATION:

Chairman of the Board and Chief Executive Officer of Parker-Hannifin Corporation

DESCRIPTION OF BUSINESS EXPERIENCE:

Mr. Williams is the Chairman of the Board and Chief Executive Officer of Parker-Hannifin Corporation, a leading worldwide diversified manufacturer of motion and control technologies and systems. He has served as Chief Executive Officer of Parker since February 2015 and Chairman of the Board of Parker since January 2016. From August 2008 to February 2015, Mr. Williams was Executive Vice President and Operating Officer of Parker. Mr. Williams joined Parker in 2003 as Vice President of Operations – Hydraulics Group and became President – Instrumentation Group in 2005 and Senior Vice President – Operating Officer in 2006. Prior to joining Parker, Mr. Williams was employed by General Electric Company for 22 years, where he held various executive operating positions for four different business groups: GE Capital, Aviation, Lighting and Transportation.

OTHER PUBLIC COMPANY DIRECTORSHIPS

HELD SINCE JANUARY 1, 2016:

Parker-Hannifin Corporation (2015 – present)

Chart Industries, Inc. (2008 – 2019)

Mr. Williams has over 30 years of international operations experience and particular expertise on complex and cyclical businesses, as well as extensive knowledge of manufacturing, distribution, logistics and innovation, through his service in executive-level positions at both Parker and General Electric. He also has a track record of focusing on safety and sustainability. As a global manufacturer, we believe that Mr. Williams will provide valuable perspectives in these areas as a director of Goodyear.

Your Board of Directors unanimously recommends that shareholders vote FOR each of the nominees for director named in this Proxy Statement (Proposal 1).

20

PROPOSAL 2 – ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are seeking your vote to approve, on an advisory (or non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement.

Our Compensation Discussion and Analysis (“CD&A”), which starts on page 23, describes our executive compensation program. We encourage you to read the CD&A before casting your vote.

The advisory resolution below, commonly known as a “say-on-pay” proposal, gives you the opportunity to express your views on our executive compensation program for our named executive officers. The “say-on-pay” proposal is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation policies, practices and plans described in this Proxy Statement.

The resolution is required by Section 14A of the Securities Exchange Act of 1934. The resolution is not intended to indicate your approval of the matters disclosed under the heading “Risks Related to Compensation Policies and Practices” or future “golden parachute” payments. We will seek shareholder approval of any “golden parachute” payments at the time of any transaction triggering those payments to the extent required by applicable law.

We ask you to vote “FOR” the following resolution which will be presented by the Board of Directors at the Annual Meeting:

“RESOLVED, that the shareholders of The Goodyear Tire & Rubber Company approve, on an advisory basis, the compensation of the named executive officers as disclosed in the Company’s Proxy Statement for the 2021 Annual Meeting of Shareholders.”

Although this proposal is an advisory vote that will not be binding on the Compensation Committee or the Board of Directors, the Compensation Committee will consider the results of this shareholder advisory vote and the changes, if any, to our executive compensation policies, practices and plans that may be warranted as a result of this vote. The Board of Directors has determined, consistent with the shareholders’ vote on the matter in 2017, to hold an advisory vote regarding the compensation of our named executive officers every year until the next vote on the frequency of such advisory votes, which is currently expected to occur at the 2023 Annual Meeting of Shareholders.

Your Board of Directors unanimously recommends that shareholders vote FOR the advisory resolution to approve the compensation of our named executive officers (Proposal 2).

21

COMPENSATION DISCUSSION AND ANALYSIS TABLE OF CONTENTS

23	Executive Summary
23	Impact of the Covid-19 Pandemic and Our Response
25	Changes to Our Executive Compensation Program and Our Strong Pay and Performance Alignment
29	2020 Shareholder Engagement

30	Compensation Best Practices

31	Compensation Philosophy

31	Components of Executive Compensation

33	Compensation Decision-Making

35	Role of Compensation Consultant

35	Peer Group Benchmarking of Primary Compensation

36	Target Setting

37	Annual Compensation Targets

39	Long-Term Compensation Targets

39	Annual Compensation
39	2020 Base Salary Decisions

39	2020 Annual Cash Incentive Payouts

44	Long-Term Compensation
44	2020 Grants of Performance-Based Incentives
46	Performance for the 2020 Performance Period
49	Impact of TSR Modifier and Payout of 2018-2020 Long-Term Incentive Awards

49	2020 Stock Option and Restricted Stock Unit Grants

50	Retirement and Other Benefits
50	Retirement Benefits
51	Severance and Change-in-Control Benefits
52	Perquisites

53	Executive Deferred Compensation Plan

53	Compensation Policies and Practices
53	Stockholding Guidelines
54	Prohibition on Hedging and Pledging
54	Recovery of Compensation (Clawback Policy)

USE OF NON-GAAP FINANCIAL MEASURES

For additional information regarding segment operating income and free cash flow, which are non-GAAP financial measures, including reconciliations to the most directly comparable GAAP financial measures, see Exhibit A to this Proxy Statement.

22

COMPENSATION

DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis describes the Company’s executive compensation philosophy and programs, focusing in particular on the Compensation Committee’s decisions about named executive officers (“NEOs”) in 2020.

OUR NEOS FOR 2020 ARE:

Richard J. Kramer	Chairman, Chief Executive Officer and President

Darren R. Wells	Executive Vice President and Chief Financial Officer

Stephen R. McClellan	President, Americas

Christopher R. Delaney	President, Europe, Middle East and Africa

Ryan G. Patterson	President, Asia Pacific

IMPACT OF THE COVID-19 PANDEMIC AND OUR RESPONSE

As with many companies, the impact of the COVID-19 pandemic on our business was profound. For the first time in our history, we ceased operations across our global manufacturing footprint as the threat of the pandemic became a reality. Our foremost priority in that environment was, and continues to be, ensuring the health and well-being of our 62,000 associates around the world to the greatest extent possible.

Given the scale and severity of the global shutdown, and the uncertainty as to its duration, our second area of focus was our cash and liquidity position. Our major OE customers closed their factories for six to eight weeks during the first half of 2020, and most of our major consumer tire distributors closed for a period of time as well. With almost no sales or production, we went to work to execute on financial and operational response actions to strengthen our liquidity and our financial position during the peak of the crisis.

As markets began to reopen despite the continuing evolution of the pandemic, our attention turned to operating our business in the new COVID-19 environment. We embarked on restarting our factories while implementing increased safety measures. In addition, we looked to increase our manufacturing and supply chain efficiency using new production strategies designed to maximize customer service levels while minimizing our working capital needs. We also refocused our teams in specific areas to best position our business for recovery, including our relative market share performance, minimizing manufacturing costs and continued performance on our cash and liquidity goals.

The effects of the pandemic are clearly visible during the first three quarters of 2020, although we began to see some sequential growth during the third quarter. By the fourth quarter, and given our efforts to create the best opportunity for our business during recovery, we were able to record year-over-year growth in segment operating income of 25%. In addition, on a full-year basis, we generated over $1.1 billion of cash flow from operating activities despite the impact of the pandemic on our earnings.

In order to maintain alignment between the compensation programs and management’s response to pandemic-related business imperatives, the Committee cancelled the annual incentive plan established in February 2020 and implemented a

23

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary

new second half 2020 incentive plan with reduced target and maximum payout opportunities. Additionally, the 2020 performance period of the 2020-2022 long-term incentive plan was modified with reduced target and maximum payout opportunities. The table below summarizes these decisions.

24

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary

CHANGES TO OUR EXECUTIVE COMPENSATION PROGRAM AND OUR STRONG PAY AND PERFORMANCE ALIGNMENT

In July 2020, the Compensation Committee determined that the compensation targets that were established in February were no longer reflective of our business priorities in the pandemic-driven operating environment.

Accordingly, the Compensation Committee decided to realign our compensation plans to our new business priorities in order to put us on a path to accelerated recovery and to maintain strong liquidity so that that we would have the resources to endure the decline in our operating results due to the dramatic reduction in global economic activity in 2020.

The Compensation Committee aligned the 2020 executive compensation program with our recalibrated strategic objectives following the onset of the pandemic:

Strategic Objective	Financial Metric

Position Business for Accelerated Recovery	Market Share and Cost

Strong Liquidity	Available Cash and Liquidity

Return Generated on Investments in Business	Cash Flow Return on Capital

Specific Drivers of Success of Business	Individual Performance Goals (see also pages 41-43)

Superior Shareholder Returns	Relative TSR Modifier

The resulting compensation for our named executive officers, as described below, is comprised of a mix of variable and fixed compensation that is strongly linked to Company performance and targeted in the aggregate to the median of the benchmark data that we use.

25

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary

CHANGES TO OUR 2020 EXECUTIVE COMPENSATION PROGRAM

26

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary

NO CHANGES WERE MADE TO THE REMAINING IN-FLIGHT AWARDS FOR THE 2018-2020 OR 2019-2021 PERFORMANCE CYCLES

27

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary

For 2020, the mix of performance metrics was as follows:

	Incentive Program	Financial Metrics	Weighting

ANNUAL INCENTIVES	Annual Performance Plan	Market Share	15%
		Cost	15%
		Available Cash and Liquidity	30%
		Individual Performance Goals	40%

LONG-TERM AWARDS		2018-2020		2019-2021		2020-2022 2020 Performance Period Only
	Performance-Based Awards (Paid out in Equity and Cash)	Net Income	50%	Net Income	50%	Cash Flow Return on Capital	100%
		Cash Flow Return on Capital	50%	Cash Flow Return on Capital	50%
	Stock Options and/or Restricted Stock Units

We believe that our compensation program is consistent with our performance-based compensation philosophy and serves the long-term interests of our shareholders. We will continue to seek feedback from our investors and consider ongoing enhancements to the program.

The payouts under our incentive compensation plans were strongly aligned with our performance under our second half operating plan — demonstrating our commitment to structure an executive compensation program that pays for performance.

CEO TARGET COMPENSATION VS. REALIZED COMPENSATION

In line with our pay for performance philosophy, the realized value of our executives’ compensation responds to our performance and broader market conditions. The following table illustrates this by comparing the Company’s stock price with the CEO’s three-year average target and realized pay.

28

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary

Our Pay Programs Have Been Aligned with the Experience of Our Shareholders

In the above chart, target pay reflects base salary, target annual incentive opportunity and the grant date target value of long-term incentives. Realized pay is base salary earned, annual incentive earned, long term incentive to be paid out for the three-year performance cycle then ending, and pre-tax compensation earned, if any, upon the exercise of stock options and the vesting of stock awards regardless of when they were granted.

For 2020, the payout for overall company performance under our annual incentive plan was 77%, driven by strong performance across our Share, Cost and Cash metrics. If the annual incentive plan had not been modified to enhance management’s focus on our pandemic-driven business priorities, the incentive pool for the overall company would have been funded at approximately 80% of the target incentive amount. However, in that scenario, we may not have been as well-positioned to recover from the impacts of the COVID-19 pandemic on our business.

As a result of our operating performance, earnings for the 2020 performance periods under our 2018-2020, 2019-2021 and 2020-2022 long-term awards of 81%, 100% and 100%, respectively, were approved for the applicable periods, subject to continued service and a relative total shareholder return modifier (which we refer to as the “TSR modifier” and which is described in more detail on page 45). Our stock was in the bottom quartile of companies in the S&P 500 during the three-year period ending December 31, 2020, resulting in a TSR modifier of 0.8 times, which reduced the payout for the 2018-2020 performance cycle by 20%.

2020 SHAREHOLDER ENGAGEMENT

In 2020, the Chairman of our Compensation Committee met with several of our largest shareholders to provide a direct line of communication between our shareholders and the Board of Directors. Our outreach meetings gave us the chance to discuss the challenging global economic conditions we faced in 2020 and the related changes to our executive compensation program. Specifically, we discussed:

•	The impact of the COVID-19 pandemic on us and the actions we took to safeguard our associates and our business;

•	The actions we took to respond to the needs of our customers and communities;

•	The changes we made to our compensation programs to maintain focus on our new business priorities;

•	Our thorough process for setting challenging targets and aligning pay and performance; and

•	Our commitment to sound executive compensation practices.

During our discussions with investors, we explained the changes we made in 2020 to our executive compensation program in response to the impact of the COVID-19 pandemic on our near-term business priorities. We received positive feedback on our balanced approach to changing our metrics in the 2020 annual incentive plan and the first year of the 2020-2022 long-term incentive plan, while also reducing our overall payout opportunity in both of those plans.

All of the shareholder feedback that we received was reported to the Compensation Committee and the Board of Directors for its consideration.

29

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary

COMPENSATION BEST PRACTICES

The Compensation Committee has adopted a number of best practices that are consistent with our performance-based compensation philosophy and serve the long-term interests of our shareholders:

Strong Link to Performance	Use of diversified operational and financial metrics in our annual and long-term plans that are closely tied to our long-term strategy, along with a relative TSR modifier on all long-term performance-based awards

Dividend Policy	No dividends or dividend equivalents on unearned performance-based equity awards

No Repricing	No repricing of options without shareholder approval

No Additional Service Credit in Pension	No pension credit for newly hired executives to make up for service at prior employers

Double-Trigger Change-in-Control	Double-trigger change-in-control provisions in our change-in-control plan and our equity compensation plans, and no walk-away rights

No Gross-Ups	No tax gross-ups in our change-in-control plan or for perquisites

Strong Stockholding and Retention Policies	Robust stockholding guidelines for officers and directors, including stock retention provisions following the exercise of stock options or the vesting of other stock-based awards

No Hedging or Pledging	Hedging and pledging of our Common Stock by officers, directors and employees is prohibited

Clawback Policy	Robust clawback policy in place

Independent Committee	Compensation Committee consists only of independent Board members

Leading Independent Consultant	Engaged a leading independent compensation consultant to assist the Compensation Committee and Board in determining executive compensation and evaluating program design

30

COMPENSATION DISCUSSION AND ANALYSIS
Compensation Philosophy

Compensation Philosophy

The following core principles form the foundation of the compensation program for our executives, including the named executive officers:

FIRST, compensation programs should motivate our executives to take actions that are aligned with our short- and long-term strategic objectives, and appropriately balance risk versus potential reward.	SECOND, as executives move to a greater level of responsibility, the percentage of their pay based on performance should increase to ensure the highest level of accountability to shareholders.

THIRD, performance pay should offer an opportunity for above average compensation when our performance exceeds our goals balanced by the risk of below average compensation when it does not.

FOURTH, the percentage of total compensation paid in the form of equity should also increase as executives have increasing responsibility for corporate performance, thereby more closely aligning their interests with those of our shareholders.

Components of Executive Compensation

We provide executive compensation and benefits that are market-competitive in which a large portion of the total opportunity is variable and tied to our performance and changes in shareholder value over a multi-year period. The key components of compensation provided to our executive officers and how each supports our compensation objectives are presented in the following table:

	Description	Objectives

Annual Compensation

Base Salary	Annual cash compensation	• Provide an appropriate level of fixed compensation necessary to attract and retain employees • Recognize and reward skills, competencies, experience, leadership and individual contribution

Annual Incentive Plan	Annual cash incentive based on corporate and individual performance

Link annual cash compensation to attainment of key short-term performance goals:

•  Across total company and operating units as measured primarily by achievement of operating goals

•  By the individual as measured by achievement of specific strategic goals and demonstrated leadership traits

31

COMPENSATION DISCUSSION AND ANALYSIS
Components of Executive Compensation

	Description	Objectives

Long-Term Incentive Compensation

Performance-Based Awards

Long-term incentive program with award payouts tied to achievement of corporate goals over a three-year period, with performance targets for each year of the three-year period established at the beginning of each year, subject to a relative total shareholder return modifier over that three-year period.

Payable in shares of Common Stock and

cash.

•  Link multi-year compensation to performance against key operational goals over a three-year period, as well as changes in share price on both an absolute and relative basis

•  Facilitate retention

•  Build executive stock ownership

•  Align interests of management with those of shareholders

Stock Options and Restricted Stock Units

Stock options provide the opportunity to purchase stock at the grant date fair market value over a ten-year period. Results in value only if the stock price increases.

Restricted stock units generally vest and convert into shares of Common Stock three years after the grant date.

• Link realized compensation over long-term to stock price • Facilitate retention • Build executive stock ownership • Align interests of management with those of shareholders
Retirement Programs

Qualified Retirement Plans	Post-retirement benefits	• Necessary to attract and retain employees

Supplementary Pension Plan and Excess Benefit Plans	Additional retirement benefits	• Facilitate attraction and retention of executive officers • Provide for retirement replacement income, thereby facilitating an orderly succession of talent
Other Executive Benefits

Perquisites	Home security systems Tire program Financial planning and tax preparation services Annual physical exams Limited use of company aircraft	• Assure protection of officers • Enable officers to focus on Company business with minimal disruption

Other Benefits	Medical, welfare and other benefits	• Necessary to attract and retain employees

32

COMPENSATION DISCUSSION AND ANALYSIS
Compensation Decision-Making

Compensation Decision-Making

The Compensation Committee undertakes ongoing review of our executive compensation policies, practices and plans to determine whether they are consistent with our compensation philosophy and objectives, and whether they need to be modified in light of changes in our business or the markets in general. As our near-term priorities shifted dramatically as a result of the impact of the COVID-19 pandemic on our business, the Compensation Committee actively monitored the rapidly evolving situation and held eight meetings in 2020, compared to five meetings in 2019, in order to discuss, develop and implement the appropriate changes to our 2020 executive compensation program. The Compensation Committee also meets periodically with the CEO to review compensation policies and specific levels of compensation paid to officers and other key personnel, and reports and makes recommendations to the Board regarding executive compensation policies and plans. In addition, the CEO annually makes recommendations to the Compensation Committee regarding salary adjustments and the setting of annual and long-term incentive targets and awards for officers other than himself, including the other named executive officers. The Compensation Committee also obtains feedback, advice and recommendations on our compensation program from its independent compensation consultant, F.W. Cook. The Compensation Committee also reviews Company performance, compensation practices of its peers, compensation surveys and other materials regarding executive compensation.

In determining the compensation of a named executive officer, the Compensation Committee considers various factors, including:

•	Company performance against corporate and operating unit objectives,

•	The Company’s relative shareholder return,

•	The compensation of officers with similar responsibilities at comparable companies,

•	Individual performance,

•	Current and future responsibilities,

•	Retention considerations,

•	The awards given to the named executive officer in past years, and

•

The relationship between the compensation to be received by the officer and the compensation to be received by the other named executive officers (which we refer to as “internal pay equity”), including comparing the relationship to that found at comparable companies. In reviewing the CEO’s compensation relative to our other named executive officers, the Compensation Committee takes into account the fact that we do not currently have a president or chief operating officer between the CEO and our business unit presidents or corporate senior vice presidents as do many companies.

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COMPENSATION DISCUSSION AND ANALYSIS
Compensation Decision-Making

The Compensation Committee generally sets “primary compensation,” which we define to include salary, annual cash incentives and long-term compensation, for the CEO and the other named executive officers as follows:

Over 90% of our CEO’s pay opportunity is at-risk and almost 70% is performance-based

Long-term compensation is delivered through grants of stock options, restricted stock units and long-term performance-based incentive awards that are payable in shares of Common Stock and cash. The mix of long-term compensation between cash-based long-term incentives, performance shares, stock options and restricted stock units is based, in part, on the market value of our Common Stock, the number of shares available for grant under our shareholder-approved equity compensation plan, and considerations relating to managing the dilutive effect of share-based awards.

We generally target base salaries for our CEO and other officers below median market rates, in the aggregate, consistent with the requirements of our master labor agreement with the USW, and we target annual and long-term incentive compensation at rates that, when added to base salaries, result in average target primary compensation that is slightly above median market levels. The actual positioning of target compensation relative to the median varies based on each executive’s experience and skill set, and generally results in executives who are new in their role being placed lower in the range and those with more experience being placed higher in the range. We emphasize variable compensation because it minimizes fixed expense associated with salary and enables total compensation to fluctuate directly with performance against operating goals, individual performance objectives and changes in share price. This approach aligns overall costs with performance and provides executives with a leveraged and attractive compensation opportunity that varies based on results.

For further information regarding the Compensation Committee and its authority and responsibilities, see “Corporate Governance Principles and Board Matters — Compensation Committee” at page 7.

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COMPENSATION DISCUSSION AND ANALYSIS
Role of Compensation Consultant

Role of Compensation Consultant

The Compensation Committee has the authority to retain outside advisors, including compensation consultants, to assist it in evaluating actual and proposed compensation for our officers. During 2020, the Compensation Committee retained F.W. Cook as its independent compensation consultant.

As part of its engagement, F.W. Cook reviewed our executive compensation peer group and conducted a competitive analysis of compensation for the named executive officers as well as our operational and stock price performance relative to the peer group. F.W. Cook also assisted the Committee with a variety of other issues, including setting CEO compensation, compensation related to leadership succession and retention activities, the design and establishment of performance goals under our variable incentive plans, including the changes made in response to the COVID-19 pandemic, and reviewing our compensation risk analysis and this Compensation Discussion and Analysis.

In addition, F.W. Cook reviewed and provided recommendations regarding our non-management director compensation program and made a presentation to the Compensation Committee on trends and regulatory developments in executive compensation. A representative of F.W. Cook regularly attends Compensation Committee meetings. F.W. Cook works with Goodyear management only under the direction of the Compensation Committee and does not provide any other advice or consulting services to the Company.

Peer Group Benchmarking of Primary Compensation

As noted above, the Compensation Committee generally targets primary compensation levels for officers at slightly above median market rates. For these purposes, the Compensation Committee has determined market rates by considering two sources:

•	Proxy statements and other public filings of 20 peer companies; and

•	Broad-based compensation surveys published from time to time by national human resources consulting firms.

FOR 2020 COMPENSATION DECISIONS, THE PEER GROUP NOTED ABOVE CONSISTED OF:

Adient plc	Emerson Electric Co.	PPG Industries, Inc.

Air Products and Chemicals, Inc.	Illinois Tool Works Inc.	Stanley Black & Decker, Inc.

Aptiv PLC	Kimberly-Clark Corporation	Tenneco Inc

BorgWarner Inc.	Lear Corporation	Textron Inc.

Cummins Inc.	Navistar International Corporation	Trane Technologies

Deere & Company	PACCAR Inc.	Whirlpool Corporation

Eaton Corporation plc	Parker-Hannifin Corporation

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COMPENSATION DISCUSSION AND ANALYSIS
Peer Group Benchmarking of Primary Compensation

This peer group was selected because the companies, as a whole, represent organizations of comparable size and complexity with which we compete for executive talent. The peer group includes companies in similar industries with comparable business models and global reach. It does not include other companies in the tire industry because no other U.S.-based tire company is similar in size and complexity to us, and non-U.S.-based tire companies do not publish comparable compensation information.

The Compensation Committee strongly believes that performance should be the primary basis on which compensation decisions are made. At the same time, the Compensation Committee believes that our peer group should reflect the fact that our executive officers are responsible for managing a larger and more complex enterprise relative to that of many other publicly traded companies with a larger market capitalization. Accordingly, in 2019, prior to analyzing competitive compensation data to help inform 2020 compensation decisions, the Compensation Committee reviewed the composition of the peer group using the following criteria:

(1)	size, including revenue, operating income, total assets, market capitalization and enterprise value;

(2)	global manufacturing focus;

(3)	industry focus, particularly companies in the automotive industry;

(4)	consumer branded product companies;

(5)	companies with which we compete for executive talent; and

(6)	number of employees.

At the time of evaluation, our peer group had annual revenues – the size criteria most strongly correlated to compensation –ranging from $9.0 billion to $38.4 billion and median revenues of $15.5 billion (for 2019, we had revenues of $14.7 billion). Our peer group also has 65% of our selected peer companies in common with the peer groups constructed by two leading proxy advisory firms.

Following its review of the criteria described above, the Compensation Committee replaced 3M, Caterpillar and Honeywell International with BorgWarner and Navistar International in order to include more similarly-sized companies in our peer group for 2020 compensation decisions. The Compensation Committee may make changes in the peer group from time to time based on the criteria described above or other relevant factors.

Data with respect to comparable elements of primary compensation is compiled for the peer group of companies described above from available sources, including, in most cases, the most recently available annual proxy statements and other SEC filings that address executive compensation matters.

Target Setting

The Compensation Committee considers the following factors when establishing performance targets, including the related threshold and maximum target levels:

•	Corporate strategy

•	Macroeconomic and tire industry environment

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COMPENSATION DISCUSSION AND ANALYSIS
Target Setting

•	Annual and long-term operating plans

•	Performance history

•	Input from F.W. Cook and management

•	Difficulty of the targets in light of the above factors

The Compensation Committee initially set the performance metrics, and related weightings and targets, for our 2020 executive compensation program in February 2020, and subsequently revised those metrics, weightings and targets in July 2020 in response to the impact of the COVID-19 pandemic on our operations and business priorities. The Compensation Committee believes that the performance targets it established were rigorous, while providing meaningful motivational value to our executives.

The performance targets emphasized the importance of our balance sheet and required us to strengthen our cash and liquidity position given continuing uncertainty throughout 2020. They also challenged us to perform well in the marketplace (as measured by market share), manage our manufacturing and selling, administrative and general costs, and continue to win new business for the future through building our pipeline of fitments with OE manufacturers.

All of these performance metrics allowed our team the ability to demonstrate strong performance irrespective of market conditions, which was important given the ongoing pandemic. The achievement of these performance targets would ensure that we had met the significant challenges we faced, were a stronger competitor and were positioned for post-pandemic recovery as well as for long-term growth.

ANNUAL COMPENSATION TARGETS

In February 2020, we reduced the maximum payout opportunity under the annual incentive plan from 200% to 150% (which was subsequently further reduced to 100%, as discussed below) to reflect challenging industry conditions and the anticipated impact on our profitability.

In July 2020, the Compensation Committee determined that the compensation targets that were established in February were no longer reflective of our business priorities in the pandemic-driven operating environment. The Compensation Committee further determined that the 2020 executive compensation program no longer provided meaningful incentives to its participants given that the targets were deemed unattainable as a result of the severe impact of the pandemic on our operations.

Accordingly, the Compensation Committee decided to realign our compensation plans to our new business priorities in order to put us on a path to accelerated recovery and to maintain strong liquidity so that that we would have the resources to endure the decline in our operating results due to the dramatic reduction in global economic activity in 2020.

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COMPENSATION DISCUSSION AND ANALYSIS
Target Setting

To align of our compensation program with our new, pandemic-driven business priorities and to properly motivate and retain our associates, the Compensation Committee changed the metrics in our annual incentive plan from EBIT and free cash flow from operations to the following:

The Compensation Committee also changed the performance period from the full year of 2020 to the second half of 2020 in order to focus our associates on the recovery from pandemic-related disruptions. The Compensation Committee reduced the annual incentive plan’s target payout opportunity from 100% to 50% and the maximum payout opportunity from 150% to 100% to reflect the focus on performance during only the second half of 2020 and the overall impact of the pandemic on our 2020 operating results.

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COMPENSATION DISCUSSION AND ANALYSIS
Target Setting

LONG-TERM COMPENSATION TARGETS

In February 2020, we decided to set the metrics and targets for each of the one-year performance periods for the 2020-2022 long-term awards at the beginning of each period, rather than on the grant date, due to the difficulty in setting longer-term targets given the cyclicality of the tire industry and the limited visibility into market conditions over the upcoming three-year performance cycle. Due to this change, we also reduced the maximum payout opportunity from 200% to 150% (which was subsequently further reduced to 100% for the 2020 performance period).

In July 2020, the Compensation Committee, consistent with our operating plan for the second half of 2020, changed the metrics for the 2020 performance period of the 2020-2022 long-term awards by removing net income and focusing 100% on cash flow return on capital, while maintaining the relative TSR modifier for the entire 2020-2022 performance cycle, to provide an enhanced focus on capital efficiency and cash generation as we recover from the impact of the pandemic on our operations and business priorities. The Compensation Committee also reduced the 2020 performance period’s target payout opportunity from 100% to 50% and the maximum payout opportunity from 150% to 100% to reflect the focus on performance during only the second half of 2020 and the overall impact of the pandemic on our 2020 operating results. No changes were made to the existing 2018-2020 or 2019-2021 long-term awards.

Annual Compensation

2020 BASE SALARY DECISIONS

None of the named executive officers received base salary increases in
2020. During the second quarter of 2020, Mr. Kramer’s base salary was reduced by 50%, comprised of a 25% reduction and a 25% deferral. For each of the other named executive officers, their base salary was reduced by 30%, comprised of a 10% reduction and a 20% deferral. The deferred amounts were paid to the named executive officers in the first quarter of
2021.	Name	Annual Base Salary	% Decrease
	Kramer	$1,218,750	(6.25)%
	Wells	780,000	(2.50)
	McClellan	731,250	(2.50)
	Delaney	731,250	(2.50)
	Patterson	585,000	(2.50)

2020 ANNUAL CASH INCENTIVE PAYOUTS

For 2020, the performance objectives under our annual incentive plan were as follows:

Corporate Officers

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COMPENSATION DISCUSSION AND ANALYSIS
Annual Compensation

Officers of Our Three Operating Units

We believe these weightings hold our operating unit executives most accountable for financial results in the areas where they have the most control and influence, but also motivate them to work cooperatively with other operating units to maximize results for the entire Company.

Overall Company performance is relevant for determining the annual incentive payments for all named executive officers. Additionally, Americas’ performance is relevant for determining the annual incentive payment for Mr. McClellan, EMEA’s performance is relevant for determining the annual incentive payment for Mr. Delaney and Asia Pacific’s performance is relevant for determining the annual incentive payment for Mr. Patterson. In February 2021, the Compensation Committee reviewed actual results for 2020 with respect to achievement of the company-wide and operating unit performance objectives. The table below shows the performance objectives, actual results for 2020 and corresponding payout percentage under our annual incentive plan for the Cash metric. We have not disclosed the performance objectives and actual results for the Share and Cost metrics, since those are competitively sensitive and would constitute “confidential commercial or financial information” under applicable Securities and Exchange Commission rules, the disclosure of which would result in competitive harm to us.

	Payout Under Annual Incentive Plan
	25%	50%	100%	Actual Results	Payout Percentage
Overall Company Performance (2020):

Cash	$3.5 billion	$3.7 billion	$3.9 billion	$5.2 billion	100%

The table below shows the payout percentages under our annual incentive plan.

		Payout Percentage

	Share	Cost	Cash
Overall Company	86%	94%	100%
Americas	80%	77%	100%
EMEA	55%	79%	100%

Asia Pacific	99%	90%	100%

Individual performance goals are established annually and include goals tied to strategic initiatives as well as financial and non-financial metrics. The establishment of individual performance goals drives more rigor in our goal setting, while also building accountability for non-financial objectives such as building talent and teams, innovation, and process improvements. In July 2020, the Compensation Committee increased the relative weighting of individual performance goals in our annual incentive plan from 20% to 40% and aligned those goals with our Share, Cost and Cash objectives and the other actions needed to recover from the impact of the pandemic on our business.

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COMPENSATION DISCUSSION AND ANALYSIS
Annual Compensation

The Compensation Committee evaluated the CEO’s performance against his individual performance goals, and the CEO evaluated each other named executive officer’s performance against their individual performance goals and made a recommendation to the Compensation Committee for its consideration. Based on its evaluation of the CEO, and its consideration of the CEO’s recommendation for the other named executive officers, the Compensation Committee determined that each of the named executive officers would receive a payout at 50% of target for their performance against their individual goals.

The 2020 performance against the individual performance goals for each named executive officer was:

Richard J. Kramer

2020 Goals	2020 Performance

Innovation Excellence	Established Goodyear Ventures team to invest in new mobility ecosystem, continued success in establishing new collaborative relationships, and significantly increased intelligent tire installations and vehicles on AndGo platform

Working Capital Excellence	Cash generated from working capital exceeded $1.0 billion in the second half of 2020, against a goal of $450 million

Executive Leadership Development and Succession Planning	Created executive development plan template and completed for 10 enterprise leaders, and sponsorship of diverse talent spotlights in succession planning

Engagement and Diversity	Exceeded engagement and net promoter score of prior year by more than 10%, engaged in listening events with several diversity groups, keynote speaker for Goodyear ERG year-end event, and drove leader accountability for diversity and inclusion

Manage Capital Structure	Established foundational plan to improve overall financial profile as part of long-term goal to achieve investment-grade credit ratings

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COMPENSATION DISCUSSION AND ANALYSIS
Annual Compensation

Darren R. Wells

2020 Goals	2020 Performance

Working Capital Excellence	Cash generated from working capital exceeded $1.0 billion in the second half of 2020, against a goal of $450 million

Finance Transformation	Completed implementation of new financial information consolidation system

Forecast Accuracy	Did not achieve forecast accuracy objectives for the year

Engagement and Diversity	Development and succession plans goals met. Exceeded both prior year engagement and net promoter score by more than 10%, sponsored diverse talent spotlight associates and NextGen ERG US, and engaged in listening events with finance leadership development participants and NextGen ERG US

Manage Capital Structure	Established foundational plan to improve overall financial profile as part of long-term goal to achieve investment-grade credit ratings

Stephen R. McClellan

2020 Goals	2020 Performance

Connected Business Model	Expanded mobile and e-commerce footprint and enabled future expansion

Plant Optimization	Exceeded the goal for completing the remaining processes required to achieve plant optimization goals

Inventory Management	Exceeded year-end inventory goals for both consumer and commercial businesses

Develop 2021 Recovery Plan	Plan successfully developed to return to pre-pandemic levels of profitability

Engagement and Diversity

Development and succession plans goals met. Exceeded both prior year engagement and net promoter score by more than 10%, sponsored diverse talent spotlight associates, engaged in listening events with Americas field participants, and Executive Sponsor of newly formed Diversity and Inclusion Council

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COMPENSATION DISCUSSION AND ANALYSIS
Annual Compensation

Christopher R. Delaney

2020 Goals	2020 Performance

Connected Business Model	Did not fully achieve aligned distribution goals

Plant Optimization	Exceeded the goal for completing the remaining processes required to achieve plant optimization goals

Inventory Management	Exceeded year-end inventory goals for both consumer and commercial businesses

Develop 2021 Recovery Plan	Plan successfully developed to return to pre-pandemic levels of profitability

Engagement and Diversity

Development and succession plans goals met. Exceeded both prior year engagement and net promoter score by more than 10%, established more frequent contact with diverse associates, and led launch of the Goodyear Women’s Network ERG in EMEA

Ryan G. Patterson

2020 Goals	2020 Performance

Plant Optimization	Exceeded the goal for completing the remaining processes required to achieve plant optimization goals

Inventory Management	Did not achieve year-end inventory level goals

Develop 2021 Recovery Plan	Plan successfully developed to return to pre-pandemic levels of profitability

Engagement and Diversity

Development and succession plans goals met. Exceeded both prior year engagement and net promoter score by more than 10%, sponsored diverse talent spotlight associates, and engaged in listening events with Asia Pacific talent spotlight participants and NextGen ERG China

The Compensation Committee then established an aggregate incentive pool for all officers, and determined the payout for each officer. In this process, the officer’s target incentive amount is first multiplied by the same percentage used to determine the applicable portion of the aggregate incentive pool. (For example, if the portion of the aggregate incentive pool applicable to such officer, e.g., overall company, is funded at 100% of the aggregate target incentive amount, the officer’s individual payout initially would be set at 100% of his individual incentive target.) Then, the CEO assesses the officer’s contributions towards Company goals and makes his recommendations with respect to individual payout amounts to the Compensation Committee, which considers the CEO’s recommendations and determines the final payouts. The Compensation Committee undertakes the

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COMPENSATION DISCUSSION AND ANALYSIS
Annual Compensation

same process for the CEO and makes the determination as to the final payout amount for the CEO. In 2020, officers can earn between 0% and 100% of their target incentive, but the total payout for all officers may not exceed the aggregate incentive pool.

The incentive pool for the overall company was funded at 77% of the target incentive amount (and the operating unit pools were funded at 72.5% to 78% of the target incentive amount). The Compensation Committee approved the following awards for our named executive officers under our annual incentive plan:

Name	Target Award ($)	Actual Award ($)	Actual Award as a % of Target Award
Kramer	$2,080,000	$1,601,600	77.0%
Wells	800,000	616,000	77.0%
McClellan	787,500	582,750	74.0%
Delaney	750,000	543,750	72.5%

Patterson	540,000	421,200	78.0%

If the annual incentive plan had not been modified as described above to enhance management’s focus on our pandemic-driven business priorities, the incentive pool for the overall company would have been funded at approximately 80% of the target incentive amount. However, in that scenario, we may not have been as well-positioned to recover from the impacts of the COVID-19 pandemic on our business.

Long-Term Compensation

In February 2020, the Compensation Committee granted 70% of total long-term compensation in the form of long-term performance-based incentives, payable in Common Stock and cash, and 30% in the form of stock options and/or restricted stock units.

2020 GRANTS OF PERFORMANCE-BASED INCENTIVES

Long-term performance-based incentives granted in 2020 have the following characteristics:

•	The awards will be payable approximately 30% in shares of Common Stock and approximately 70% in cash.

•

The payout is based on results over a three-year performance cycle, with performance targets for each year of the three-year period established at the beginning of each performance period, weighted one-third for each year in the three-year performance cycle.

•

The payout can range from 0% to 133% for the 2020-2022 performance cycle based on actual results (and assuming the recipient remains continuously employed by us through the entire three-year period or, for retirement-eligible officers, through December 31, 2021).

•	The payout can increase or decrease up to 20% (up to a maximum payout of 133%) based on our total shareholder return versus the S&P 500 over the three-year period ending December 31, 2022.

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COMPENSATION DISCUSSION AND ANALYSIS
Long-Term Compensation

Results will be based on our consolidated performance, with no award tied to business unit performance. In this manner, the plan balances performance measures used under our annual incentive plan and reinforces the need for teamwork among executives. Cash flow return on capital is an efficiency metric that measures how much return is generated in proportion to the investment in the business in terms of plant, property and equipment and working capital.

The TSR modifier measures the relative performance of our Common Stock versus the S&P 500 over the three-year performance cycle of our long-term incentive awards, and is calculated based on the trailing two-month average closing price for our Common Stock and the S&P 500 (as in existence at the end of the period), assuming the reinvestment of dividends. The TSR modifier will cause the payout of our long-term incentive awards to increase or decrease up to 20% (up to a maximum payout of 133%) as follows:

Goodyear Common Stock vs. S&P 500[1]	TSR Modifier
≥ 75th Percentile	1.2 times
= 50th Percentile	1.0 times

≤ 25th Percentile	0.8 times

1	Results between these performance levels will be interpolated.

The table below shows the aggregate value of the long-term performance-based incentives granted to each of our named executive officers for the 2020-2022 performance cycle at the target award opportunity, as well as the amount payable in shares of Common Stock and cash.

Name	Aggregate Target Award ($)	Portion Payable in Shares ($)[1]	Portion Payable in Cash ($)
Kramer	$7,455,000	$2,130,000	$5,325,000
Wells	2,030,000	580,000	1,450,000
McClellan	1,890,000	540,000	1,350,000
Delaney	1,890,000	540,000	1,350,000

Patterson	1,050,000	300,000	750,000

1

See the “Grants of Plan-Based Awards” Table at page 59 for information regarding the target number of performance shares actually granted, which was determined by dividing the amount in this column by the closing market price of our Common Stock on the date of grant, as well as the impact of the modification of the performance criteria in July 2020.

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COMPENSATION DISCUSSION AND ANALYSIS
Long-Term Compensation

PERFORMANCE FOR THE 2020 PERFORMANCE PERIOD

The table below shows the performance goals, actual results and payout percentages for the 2020 performance period applicable to the 2018-2020, 2019-2021 and 2020-2022 performance cycles. With respect to the 2018-2020 and 2019-2021 performance cycles, each year was weighted evenly (33%), goals were set on the grant date and the maximum payout was 200% of the target award opportunity. With respect to the 2020 performance period of the 2020-2022 performance cycle, each year was weighted evenly (33%), goals were set at the beginning of the performance period and the maximum payout was 100% of the target award opportunity.

	Net Income
Performance Cycle	Threshold	Target	Maximum	Actual Results	Payout Percentage

2018-2020	$890 million	$1,105 million	$1,160 million	$(434) million	0%

2019-2021	220 million	435 million	649 million	(434) million	0%

2020-2022	N/A	N/A	N/A	N/A	N/A

“Net income,” as defined in our long-term incentive plans, means the Company’s net income, excluding charges for rationalizations, accelerated depreciation, certain pension curtailment and settlement charges, charges relating to the refinancing of debt, changes in tax valuation allowances, and the cumulative effect of accounting changes. Our 2020 “net income” also excluded the impact of certain other items noted in the table below. Our 2020 “net income” for purposes of our long-term incentive plans was calculated as follows:

($ in millions)	2020
Goodyear net income (loss) (as reported)	$(1,254)
Changes in tax valuation allowances and other discrete tax items	305
Goodwill impairment	291
Rationalization and accelerated depreciation charges	206
Pension curtailment and settlement charges	14
Net losses on asset sales and acquisitions	2
Storm damage in Colombia	2

Net income (loss)	$(434)

	Cash Flow Return on Capital
Performance Cycle	Threshold	Target	Maximum	Actual Results	Payout Percentage

2018-2020	6.4%	7.9%	8.4%	8.1%	163%

2019-2021	1.3%	3.5%	5.3%	8.1%	200%

2020-2022	(0.4)%	0.7%	1.2%	19.6%	100%

“Cash flow return on capital,” as defined in our long-term incentive plans, means free cash flow from operations divided by the sum of average net fixed assets and average working capital. For the 2018-2020 and 2019-2021 performance cycles, “free cash flow from operations” means cash flow from operating activities before pension contributions and direct payments and

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COMPENSATION DISCUSSION AND ANALYSIS
Long-Term Compensation

rationalization payments, less capital expenditures. For the 2020 performance period of the 2020-2022 performance cycle, “free cash flow from operations” means cash flow from operating activities, less capital expenditures. Our 2020 cash flow return on capital calculation for the 2018-2020 and 2019-2021 performance cycles excluded the impact on free cash flow from operations of (1) a settlement of a tax-related audit in Turkey and (2) transaction costs for the issuance of senior unsecured notes. Our 2020 cash flow return on capital calculation for the 2020 performance period of the 2020-2022 performance cycle excluded free cash flow from operations for the first six months of 2020.

In 2020, we faced a number of challenges, which are discussed in detail above in the “Executive Summary” to this Compensation Discussion and Analysis. The earnings on the long-term incentive awards reflected our solid cash flow return on capital performance that was driven by the success of our working capital initiatives. Our net income performance for 2020 was adversely affected by the impact of the pandemic on our operations.

Based on the results during the 2020 performance period, the Compensation Committee approved earnings on the long-term incentive awards for that period in an amount equal to 81% of the target amount for 2018-2020 awards, 100% for 2019-2021 awards and 100% for 2020-2022 awards.

The table below shows amounts earned by each of the named executive officers in respect of their long-term incentive grants for the 2020 performance period of their 2018-2020 awards, which represents one-third of the three-year target award opportunity:

Name	Aggregate Target Award ($)	Portion of Actual Award Payable in Cash ($)[1]	Portion of Actual Award Payable in Shares (# of Shares)[1]

Kramer	$2,466,413	$1,437,800	19,285

Wells	539,446	296,900	4,821

McClellan	526,797	307,100	4,119

Delaney	452,705	263,900	3,539

Patterson	231,504	134,900	1,810

1	Payable subject to a three-year relative total shareholder return modifier. See “Impact of TSR Modifier and Payout of 2018-2020 Long-Term Incentive Awards” below.

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COMPENSATION DISCUSSION AND ANALYSIS
Long-Term Compensation

The table below shows amounts earned by each of the named executive officers in respect of their long-term incentive grants for the 2020 performance period of their 2019-2021 awards, which represents one-third of the three-year target award opportunity:

Name	Aggregate Target Award ($)	Portion of Actual Award Payable in Cash ($)[1]	Portion of Actual Award Payable in Shares (# of Shares)[1]

Kramer	$2,426,648	$1,775,000	35,358

Wells	660,744	483,300	9,628

McClellan	615,207	450,000	8,964

Delaney	615,207	450,000	8,964

Patterson	341,781	250,000	4,980

1	Payable contingent on continued service through December 31, 2021 and subject to a three-year relative total shareholder return modifier.

The table below shows amounts earned by each of the named executive officers in respect of their long-term incentive grants for the 2020 performance period of their 2020-2022 awards, which represents one-third of the three-year target award opportunity:

Name	Aggregate Target Award ($)	Portion of Actual Award Payable in Cash ($)[1]	Portion of Actual Award Payable in Shares (# of Shares)[1]

Kramer	$2,307,499	$1,775,000	70,158

Wells	628,399	483,400	19,104

McClellan	585,003	450,000	17,787

Delaney	585,003	450,000	17,787

Patterson	325,004	250,000	9,882

1

Payable contingent on continued service through December 31, 2022 or, for retirement-eligible officers, through December 31, 2021, and subject to a three-year relative total shareholder return modifier.

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COMPENSATION DISCUSSION AND ANALYSIS
Long-Term Compensation

IMPACT OF TSR MODIFIER AND PAYOUT OF 2018 – 2020 LONG-TERM INCENTIVE AWARDS

Our stock was in the bottom quartile of companies in the S&P 500 during the three-year period ending December 31, 2020, resulting in a TSR modifier of 0.8 times. See page 45 for more information on the calculation of the TSR modifier.

The Compensation Committee approved the payout of shares of Common Stock and cash to the named executive officers with respect to the 2018-2020 performance cycle as follows.

	Cash Payout
Name	2018 Performance Period[1]	2019 Performance Period[2]	2020 Performance Period	Impact of TSR Modifier	Total Payout of 2018-2020 Awards

Kramer	$0	$727,800	$1,437,800	$(433,200)	$1,732,400

Wells	0	150,300	296,900	(89,300)	357,900

McClellan	0	155,500	307,100	(92,500)	370,100

Delaney	0	133,600	263,900	(79,500)	318,000

Patterson	0	68,300	134,900	(40,500)	162,700

	Shares Payout
Name	2018 Performance Period[1] (# of Shares)	2019 Performance Period[2] (# of Shares)	2020 Performance Period (# of Shares)	Impact of TSR Modifier (# of Shares)	Total Payout of 2018-2020 Awards (# of Shares)

Kramer	0	9,761	19,285	(5,809)	23,237

Wells	0	2,440	4,821	(1,453)	5,808

McClellan	0	2,085	4,119	(1,241)	4,963

Delaney	0	1,792	3,539	(1,067)	4,264

Patterson	0	916	1,810	(545)	2,181

1	Previously reported, to the extent applicable, in the Proxy Statement dated March 8, 2019.

2	Previously reported, to the extent applicable, in the Proxy Statement dated March 6, 2020.

2020 STOCK OPTION AND RESTRICTED STOCK UNIT GRANTS

In February 2020, we replaced restricted stock units with stock options for many executive officers in order to incentivize management to drive meaningful increases in shareholder value while limiting pay opportunity if the Company’s stock price declined, given challenging industry conditions over the past few years. We did not change the individual target award opportunities for the named executive officers.

Stock options granted in 2020 to the named executive officers have the following terms:

•	options vest in equal, annual installments over a four-year period;

•	options have a ten-year term; and

•	the exercise price is equal to the closing market price of our Common Stock on the date of grant.

49

COMPENSATION DISCUSSION AND ANALYSIS
Long-Term Compensation

All options granted to named executive officers during 2020 were non-qualified stock options. The portion of long-term compensation provided in the form of stock option grants each year is determined based on the number of available options under our equity compensation plans, as well as market data on long term-compensation. We use a Black-Scholes valuation model to determine the number of stock options to be granted.

Restricted stock units granted in 2020 to the named executive officers have the following terms:

•

restricted stock units vest and convert into shares of Common Stock three years from the grant date, contingent on continued service to the vesting date or, for retirement-eligible officers, to December 31, 2021; and

•	restricted stock units accrue dividend equivalents that are subject to the same vesting requirements as the underlying restricted stock units.

The portion of long-term compensation provided in the form of restricted stock units grants each year is determined based on the availability of Common Stock under our equity compensation plans, as well as market data on long-term compensation.

The table below shows the aggregate grant date fair value and the number of stock options and restricted stock units granted to each of our named executive officers in 2020. Under our equity compensation plan, a single participant may not be granted more than 1,000,000 stock options during any calendar year. As a result of this limitation, a portion of Mr. Kramer’s equity award was granted in the form of restricted stock units.

Name	Aggregate Grant Date Fair Value ($)	Number of Stock Options (#)	Number of Restricted Stock Units (#)

Kramer	$3,194,996	1,000,000	121,047

Wells	869,999	441,624	0

McClellan	809,999	411,167	0

Delaney	809,999	411,167	0

Patterson	449,999	228,426	0

Retirement and Other Benefits

RETIREMENT BENEFITS

We provide our named executive officers with retirement benefits under both tax-qualified and non-qualified retirement plans. Tax-qualified plan benefits are pursuant to a defined benefit pension plan, the Goodyear Salaried Pension Plan (the “Salaried Plan”), which was frozen effective December 31, 2008, and a defined contribution plan, the Goodyear Employee Savings Plan for Salaried Employees (the “Savings Plan”). Non-qualified plan benefits are pursuant to a defined benefit plan, the Goodyear Supplementary Pension Plan (the “Supplementary Plan”). We also maintain a non-qualified defined benefit Excess Benefit Plan, which was also frozen effective December 31, 2008, that pays an additional pension benefit over that paid from the Salaried Plan if a participant does not meet the eligibility requirements of the Supplementary Plan.

For all employees who do not meet the eligibility requirements of the Supplementary Plan, there is also a corresponding non-qualified defined contribution Excess Benefit Plan that mirrors the retirement contributions feature of the Savings Plan.

50

COMPENSATION DISCUSSION AND ANALYSIS
Retirement and Other Benefits

Mr. Kramer, Mr. Wells and Mr. McClellan are currently eligible to receive a benefit under the Supplementary Plan. Mr. Kramer, Mr. McClellan and Mr. Patterson will receive benefits from the frozen Salaried Plan. Mr. Wells and Mr. Delaney are not eligible to participate in the Salaried Plan or the defined benefit Excess Benefit Plan. Participants in the Savings Plan, including all of the named executive officers, are currently eligible to receive Company matching contributions and retirement contributions.

The Supplementary Plan provides additional pension benefits to officers and certain other key individuals identified by the Compensation Committee. All of the named executive officers participate in the Supplementary Plan. The Committee believes supplemental executive retirement plans such as the Supplementary Plan are an important part of executive compensation and help us compete for and retain executive talent. Retirement benefits, including those provided through a supplemental executive retirement plan, are essential to attracting, motivating and retaining talented executives with a history of leadership and to providing retirement replacement income. Retirement benefits are an important factor in an executive’s decision to accept or reject a new position. The Compensation Committee has adopted a policy prohibiting the grant of additional service credit in the Supplementary Plan for newly hired officers and other key employees.

The number reported in the “Change in Pension Value” column in the Summary Compensation Table reflects the change in each named executive officer’s pension value in 2020. Changes in pension value are caused largely by two factors: (1) additional pension benefits accrued by the named executive officers under the Supplementary Plan when they receive higher compensation due to roles of increasing responsibility or through strong performance and due to the passage of time, and (2) changes in assumptions used for financial reporting purposes, such as changes in discount rates and updated actuarial assumptions regarding life expectancies. Mr. Kramer’s pension value increased in 2020 due to decreases in both the discount rate used to calculate the pension value and the interest rate used to determine the lump sum value of the Supplementary Plan benefit, as well as an increase in accrued benefits due to higher five-year average compensation and an additional year of credited service.

For more information regarding the terms of these plans and the named executive officers’ accrued benefits under these plans, see “Defined Contribution Plan Benefits” at page 62 and “Pension Benefits” at page 62.

SEVERANCE AND CHANGE-IN-CONTROL BENEFITS

Our Executive Severance and Change in Control Plan (the “Executive Severance Plan”) provides for the payment of severance benefits to our officers, including all of the named executive officers, if their employment is terminated under certain circumstances during certain periods before or within two years following a change-in-control of the Company. The Executive Severance Plan does not provide for any excise tax gross-ups or walk-away rights.

The Executive Severance Plan is designed to attract, retain and motivate officers, provide for stability and continuity in the event of an actual or threatened change-in-control, and ensure that our officers are able to devote their full time and attention to the Company’s operations in the event of an actual or threatened change-in-control.

The Executive Severance Plan and the related change-in-control triggers (commonly referred to as “double triggers”) generally provide for the payment of severance benefits if employment is terminated under certain circumstances during certain periods before or within two years following a change-in-control of the Company. The change-in-control triggers in our equity compensation plans are substantially similar to those in the Executive Severance Plan. We selected the specific

51

COMPENSATION DISCUSSION AND ANALYSIS
Retirement and Other Benefits

change-in-control triggers used in the Executive Severance Plan and our equity compensation plans, such as the acquisition of 20% or more of Goodyear’s Common Stock, a significant change in the composition of the Board of Directors or the acquisition of actual control of Goodyear, based upon our review of market practices, including provisions included in similar agreements of other public companies. Based upon that review, we determined that the terms and conditions of the Executive Severance Plan, including the specific change-in-control triggers, were consistent with market practices.

The Executive Severance Plan also provides severance benefits to our officers, including each of the named executive officers, if their employment is terminated by us other than for Cause (as defined in the Executive Severance Plan), death or disability, and other than in connection with a change-in-control.

To be eligible to receive benefits under the Executive Severance Plan, an officer must execute a release and agree, among other things, to certain confidentiality, non-disparagement, non-solicitation and non-competition covenants.

The Compensation Committee believes that our severance benefits are in the best interests of the Company and our shareholders, are a necessary component of a competitive compensation program, and are in line with severance benefits in place at other companies.

For additional information regarding the terms of the Executive Severance Plan and benefits payable under that plan, see “Potential Payments Upon Termination or Change-in-Control” at page  66.

PERQUISITES

We provide certain executive officers, including our named executive officers, with limited personal benefits and perquisites, as described below and in footnote 5 to the Summary Compensation Table at page 57. The Compensation Committee has reviewed and approved the perquisites described below. The Compensation Committee recognizes that these perquisites are an important factor in protecting our executive officers and in enabling them to focus on our business with minimal disruption. We do not provide any tax reimbursements to our executive officers for any of the perquisites we provide them.

Home Security Systems. We pay for the cost of home security systems for a limited number of executive officers in order to enhance their safety and protect our investment in them. We cover the cost of installation, monitoring and maintenance for these systems.

Use of Company Aircraft. In limited circumstances, executive officers are permitted to use our company aircraft for personal travel.

Tire Program. We offer our executive officers and Board members the opportunity to receive up to two sets of tires per year at our expense, including the cost of tires, mounting, balancing and disposal fees.

Financial Planning and Tax Preparation Services. We offer financial assistance to our executive officers to help them cover the cost of financial planning and tax preparation services. In providing this benefit, we seek to alleviate our executives’ concern regarding personal financial planning so that they may devote their full attention to our business. The maximum annual cost to the Company under this program is $9,000 per officer.

52

COMPENSATION DISCUSSION AND ANALYSIS
Retirement and Other Benefits

Club Memberships. We pay the annual dues for a corporate club membership that is available to Mr. Kramer and Mr. McClellan. None of the other named executive officers utilize this corporate club membership. The membership is intended to be used primarily for business purposes, although members may use the club for personal purposes so long as they pay all incremental costs, other than the annual dues, related to that personal use.

Annual Physical Exams. We strongly encourage our executive officers to have an annual comprehensive physical examination which we pay for in order to enhance their physical well-being and protect our investment in them.

EXECUTIVE DEFERRED COMPENSATION PLAN

The Goodyear Deferred Compensation Plan for Executives (the “Deferred Compensation Plan”) is a non-qualified deferred compensation plan that provides named executive officers and other highly compensated employees the opportunity to defer various forms of compensation. For participants, this offers an additional means to save for retirement on a tax-deferred basis. There is no guaranteed return associated with any deferred amounts. During 2020, none of the named executive officers made deferrals under the Deferred Compensation Plan.

For additional information regarding the terms of the Deferred Compensation Plan and participant balances, see “Nonqualified Deferred Compensation” at page  65.

Compensation Policies and Practices

STOCKHOLDING GUIDELINES

To better link the interests of management and our shareholders, the Compensation Committee has established stockholding guidelines for our officers. These guidelines specify a number of shares that our officers are expected to accumulate and hold based on a multiple of annual base salary of six times for the CEO, three times for Executive Vice Presidents, Presidents of our operating units and Senior Vice Presidents, and two times for elected Vice Presidents. Therefore, the stockholding requirement for Mr. Kramer is six times his annual base salary and for Mr. Wells, Mr. McClellan, Mr. Delaney and Mr. Patterson is three times their annual base salary. All shares of Common Stock owned outright by officers (or their spouses) and held by them in the Goodyear stock fund of the Savings Plan, and 60% of the shares of restricted stock, restricted stock units, earned (but unvested) performance shares awarded to officers and share equivalent units held in our deferred compensation plan, are counted as ownership in assessing compliance with the guidelines. Unearned performance shares and unexercised stock options are not counted toward compliance with the guidelines. The stock price used in assessing compliance with the guidelines as of May 1st of each year will be the average closing stock price for the prior 60-day period.

The stockholding guidelines also include stock retention provisions. If an officer has met their stockholding requirement, they are required to retain 25% of the net shares received from any vested shares of Common Stock or any exercised options for at least one year from the date of vesting or exercise and may only sell or otherwise dispose of shares to the extent they will still meet their stockholding requirement following that sale or disposition. If an officer has not met their stockholding requirement, they are required to retain all of the net shares received from any vested shares of Common Stock or any exercised options,

53

COMPENSATION DISCUSSION AND ANALYSIS
Compensation Policies and Practices

and may not sell or otherwise dispose of shares until they have met their stockholding requirement, unless they demonstrate a need to sell shares due to a financial hardship. Net shares are the shares remaining after payment of the exercise price and/or withholding taxes.

During 2020, each of our named executive officers complied with our stockholding guidelines and are making progress towards satisfying their stockholding requirement.

PROHIBITION ON HEDGING AND PLEDGING

We have adopted, as part of our insider trading policy, prohibitions on the short sale of our Common Stock and other securities and the issuance, purchase or sale of, or trading or dealing in, puts, calls or other options or rights relating to our Common Stock and other securities. These provisions prohibit our directors, officers and employees from hedging the risk of their ownership of our Common Stock. We also prohibit our directors, officers and employees from holding our Common Stock and other securities in a margin account or otherwise pledging them as collateral for a loan.

RECOVERY OF COMPENSATION (CLAW-BACK POLICY)

If the Compensation Committee determines that an officer has engaged in conduct detrimental to the Company, the Compensation Committee may take a range of actions to remedy this conduct, prevent its recurrence and impose appropriate discipline. Discipline would vary depending on the facts and circumstances, and may include (1) termination of employment, (2) cancelling or reducing any outstanding compensatory grants or awards, (3) initiating an action for breach of fiduciary duty or fraud which could include recovery of any unjustly obtained incentive compensation, and (4) requiring reimbursement of compensation or other payments in accordance with provisions of the Sarbanes-Oxley Act of 2002, our claw-back policy described below or the terms of the relevant compensation plan. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.

Beginning with awards made in 2012, the Compensation Committee adopted a claw-back policy that effectively contractually extends the claw-back provisions of the Sarbanes-Oxley Act of 2002 that apply to our Chief Executive Officer and Chief Financial Officer to the Presidents of each of our strategic business units and all of our Senior Vice Presidents. If we are required to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement as a result of misconduct, the claw-back policy would permit the Compensation Committee to require reimbursement of (1) any incentive compensation received from us during the one-year period following the publication of misstated financial statements and (2) any profits realized from the sale of our securities during that one-year period. We will make any necessary revisions to our claw-back policy once implementing rules pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 are adopted by the Securities and Exchange Commission and The Nasdaq Stock Market.

In addition, under our equity compensation plans, the Compensation Committee may require a plan participant who engages in competition with us within 18 months after their termination of employment to return or forfeit the realized value of all awards under those plans during such period of time that the Compensation Committee determines. Our Executive Severance Plan also provides for the recovery or forfeiture of severance payments if a person receiving payments pursuant to the plan violates certain confidentiality, non-disparagement, non-solicitation and non-competition covenants.

54

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in Goodyear’s Annual Report on Form 10-K for the year ended December 31, 2020.

THE COMPENSATION COMMITTEE

James A. Firestone, Chairman

Laurette T. Koellner

W. Alan McCollough

Stephanie A. Streeter

55

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below sets forth information regarding the compensation of the CEO, the Chief Financial Officer of Goodyear (the “CFO”), and the persons who were, at December 31, 2020, the other three most highly compensated executive officers of Goodyear (collectively, the “named executive officers”) for services in all capacities to Goodyear and its subsidiaries during 2018, 2019 and 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)[1]	Option Awards ($)[2]	Non-Equity Incentive Plan Compensation ($)[3]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[4]	All Other Compensation ($)[5]	Total ($)

Richard J. Kramer	2020	$1,218,750	$0	$1,757,495	$1,970,000	$6,156,200	$4,777,795	$122,873	$16,003,113
Chairman of the Board,	2019	1,300,000	0	5,149,951	0	6,242,900	4,102,650	175,154	16,970,655
Chief Executive Officer	2018	1,300,000	0	5,269,243	0	(497,915)	0	141,772	6,213,100
and President

Darren R. Wells[6]	2020	780,000	0	144,999	869,999	1,790,300	519,909	79,084	4,184,291
Executive Vice President	2019	800,000	0	4,402,314	0	1,884,700	204,581	103,985	7,395,580
and Chief Financial Officer	2018	195,417	500,000	1,478,541	0	0	38,722	28,233	2,240,913

Stephen R. McClellan	2020	731,250	0	135,003	809,999	1,697,350	2,502,934	49,652	5,926,188
President, Americas	2019	750,000	0	1,305,607	0	2,195,057	1,516,536	47,604	5,814,804
	2018	663,333	0	1,125,582	0	325,835	0	48,472	2,163,222

Christopher R. Delaney	2020	731,250	0	135,003	809,999	1,628,150	577,157	25,097	3,906,656
President, Europe, Middle	2019	750,000	0	1,305,607	0	1,381,348	290,995	28,410	3,756,360
East and Africa	2018	633,333	0	967,272	0	56,773	37,069	23,298	1,717,745

Ryan G. Patterson	2020	585,000	0	75,004	449,999	1,015,600	1,170,642	20,354	3,316,599

President, Asia Pacific	2019	600,000	0	725,337	0	1,075,747	557,435	25,645	2,984,164

1

Represents the aggregate grant date fair value as of the respective grant date for each award. The maximum amount to be awarded with respect to the equity portion of our long-term incentive awards for each of the named executive officers is shown in the Grants of Plan-Based Awards Table in the column “Estimated Future Payouts Under Equity Incentive Plan Awards — Maximum.” The assumptions made in valuing stock awards reported in this column are discussed in Note to the Consolidated Financial Statements No. 1, “Accounting Policies” under “Stock-Based Compensation” and Note to the Consolidated Financial Statements No. 18, “Stock Compensation Plans” included in Goodyear’s Annual Report for the year ended December 31, 2020. For additional information regarding such grants, see “Compensation Discussion and Analysis — Long-Term Compensation — 2020 Grants of Performance-Based Incentives” and “— 2020 Stock Option and Restricted Stock Unit Grants.” See also “Grants of Plan-Based Awards” below.

2

Represents the aggregate grant date fair value as of the respective grant date for each award. The assumptions made in valuing option awards reported in this column are discussed in Note to the Consolidated Financial Statements No. 1, “Accounting Policies” under “Stock-Based Compensation” and Note to the Consolidated Financial Statements No. 18, “Stock Compensation Plans” included in Goodyear’s Annual Report for the year ended December 31, 2020. For additional information regarding such grants, see “Compensation Discussion and Analysis — Long-Term Compensation — 2020 Stock Option and Restricted Stock Unit Grants.” No stock options were granted to any of the named executive officers in 2018 or 2019.

3

Represents amounts awarded under our annual and long-term incentive compensation plans. For additional information regarding annual cash incentive awards in 2020, see “Compensation Discussion and Analysis — Annual Compensation — 2020 Annual Cash Incentive Payouts.”

Amounts awarded under our long-term incentive compensation plans are, for 2020, in respect of the one-year performance period ended December 31, 2020 for the 2018-2020 awards, the 2019-2021 awards and the 2020-2022 awards. The 2019-2021 awards and the 2020-2022 awards remain subject to the named executive officer’s continued service and a three-year relative total shareholder return modifier. For additional information regarding long-term incentive awards, see “Compensation Discussion and Analysis — Long-Term Compensation — 2020 Grants of Performance-Based Incentives,” “— Performance for the 2020 Performance Period,” and “— Impact of TSR Modifier and Payout of 2018-2020 Long-Term Incentive Awards.”

56

EXECUTIVE COMPENSATION
Summary Compensation Table

The following table provides further information on the amounts payable, or earned but not yet payable, for performance periods ending on December 31, 2020:

	2020 Annual Incentive (Currently Payable)	2020 Period; 2018-2020 Long- Term Incentive (Currently Payable)	2018-2020 Impact of TSR Modifier (Currently Payable)	2020 Period; 2019-2021 Long- Term Incentive (Not Yet Payable)	2020 Period; 2020-2022 Long- Term Incentive (Not Yet Payable)
Kramer	$1,601,600	$1,437,800	$(433,200)	$1,775,000	$1,775,000
Wells	616,000	296,900	(89,300)	483,300	483,400
McClellan	582,750	307,100	(92,500)	450,000	450,000
Delaney	543,750	263,900	(79,500)	450,000	450,000
Patterson	421,200	134,900	(40,500)	250,000	250,000

4

Represents total change in pension value for each named executive officer, which reflects both the accrual of additional benefits and changes in the assumptions used to value the benefits. The discount rate used to calculate the Supplementary Plan pension value decreased from 2.93% at December 31, 2019 to 1.90% at December 31, 2020. Also, the interest rate used to determine the lump sum value of the Supplementary Plan benefit decreased from 1.00% to 0.50%. These changes in assumptions accounted for a portion of the total change in pension value for each of the named executive officers. The table below allocates the total change in pension value between the actual increase in accrued benefits, including the growth in pension value due to the passage of time, and assumption changes.

	Increase in Pension Value due to Benefit Accrual	Increase in Pension Value due to Assumption Changes	Total Change in Pension Value
Kramer	$2,013,316	$2,764,479	$4,777,795
Wells	429,978	89,931	519,909
McClellan	1,282,606	1,220,328	2,502,934
Delaney	443,442	133,715	577,157
Patterson	612,969	557,673	1,170,642

No nonqualified deferred compensation earnings are required to be reported because the Deferred Compensation Plan does not provide for “above-market” or preferential earnings as defined in applicable Securities and Exchange Commission rules and regulations.

5

Includes amounts for home security system installation and monitoring, personal financial planning services, annual physical exams, and the provision of up to two sets of automobile tires per year. From time to time, certain of the named executive officers may receive tickets to sporting and other events for their personal use, typically when those tickets would not otherwise be used for business purposes, which use resulted in no incremental cost to the Company. Mr. Kramer’s total also includes amounts for the personal use of company aircraft of $50,806 and the annual dues for a club membership. Mr. Wells’ total also includes amounts for the personal use of company aircraft of $53,903. Mr. McClellan’s total also includes amounts for the annual dues for a club membership. The value of the total perquisites in 2020 was $74,964 for Mr. Kramer, $64,834 for Mr. Wells, $20,514 for Mr. McClellan, $10,847 for Mr. Delaney, and $0 for Mr. Patterson. The aggregate incremental cost to the Company for the personal use of company aircraft is determined based on the average direct operating costs of the aircraft allocable to personal use.

Company contributions to qualified defined contribution plans in 2020 were $31,350 for Mr. Kramer, $14,250 for Mr. Wells, $28,500 for Mr. McClellan, $14,250 for Mr. Delaney, and $19,950 for Mr. Patterson. The value of dividends on shares of restricted stock that were not included in prior years’ grant date fair value for those awards were $16,559 for Mr. Kramer. Mr. McClellan and Mr. Patterson are eligible to receive retiree medical benefits at age 62; the present value of those accumulated retiree medical benefits increased by $638 and $404, respectively.

6	Mr. Wells re-joined Goodyear on September 20, 2018.

57

EXECUTIVE COMPENSATION
Summary of Realized Pay Earned by Our Chief Executive Officer for 2018, 2019 and 2020

Summary of Realized Pay Earned by Our Chief Executive Officer for 2018, 2019 and 2020

Our compensation programs for Mr. Kramer and our other officers are primarily based on performance. The information shown below is intended to supplement and not be a substitute for the information in the Summary Compensation Table. The Summary Compensation Table includes several items that are driven by accounting and actuarial assumptions, which are not necessarily reflective of compensation actually realized by Mr. Kramer in a particular year. For example, the information required to be in the Summary Compensation Table combines pay actually received (base salary and annual cash incentive payments) with the accounting value of equity compensation granted, which may never be realized, and earned but unvested long term cash awards, which continue to be subject to forfeiture and a TSR modifier until the vesting date. The Summary Compensation Table is also required to include other compensation (contributions to qualified defined contribution plans and perquisites) and the change in pension values (based on actuarial assumptions), much of which is not realized in the periods presented.

The following table reports base salary, annual incentive earned, long term incentive to be paid out for the three-year performance cycle ending in each respective year and pre-tax compensation earned upon the exercise of stock options and the vesting of stock awards regardless of when they were granted.

Name	Year	Salary ($)[1]	Annual Incentive ($)[2]	Long Term Incentive Cash Payout ($)[3]	Stock Option Exercises ($)[4]	Long Term Incentive Equity Vesting ($)[5]	Total Realized Pay ($)
Kramer	2020	$1,218,750	$1,601,600	$1,732,400	$—	$253,516	$4,806,266
	2019	1,300,000	2,724,800	1,192,800	—	210,527	5,428,127
	2018	1,300,000	0	1,991,300	—	543,722	3,835,022

1	Mr. Kramer’s salary was targeted at market median for 2018, 2019 and 2020.

2	Mr. Kramer’s individual targets were set at 160% of base salary for 2018, 2019 and 2020. Mr. Kramer’s awards were 0% of target in 2018, 131% of target in 2019 and 77% of target in 2020.

3

The percentage of Mr. Kramer’s long term incentive target to be paid in cash is fifty percent. This column shows the cash payout for each of the performance cycles completed in the respective year. The 2016-2018 awards were earned at 39% of target, the 2017-2019 awards were earned at 22% of target, and the 2018-2020 awards were earned at 33% of target, in each case including the impact of the TSR modifier.

4

Thirty percent of Mr. Kramer’s long term incentive target was granted in the form of restricted stock units in 2018 and 2019 and stock options and restricted stock units in 2020. In 2020, Mr. Kramer did not exercise any stock options. At December 31, 2020, Mr. Kramer’s vested, exercisable, in-the-money stock options had a potential value of $0, based on the difference between the closing market price of our Common Stock on December 31, 2020 ($10.91) and the exercise price of such stock options.

5

The percentage of Mr. Kramer’s long term incentive target to be paid in shares of Common Stock is twenty percent. This column shows the value of the shares that vested for each of the performance cycles completed in the respective year. The 2016-2018 awards were earned at 39% of target, the 2017-2019 awards were earned at 22% of target, and the 2018-2020 awards were earned at 33% of target, in each case including the impact of the TSR modifier. The value of the shares earned in each year is based on the closing market price of our Common Stock on December 31 of that year.

58

EXECUTIVE COMPENSATION
Grants of Plan-Based Awards

Grants of Plan-Based Awards

The following table summarizes grants of plan-based awards made to the named executive officers during 2020.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]			All Other Stock Awards: Number of Shares of Stock or Units (#)[3]	All Other Option Awards: Number of Securities Underlying Options (#)[4]	Exercise or Base Price of Option Awards ($/Sh)[5]	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kramer	2/25/2020	$2,218,800	$4,437,500	$7,100,000
Kramer	2/25/2020				17,539	35,079	70,158				$532,499	[6]
Kramer	2/25/2020							121,047			1,224,996
Kramer	2/25/2020								1,000,000	$10.12	1,970,000
Wells	2/25/2020	604,300	1,208,300	1,933,400
Wells	2/25/2020				4,776	9,552	19,104				144,999	[6]
Wells	2/25/2020								441,624	$10.12	869,999
McClellan	2/25/2020	562,500	1,125,000	1,800,000
McClellan	2/25/2020				4,446	8,893	17,787				135,003	[6]
McClellan	2/25/2020								411,167	$10.12	809,999
Delaney	2/25/2020	562,500	1,125,000	1,800,000
Delaney	2/25/2020				4,446	8,893	17,787				135,003	[6]
Delaney	2/25/2020								411,167	$10.12	809,999
Patterson	2/25/2020	312,500	625,000	1,000,000
Patterson	2/25/2020				2,470	4,941	9,882				75,004	[6]

Patterson	2/25/2020								228,426	$10.12	449,999

1

Grants of the cash portion of our long-term incentive awards were made under the 2017 Performance Plan. For additional information regarding such awards, see “Compensation Discussion and Analysis — Long-Term Compensation — 2020 Grants of Performance-Based Incentives.” Mr. Kramer, Mr. Wells, Mr. McClellan, Mr. Delaney and Mr. Patterson received annual cash incentive awards under the Executive Annual Incentive Plan for the year ending December 31, 2020 that were earned and paid out in the amounts of $1,601,600, $616,000, $582,750, $543,750, and $421,200, respectively. For additional information regarding the annual cash incentive awards under the Executive Annual Incentive Plan, see “Compensation Discussion and Analysis — Annual Compensation — 2020 Annual Cash Incentive Payouts.”

2

Grants of the equity portion of our long-term incentive awards were made under the 2017 Performance Plan. For additional information regarding such grants, see “Compensation Discussion and Analysis — Long-Term Compensation — 2020 Grants of Performance-Based Incentives.”

3

Grants of restricted stock units were made under the 2017 Performance Plan. For additional information regarding such grants, see “Compensation Discussion and Analysis — Long-Term Compensation — 2020 Stock Option and Restricted Stock Unit Grants.”

4

Grants of stock options were made under the 2017 Performance Plan. Each unexercised stock option terminates automatically if the optionee ceases to be an employee of Goodyear or one of its subsidiaries for any reason, except that (a) upon retirement or disability of the optionee more than six months after the grant date, each stock option will become immediately exercisable and remain exercisable until the earlier of five years or its expiration date, (b) in the event of the death of the optionee more than six months after the grant date, each stock option will become immediately exercisable and remain exercisable until the earlier of three years after the date of death of the optionee or its expiration date, and (c) in the event of the termination of the optionee’s employment by the Company other than for cause, each vested stock option will remain exercisable for 90 days following the date of termination of their employment. For additional information regarding such grants, see “Compensation Discussion and Analysis — Long-Term Compensation — 2020 Stock Option and Restricted Stock Unit Grants.”

5	The exercise price of each stock option is equal to the closing market price of the Common Stock on the date of grant.

6

Reflects the grant date fair value of $7.59 per unit as a result of the award modification that occurred on July 9, 2020, which decreased from the prior grant date fair value of $7.80 per unit as of February 25, 2020.

59

EXECUTIVE COMPENSATION
Outstanding Equity Awards at Fiscal Year-End

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information about outstanding equity awards held by the named executive officers as of December 31, 2020.

	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options Exercisable (#)[1]	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)[2]	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)[3]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[3]

Kramer						663,983	[7]	$7,244,055	175,674	[12]	$ 1,916,603
	264,833			$13.91	2/22/2021
	353,218			12.94	2/27/2022
	442,211			12.98	2/28/2023
	221,105			26.44	2/24/2024
	256,993			27.16	2/23/2025
	259,228			29.90	2/22/2026
	198,364	66,122	[4]	35.26	2/27/2027
		1,000,000	[5]	10.12	2/25/2030

Wells						116,727	[8]	$1,273,492	220,946	[12,13]	$ 2,410,521
		441,624	[5]	$10.12	2/25/2030

McClellan						106,778	[9]	$1,164,948	44,536	[12]	$ 485,888
	23,108			$13.91	2/22/2021
	5,357			9.88	10/4/2021
	45,353			12.94	2/27/2022
	66,582			12.98	2/28/2023
	35,804			26.44	2/24/2024
	55,725			27.16	2/23/2025
	51,593			29.90	2/22/2026
	40,045	13,349	[4]	35.26	2/27/2027
		411,167	[5]	10.12	2/25/2030

Delaney						103,293	[10]	$1,126,927	44,536	[12]	$ 485,888
	40,677			$28.09	8/24/2025
	39,010			29.90	2/22/2026
	25,610	8,537	[4]	35.26	2/27/2027
	9,132	3,044	[6]	32.72	10/9/2027
		411,167	[5]	10.12	2/25/2030

Patterson						56,447	[11]	$ 615,837	24,742	[12]	$ 269,935
	12			$13.91	2/22/2021
	2,747			12.94	2/27/2022
	3,350			12.98	2/28/2023
	6,021	2,007	[6]	32.72	10/9/2027

		228,426	[5]	10.12	2/25/2030

1	Because the options in this column were fully vested as of December 31, 2020, the vesting schedules for these options are not reported.

2

The exercise price of each option granted under our equity compensation plans is equal to 100% of the per share fair market value of the Common Stock on the date granted (calculated as the closing market price for such date). The option exercise price and/or withholding tax obligations may be paid by delivery of shares of Common Stock valued at the fair market value on the date of exercise.

60

EXECUTIVE COMPENSATION
Outstanding Equity Awards at Fiscal Year-End

3

Calculated by multiplying $10.91, the closing market price of our Common Stock on December 31, 2020, by the number of shares of restricted stock, restricted stock units or performance share units that are not vested or are unearned at December 31, 2020.

4	Vests in full on February 27, 2021.

5	Vests as to one-fourth of the options on each of February 25, 2021, February 25, 2022, February 25, 2023 and February 25, 2024.

6	Vests in full on October 9, 2021.

7

103,492 restricted shares (which Mr. Kramer will receive when the value of the shares is deductible by the Company for federal income tax purposes), 85,567 and 70,158 earned performance share units vest on December 31, 2021 and December 31, 2022, respectively (subject to a three-year relative total shareholder return modifier), and 115,998, 167,721 and 121,047 restricted stock units vest on February 26, 2021, February 25, 2022 and February 25, 2023, respectively.

8

23,299 and 19,104 earned performance share units vest on December 31, 2021 and December 31, 2022, respectively (subject to a three-year relative total shareholder return modifier), and 28,654 and 45,670 restricted stock units vest on September 20, 2021 and February 25, 2022, respectively.

9

21,692 and 17,787 earned performance share units vest on December 31, 2021 and December 31, 2022, respectively (subject to a three-year relative total shareholder return modifier), and 24,779 and 42,520 restricted stock units vest on February 26, 2021 and February 25, 2022, respectively.

10

21,692 and 17,787 earned performance share units vest on December 31, 2021 and December 31, 2022, respectively (subject to a three-year relative total shareholder return modifier), and 21,294 and 42,520 restricted stock units vest on February 26, 2021 and February 25, 2022, respectively.

11

12,051 and 9,882 earned performance share units vest on December 31, 2021 and December 31, 2022, respectively (subject to a three-year relative total shareholder return modifier), and 10,892 and 23,622 restricted stock units vest on February 26, 2021 and February 25, 2022, respectively.

12

Unearned performance share units that will vest on December 31, 2021 or December 31, 2022, subject to the achievement of performance goals in 2021 and 2022 and a three-year relative total shareholder return modifier.

13	Includes 173,110 unearned leveraged performance share units that will vest on February 24, 2022, subject to the achievement of performance goals during the three-year performance period.

During the restriction period for shares of restricted stock, the recipient is not entitled to delivery of the shares, restrictions are placed on the transferability of the shares, and all or a portion of the shares will be forfeited if the recipient terminates employment for reasons other than as approved by the Compensation Committee. Upon expiration of the restriction period, the appropriate number of shares of Common Stock will be delivered to the grantee free of all restrictions. During the restriction period for shares of restricted stock, the grantee shall be entitled to vote restricted shares and receive dividends. For grants made after April 2013, shares of restricted stock will be credited with notional dividends that vest and are payable in cash (without interest) at the same time and subject to the same conditions as the underlying shares of restricted stock. Restricted stock units do not have any voting rights but receive dividend equivalents that vest and are payable in shares of Common Stock at the same time and subject to the same conditions as the underlying restricted stock units. Earned and unearned, but unvested, performance share units do not have any voting rights and are not entitled to receive dividend equivalents. For additional information regarding the terms of the performance share units, see “Compensation Discussion and Analysis — Long-Term Compensation — 2020 Grants of Performance-Based Incentives.”

61

EXECUTIVE COMPENSATION
Option Exercises and Stock Vested

Option Exercises and Stock Vested

The following table sets forth certain information regarding option exercises by, and the vesting of stock awards for, the named executive officers during 2020.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)[1]	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)
Kramer	—	$—	23,237	$253,516	[2]
Wells	—	—	5,808	63,365	[2]
McClellan	—	—	4,963	54,146	[2]
Delaney	—	—	20,962	207,155	[3]

Patterson	—	—	19,737	192,938	[4]

1	Represents the difference between the exercise price and the fair market value of our Common Stock on the date of exercise.

2	Represents the total value realized upon the vesting of performance share awards for 2018-2020, which were paid 100% in shares of Common Stock.

3

Represents the total value realized upon the vesting of 4,264 performance share awards for 2018-2020, which were paid 100% in shares of Common Stock, and the total value realized upon the vesting of 16,698 restricted stock units.

4

Represents the total value realized upon the vesting of 2,181 performance share awards for 2018-2020, which were paid 100% in shares of Common Stock, and the total value realized upon the vesting of 17,556 restricted stock units.

Defined Contribution Plan Benefits

The Savings Plan is a tax-qualified defined contribution plan that permits eligible employees, including all of the named executive officers, to contribute 1% to 50% of their compensation to their Savings Plan account, subject to an annual contribution ceiling ($19,500 in 2020) and an annual compensation limit ($285,000 in 2020), whichever occurs first. Savings Plan participants who are age 50 or older and contributing at the maximum plan limits or at the annual contribution ceiling are entitled to make “catch-up” contributions annually of an additional 25% of their compensation up to a specified amount ($6,500 in 2020). Participants in the Savings Plan are eligible to receive Company matching contributions and retirement contributions in addition to the retirement benefits described below under “Pension Benefits.” Savings Plan participants are also eligible to make after-tax contributions subject to limits imposed by the Internal Revenue Code of 1986, as amended (the “Code”). Contributions are invested, at the direction of the participant, in any one or more of the fifteen available funds and/or in mutual funds under a self-directed account.

Pension Benefits

Goodyear’s Salaried Pension Plan is a defined benefit plan qualified under the Code in which U.S.-based salaried employees hired before January 1, 2005 participate, including Mr. Kramer, Mr. McClellan and Mr. Patterson. Accruals in the Salaried Plan were frozen effective December 31, 2008. The Salaried Plan was designed to provide tax-qualified pension benefits for most Goodyear salaried employees. The Salaried Plan contains formulas based on age and service.

62

EXECUTIVE COMPENSATION
Pension Benefits

These formulas are multiplied by five-year average compensation below and above a breakpoint ($51,000 in 2008, the year the Salaried Plan was frozen), with the result representing a lump sum benefit under the plan. Compensation is held to the qualified plan limit under the Code, which was $230,000 for 2008. A portion of the benefit may be paid by employee contributions. Effective December 31, 2007, all active participants in the Salaried Plan became vested and are entitled to a benefit upon any termination of employment. Benefits are available on a five-year certain and continuous annuity basis at age 65, by converting the lump sum to an annuity. Annuity benefits payable to a participant who retires prior to age 65 are subject to a reduction for each month retirement precedes age 65. Benefits under the Salaried Plan are funded by an irrevocable tax-exempt trust.

Participation in the Salaried Plan was frozen effective December 31, 2004. Subsequent hires, including Mr. Wells and Mr. Delaney, participate in the retirement contributions feature of the Savings Plan. Under the Savings Plan, each participant receives an allocation each pay period equal to a percentage of compensation, with compensation held to the qualified plan limit under the Code. Effective January 1, 2009, Salaried Plan participants, including Mr. Kramer, Mr. McClellan and Mr. Patterson, also began receiving allocations under the retirement contributions feature of the Savings Plan.

Goodyear also maintains the Supplementary Plan, a non-qualified plan which provides additional retirement benefits to our officers and certain other key employees, including all of the named executive officers. The Supplementary Plan provides pension benefits to participants who retire with at least 30 years of service, retire after age 55 with at least ten years of service or retire after age 65 with at least five years of service. The formula for an annuity benefit is based on a percentage determined using credited service (22% with 10 years, 38% with 20 years, 48% with 30 years and 54% with 40 years) times five-year average compensation above the breakpoint ($68,850 in 2020), with compensation inclusive of base salary and annual incentive payments. The five-year average compensation uses the highest five calendar years, not necessarily consecutive, out of the last ten years. Benefits are offset for the Salaried Plan, the retirement contributions feature of the Savings Plan, applicable non-U.S. benefits and certain prior employer benefits. Under the Supplementary Plan, benefits payable to a participant who retires prior to age 62 are subject to a reduction of 0.4% for each month retirement precedes age 62. All benefits from the Supplementary Plan will be paid in a lump sum. For participants considered to be among the top 50 wage earners of the Company, benefits cannot be distributed prior to six months after separation of service. Mr. Kramer, Mr. Wells and Mr. McClellan are vested in their Supplementary Plan benefits.

Mr. Kramer, Mr. McClellan and Mr. Patterson are eligible for immediate commencement of the benefit from the Salaried Plan as of December 31, 2020. Mr. Wells and Mr. Delaney are not participants in the Salaried Plan. The chart below indicates the date at which each named executive officer is or will be eligible to receive a benefit from the Supplementary Plan.

SUPPLEMENTARY PLAN

Name	Earliest Eligibility for Benefit Commencement
Kramer	Currently eligible
Wells[1]	Currently eligible
McClellan	Currently eligible
Delaney	September 1, 2025

Patterson	October 1, 2028

1

Under the terms of the Supplementary Plan, Mr. Wells retains vesting credit for his prior eligible service at Goodyear, but did not retain any of the previously accrued benefits for that prior service.

63

EXECUTIVE COMPENSATION
Pension Benefits

We also maintain a non-qualified defined benefit Excess Benefit Plan that pays an additional pension benefit over that paid from the Salaried Plan if a participant does not meet the eligibility requirements of the Supplementary Plan. For employees hired after December 31, 2004, and for all employees as of December 31, 2008, who do not meet the eligibility requirements of the Supplementary Plan, there is a corresponding defined contribution Excess Benefit Plan that mirrors the retirement contributions feature of the Savings Plan. Like the qualified plans, effective December 31, 2008 accruals were frozen under the defined benefit Excess Benefit Plan and all affected participants began receiving defined contribution allocations under the defined contribution Excess Benefit Plan.

The Pension Benefits table below shows for the named executive officers the number of years of credited service, present value of accumulated benefit and payments during the last fiscal year, for each defined benefit plan.

The “Present Value of Accumulated Benefit” is the lump sum value as of December 31, 2020 of the expected pension benefit payable at age 62 that was earned as of December 31, 2020. That is, the benefit reflects service and compensation only through 2020, not projected for future years. The benefit payment at age 62 is assumed to be the lump sum form. The present value is measured using the same assumptions used for financial reporting purposes (and which are set forth following the Pension Benefits Table), with the exception of the commencement age. The commencement age is assumed to be 62 because that is the age at which the Supplementary Plan benefit is payable with no reduction for early retirement. If a participant would not have 10 years of service at age 62, then the benefit is assumed to be payable at the age when 10 years of service would be attained.

Generally, a participant’s years of credited service under the Supplementary Plan are based on years of employment with Goodyear. However, in the past, credit for service prior to employment with Goodyear was infrequently granted. Mr. Kramer received 13.6 additional years of credited service following his hiring by Goodyear in respect of service with a prior employer. The benefits paid to Mr. Kramer under the Supplementary Plan will be reduced by amounts he is entitled to receive under the pension plan maintained by his prior employer. Due to this service grant, the present value of accumulated benefit in the Pension Benefits Table is $6,620,942 higher for Mr. Kramer. None of the other named executive officers have received any additional years of credited service.

The Compensation Committee has adopted a policy prohibiting the grant of additional service credit in the Supplementary Plan for newly hired officers and other key employees.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)[1]	Payments During Last Fiscal Year ($)
Kramer	Supplementary Pension Plan	34.42	$28,071,981	$—
	Salaried Pension Plan	8.83	421,400	—
Wells	Supplementary Pension Plan	2.25	763,212	—
McClellan	Supplementary Pension Plan	33.00	9,582,032	—
	Salaried Pension Plan	21.00	765,057	—
Delaney	Supplementary Pension Plan	5.33	1,424,463	—
Patterson	Supplementary Pension Plan	18.50	2,695,823	—

	Salaried Pension Plan	6.58	209,281	—

1

All amounts shown are estimates as of December 31, 2020; the actual benefits to be paid to the named executive officers will be based on their credited service, compensation, and other factors at the time of their retirement.

64

EXECUTIVE COMPENSATION
Pension Benefits

The amounts set forth in the table above are based on the following assumptions:

•	the measurement date is December 31, 2020

•	the form of payment is a lump sum

•	the interest rate used to calculate the Supplementary Plan lump sum payment for benefits commencing in 2021 or later: 0.50%

•	the interest rate used to calculate the Salaried Plan lump sum payment for benefits commencing in 2021 or later: 2.53% (Mr. Kramer, Mr. McClellan and Mr. Patterson)

•

the mortality assumptions used to calculate the lump sum are those set forth in Internal Revenue Code Section 417(e) for the Salaried Plan and those set forth in UP-1984 Mortality for the Supplementary Plan

•	the discount rate used to determine the present value of the accumulated benefit is 1.90% for the Supplementary Plan and 2.53% for the Salaried Plan

•	the benefit commencement age is the later of age 62 and the age at which 10 years of service is attained (or, if older, age at the measurement date)

•	the accumulated benefit is calculated based on credited service and pay as of December 31, 2020 (for the Salaried Plan, credited service and pay as of December 31, 2008).

Nonqualified Deferred Compensation

The Deferred Compensation Plan is a non-qualified deferred compensation plan that provides named executive officers and certain other highly compensated employees the opportunity to defer their base salary and annual incentive payments. Deferred amounts may be invested in one of five investment alternatives or, with respect to annual incentive payments, Goodyear stock units. Four of these investment alternatives are funds managed by The Northern Trust Company, and currently include a money market fund, an equity index fund, a bond fund and a balanced fund. The average interest rate payable with respect to funds invested in the Northern Trust money market fund was 0.4% for the year ended December 31, 2020. The fifth investment vehicle is a growth fund managed by American Century Investments. Investment elections among the five investment alternatives may be changed daily. Deferrals of annual incentive payments into Goodyear stock units will result in a 20% premium paid in stock units that will vest in one year. There is no guaranteed return associated with any deferred amounts, and deferred amounts are subject to the claims of creditors in the event of our bankruptcy. Distribution of deferred amounts may begin after separation of service or in a selected number of years ranging from one to 20. Payment of deferred amounts will be in a lump sum or up to 15 annual installments, as elected at the time of deferral. Redeferral of amounts originally deferred prior to January 1, 2005 is allowed only if elected one year prior to the scheduled payout. Any stock units are converted to shares of Common Stock and distributed to the participant on March 31 of the fourth year following the end of the plan year under which the award was earned.

65

EXECUTIVE COMPENSATION
Nonqualified Deferred Compensation

The following table sets forth certain information regarding nonqualified deferred compensation of the named executive officers.

Name	Executive Contributions in Last FY ($)[1]	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)[2]	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Kramer	—	—	$11,781	—	$193,725
Wells	—	—	—	—	—
McClellan	—	—	—	—	—
Delaney	—	—	—	—	—

Patterson	—	—	—	—	—

1	Represents deferral in 2020 of base salary and/or annual incentive payments in respect of performance in 2019.

2

No portion of these earnings were included in the Summary Compensation Table because the Deferred Compensation Plan does not provide for “above-market” or preferential earnings as defined in applicable Securities and Exchange Commission rules and regulations.

Potential Payments Upon Termination or Change-in-Control

We provide for the payment of severance and certain other benefits to our named executive officers upon certain types of terminations of employment, as described below.

EXECUTIVE SEVERANCE PLAN

The Executive Severance Plan provides severance benefits to the Company’s officers, including all of the named executive officers, as follows:

(1)

If a participant’s employment is terminated by the Company and its affiliates other than for Cause (as such term is defined below), death or disability (and other than in connection with a change-in-control, as described in paragraph (2) below), such participant will generally receive: (i) earned but unpaid base salary and annual incentive compensation and accrued paid vacation, sick leave, sabbatical, holiday and other paid time off; (ii) a pro-rated annual incentive payment based on actual performance for the entire fiscal year in an amount not to exceed the participant’s target annual incentive; (iii) a cash severance payment equal to the sum of the participant’s base salary and target annual incentive at the time of severance multiplied by the participant’s severance multiple, which is established by the Compensation Committee and currently ranges from 1.0x to 2.0x; (iv) if the sum of the participant’s age plus years of credited service is equal to or greater than 75, vesting of the participant’s benefit under the Supplementary Plan; (v) continued health care coverage for a number of years equal to the participant’s severance multiple; and (vi) outplacement services in an amount not to exceed $25,000. Mr. Kramer’s severance multiple is 2.0x and each of the other named executive officers’ severance multiple is 1.5x.

(2)

If a participant’s employment is terminated involuntarily other than for Cause, death, disability or mandatory retirement or by the participant for Good Reason during the pendency of, and for ninety days following the cessation of, a Potential Change in Control (as such term is defined below) or within two years following a Change in Control (as such term is defined below), such participant will generally receive: (i) earned but unpaid base salary and annual incentive compensation and accrued paid vacation, sick leave, sabbatical, holiday and other paid time off; (ii) a pro-rated annual

66

EXECUTIVE COMPENSATION
Potential Payments Upon Termination or Change-in-Control

incentive payment based on the participant’s target annual incentive; (iii) a cash severance payment equal to twice the sum of the participant’s base salary and target annual incentive; (iv) if the participant has at least five years of service, vesting of the participant’s Supplementary Plan benefit; (v) continued health care coverage for up to two years; and (vi) outplacement services in an amount not to exceed $25,000 and reimbursement for certain legal fees incurred in connection with certain claims made under the Executive Severance Plan.

To be eligible to receive the benefits described above, the participant must execute a release and agree, among other things, to certain confidentiality, non-disparagement, non-solicitation and non-competition covenants.

The Executive Severance Plan has been effective since February 28, 2013 and now renews for one-year periods unless the Company provides notice, at least 90 days prior to the end of the current term, of its intent not to renew the Executive Severance Plan. The Executive Severance Plan automatically renewed for an additional one-year period ending on February 28, 2022.

As used in the Executive Severance Plan:

“Cause” means (1) the continued failure by an eligible employee to substantially perform the employee’s duties with the Company (other than any such failure resulting from the employee’s incapacity due to physical or mental illness), (2) the engaging by the employee in conduct which is demonstrably injurious to the Company, monetarily or otherwise, (3) the employee committing any felony or any crime involving fraud, breach of trust or misappropriation or (4) any breach or violation of any agreement relating to the employee’s employment with the Company where the Company, in its discretion, determines that such breach or violation materially and adversely affects the Company.

A “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(1)

any person is or becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company other than securities acquired by virtue of the exercise of a conversion or similar privilege or right unless the security being so converted or pursuant to which such right was exercised was itself acquired directly from the Company) representing 20% or more of (A) the then outstanding shares of Common Stock of the Company or (B) the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; or

(2)

the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board of Directors (the “Incumbent Board”): individuals who, on February 28, 2013, constitute the Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, without limitation, a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board of Directors or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on February 28, 2013 or whose appointment, election or nomination for election was previously so approved or recommended; or

(3)

there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation pursuant to which (A) the voting securities of the Company outstanding immediately prior to such merger or consolidation will continue to represent (either by remaining outstanding

67

EXECUTIVE COMPENSATION
Potential Payments Upon Termination or Change-in-Control

or by being converted into voting securities of the surviving entity or any parent thereof) more than 50% of the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, (B) no person will become the beneficial owner, directly or indirectly, of securities of the Company or such surviving entity or any parent thereof representing 20% or more of the outstanding shares of common stock or the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to such merger or consolidation) and (C) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation (or any parent thereof) resulting from such merger or consolidation; or

(4)

the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, (A) more than 50% of the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of which (or of any parent of such entity) is owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale, (B) in which (or in any parent of such entity) no person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 20% or more of the outstanding shares of common stock resulting from such sale or disposition or the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to such sale or disposition) and (C) in which (or in any parent of such entity) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors.

“Good Reason” means the occurrence during the pendency of, and for ninety days following the cessation of, a Potential Change in Control or within two years following a Change in Control, without the affected eligible employee’s written consent, of any of the following:

(1)

the assignment to the employee of duties that are materially inconsistent with the employee’s authority, duties or responsibilities immediately prior to a Potential Change in Control or, in the absence thereof, a Change in Control (other than pursuant to a transfer or promotion to a position of equal or enhanced responsibility or authority) or any other action by the Company which results in a material diminution in such authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the employee, provided, however, that any such material diminution that is primarily a result of the Company no longer being a publicly traded entity or becoming a subsidiary or division of another entity shall not be deemed “Good Reason” for purposes of the Executive Severance Plan, except that an employee shall have Good Reason if the Company is no longer a publicly traded entity and, immediately before the Change in Control that caused the Company no longer to be a publicly traded entity, substantially all of the employee’s duties and responsibilities related to public investors or government agencies that regulate publicly traded entities;

(2)

a change in the location of such employee’s principal place of business by more than 50 miles when compared to the employee’s principal place of business immediately before a Potential Change in Control or, in the absence thereof, a Change in Control;

(3)

a material reduction in the Employee’s annual base salary or target annual incentive opportunity from that in effect immediately before a Potential Change in Control or, in the absence thereof, a Change in Control; and

68

EXECUTIVE COMPENSATION
Potential Payments Upon Termination or Change-in-Control

(4)

the failure by any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform the Executive Severance Plan in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place.

A “Potential Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(1)	the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(2)	the Company or any person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;

(3)

any person becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company other than securities acquired by virtue of the exercise of a conversion or similar privilege or right unless the security being so converted or pursuant to which such right was exercised was itself acquired directly from the Company) representing 20% or more of either the then outstanding shares of Common Stock of the Company or the combined voting power of the Company’s then outstanding voting securities; or

(4)	the Board adopts a resolution to the effect that a Potential Change in Control has occurred.

The description above is meant only to be a summary of the provisions of the Executive Severance Plan. The Executive Severance Plan was an exhibit to a Form 8-K filed with the Securities and Exchange Commission on March 6, 2013.

QUANTIFICATION OF TERMINATION BENEFITS

The table below shows amounts that would be payable to each of the named executive officers, as of December 31, 2020, upon the termination of their employment in the circumstances indicated in each row of the table. The amounts shown are calculated on the assumption that the triggering event occurred on December 31, 2020. We have assumed that, if a named executive officer resigned or was terminated for Cause, the Compensation Committee would have exercised its discretion to cancel any outstanding awards in respect of the performance cycles ending on December 31, 2020 prior to the payment of those awards in February 2021. Other assumptions used to determine the amounts shown are described below.

Cash Severance. The amounts shown in the rows captioned “Termination Without Cause” and “Involuntary Termination Within Two Years of Change in Control” are calculated in accordance with the terms of the Executive Severance Plan. (See “Executive Severance Plan” above.) Cash severance is not payable in any other circumstance.

Annual and Long-Term Cash Incentives. The amounts shown in the table for annual and long-term cash incentives are the amounts earned for the annual or three-year performance cycles ended December 31, 2020. The amounts shown in the rows captioned “Death/Disability” and “Retirement” also include the amounts earned but not yet payable for completed performance periods under the 2019-2021 and 2020-2022 long-term cash incentive awards. The amounts shown in the row captioned “Involuntary Termination Within Two Years of Change in Control” also include (a) the amounts earned but not yet payable for completed performance periods and (b) the unearned amounts at the target amount of the award opportunity for uncompleted performance periods under the 2019-2021 and 2020-2022 long-term cash incentive awards.

69

EXECUTIVE COMPENSATION
Potential Payments Upon Termination or Change-in-Control

Equity. The amounts shown in the table for equity with respect to restricted stock units in the rows captioned “Death/Disability” and “Retirement” reflect pro-rata vesting, and in the row captioned “Involuntary Termination Within Two Years of Change in Control” reflect the full vesting, of the restricted stock units upon the occurrence of those events. In each case, the amounts shown are calculated based on a per share price of $10.91, the closing market price of our Common Stock on December 31, 2020.

The amounts shown in the table for equity with respect to performance share awards are the amounts earned for the three-year performance cycle ended December 31, 2020. The amounts shown in the rows captioned “Death/Disability” and “Retirement” also include the amounts earned but not yet payable for completed performance periods under the 2019-2021 and 2020-2022 performance share awards. The amounts shown in the row captioned “Involuntary Termination Within Two Years of Change in Control” also include (a) the amounts earned but not yet payable for completed performance periods and (b) the unearned amounts at the target amount of the award opportunity for uncompleted performance periods under the 2019-2021 and 2020-2022 performance share awards. In each case, the amounts shown are calculated based on a per share price of $10.91, the closing market price of our Common Stock on December 31, 2020.

Our equity compensation plans provide that unexercised stock options terminate automatically if the optionee ceases to be an employee of Goodyear or one of its subsidiaries for any reason, except that (a) upon retirement or disability of the optionee more than six months after the grant date, each stock option will become immediately exercisable and remain exercisable until the earlier of five years or its expiration date, (b) in the event of the death of the optionee more than six months after the grant date, each stock option will become immediately exercisable and remain exercisable until the earlier of three years after the date of death of the optionee or its expiration date, and (c) for options granted on or after June 8, 2010, in the event of the termination of the optionee’s employment by us other than for cause, each vested stock option will remain exercisable for 90 days following the date of termination of their employment. For these purposes, resignations, terminations without cause, and involuntary terminations upon a change in control are treated like a retirement if the employee is eligible for retirement as of the date of termination. Mr. Kramer and Mr. McClellan were eligible for retirement on December 31, 2020.

Additional Retirement Benefits. The table below shows the additional retirement benefits, if any, that would be payable to the named executive officer if the named executive officer’s employment was terminated on December 31, 2020, and that named executive officer was vested in the benefit as of that date. Mr. Kramer, Mr. Wells and Mr. McClellan are vested in their Supplementary Plan benefit. Mr. Delaney is not yet vested in a Supplementary Plan benefit, is not eligible to participate in the Salaried Plan or the defined benefit Excess Benefit Plan, and would instead receive substantially smaller benefits from the defined contribution Excess Benefit Plan. Mr. Patterson is not yet vested in a Supplementary Plan benefit, and would instead receive a substantially smaller benefit from the Salaried Plan and the defined contribution Excess Benefit Plan. The Supplementary Plan and Salaried Plan amounts shown in the Pension Benefits table are the present values at December 31, 2020 of benefits that would be payable in lump sum form at the later of age 62 and the age at which 10 years of service is attained (or age at December 31, 2020, if older than 62). The amounts shown in the table below are the additional amounts that would be payable, together with the amounts shown in the Pension Benefits table, in lump sum form after termination of employment at December 31, 2020. The additional amounts are solely due to differences in the assumptions used to value the benefit as of December 31, 2020.

70

EXECUTIVE COMPENSATION
Potential Payments Upon Termination or Change-in-Control

In the event of an “Involuntary Termination Within Two Years of Change in Control,” Mr. Delaney’s benefits under the Supplementary Plan will become vested since he has five years of credited service. For Mr. Delaney, the difference between the amount payable from the Supplementary Plan upon a triggering event ($1,713,193) and the value presented in the Pension Benefits table ($1,424,463) is solely due to differences in the assumptions used in the calculations. In the event of an “Involuntary Termination Within Two Years of Change in Control,” Mr. Patterson’s benefits under the Supplementary Plan will become vested since he has five years of credited service. For Mr. Patterson, the difference between the amount payable from the Supplementary Plan upon a triggering event ($2,103,450) and the value presented in the Pension Benefits table ($2,695,823) is solely due to differences in the assumptions used in the calculations.

All Other Benefits. The amounts shown for all other benefits for each scenario include the payment of accrued vacation. In addition, the amounts shown in the row captioned “Termination Without Cause” include reimbursement of COBRA payments and payments for outplacement services (capped at $25,000), and the amounts shown in the row captioned “Involuntary Termination Within Two Years of Change in Control” include reimbursement of COBRA payments, payments for outplacement services (capped at $25,000), and reimbursement for legal fees, if any (assumed to be $0 for purposes of the table below).

Name	Triggering Event	Cash Severance	Annual and Long-Term Cash Incentives	Equity	Additional Retirement Benefits	All Other Benefits	Total
Kramer	Death/Disability	$—	$9,404,500	$6,575,804	$1,810,909	$150,000	$17,941,213
	Retirement	—	9,404,500	6,575,804	1,810,909	150,000	17,941,213
	Termination Without Cause	6,760,000	9,404,500	6,575,804	1,810,909	216,422	24,767,635
	Involuntary Termination Within Two Years of Change in Control	6,760,000	14,729,500	10,204,166	1,810,909	216,422	33,720,997
Wells	Death/Disability	—	2,627,000	1,420,070	28,729	—	4,075,799
	Retirement	—	—	—	28,729	—	28,729
	Termination Without Cause	2,400,000	973,900	63,365	28,729	58,285	3,524,279
	Involuntary Termination Within Two Years of Change in Control	3,200,000	4,076,900	4,096,262	28,729	69,380	11,471,271
McClellan	Death/Disability	—	2,491,850	1,352,333	358,221	77,885	4,280,289
	Retirement	—	2,491,850	1,352,333	358,221	77,885	4,280,289
	Termination Without Cause	2,306,250	2,491,850	1,352,333	358,221	137,661	6,646,315
	Involuntary Termination Within Two Years of Change in Control	3,075,000	3,841,850	2,029,804	358,221	149,253	9,454,128
Delaney	Death/Disability	—	2,400,750	1,308,627	—	57,692	3,767,069
	Termination Without Cause	2,250,000	861,750	46,520	—	115,892	3,274,162
	Involuntary Termination Within Two Years of Change in Control	3,000,000	3,750,750	1,984,157	1,713,193	126,958	10,575,058
Patterson	Death/Disability	—	1,438,900	715,257	—	43,846	2,198,003
	Termination Without Cause	1,710,000	583,900	23,795	—	102,046	2,419,741
	Involuntary Termination Within Two Years of Change in Control	2,280,000	2,188,900	1,090,022	2,103,450	113,112	7,775,484

71

EXECUTIVE COMPENSATION
Director Compensation Table

Director Compensation Table

The table below sets forth information regarding the compensation paid to our non-employee directors during 2020.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)[1]	All Other Compensation ($)[2]	Total ($)
Firestone	$129,918	$153,744	$221	$283,883
Geissler	117,747	150,958	—	268,705
Hellman	119,080	151,299	1,629	272,008
Koellner	161,875	149,440	—	311,315
McCollough	113,750	154,046	—	267,796
McGlade	131,250	149,236	1,002	281,488
Palmore	126,875	149,542	—	276,417
Siu	123,641	119,852	—	243,493
Streeter	122,878	153,308	—	276,186
Weidemeyer[3]	34,643	85,113	1,932	121,688
Wessel	113,750	154,680	950	269,380

Williams	122,878	145,784	—	268,662

1

Represents quarterly grants of restricted stock units, together with dividend equivalents paid during 2020, pursuant to the Outside Directors’ Equity Participation Plan. For further information regarding this plan, see the description below.

As of December 31, 2020, the following directors held the total number of restricted stock units and deferred share equivalent units indicated next to his or her name:

Name	Number of Restricted Stock Units	Number of Deferred Share Equivalent Units	Total Share Equivalents
Firestone	102,971	4,337	107,308
Geissler	77,882	—	77,882
Hellman	81,484	—	81,484
Koellner	44,984	16,861	61,845
McCollough	102,971	7,527	110,498
McGlade	59,690	—	59,690
Palmore	62,922	—	62,922
Siu	15,677	—	15,677
Streeter	102,701	—	102,701
Weidemeyer[3]	—	19,957	19,957
Wessel	102,971	14,219	117,190
Williams	23,229	—	23,229

2	Represents income associated with the Company’s provision of up to two sets of automobile tires per year to the directors.
3	Mr. Weidemeyer retired from the Board at the 2020 Annual Meeting of Shareholders.

72

EXECUTIVE COMPENSATION
Director Compensation Table

Goodyear directors who are not officers or employees of Goodyear or any of its subsidiaries receive, as compensation for their services as a director, a combination of cash retainer and stock awards pursuant to the Outside Directors’ Equity Participation Plan (the “Directors’ Equity Plan”).

The Compensation Committee reviews pay levels for non-employee directors each year with assistance from F.W. Cook, who prepares a comprehensive assessment of Goodyear’s non-employee director compensation program. That assessment includes benchmarking of director compensation against the same peer group used for executive compensation purposes, an update on recent trends in director compensation, and a review of related corporate governance best practices. Following that review, the Board of Directors, consistent with the recommendation of the Compensation Committee, did not make any changes to the outside directors’ compensation in 2020. In light of the furloughs and salary reductions and deferrals by many of our associates during the second quarter of 2020, the Board also reduced its cash compensation by 50% during the third quarter of 2020. As a result, the outside directors’ annual cash compensation was $113,750 and the grant date fair value of annual stock awards was $145,000 during 2020. The Lead Director received an additional $48,125. The chairpersons of the Audit and Compensation Committees received an additional $17,500, and the chairpersons of all other committees received an additional $13,125. Any director who attended more than 24 Board and committee meetings received $1,700 for each additional meeting attended ($1,000 if the meeting was attended by telephone). In addition, the Board may form special committees from time to time and determine the compensation of the chairperson of such committees. Travel and lodging expenses incurred in attending Board and committee meetings are paid by Goodyear. Mr. Kramer did not receive additional compensation for his service as a director.

Outside directors also participate in the Directors’ Equity Plan, which is intended to further align the interests of directors with the interests of shareholders by making part of each director’s compensation dependent on the value and appreciation over time of our Common Stock. For 2020, each eligible director received a quarterly grant of restricted stock units with a grant date fair value of $36,250, payable on the first business day of the subsequent calendar quarter based on the closing market price of our Common Stock on that date. These restricted stock units will be paid to directors in shares of Common Stock on the fifth business day of the quarter following the quarter during which the director leaves the Board. The Directors’ Equity Plan also permits each participant annually to elect to have 25%, 50%, 75% or 100% of his or her cash retainer and meeting fees deferred and converted into share equivalent units based on the closing market price of our Common Stock on the payment date. Under the Directors’ Equity Plan, the restricted stock units and share equivalent units receive dividend equivalents at the same rate as our Common Stock, which dividends will be converted into restricted stock units or share equivalent units, as the case may be, based on the closing market price of our Common Stock on the dividend payment date. Share equivalent units accrued prior to October 1, 2010 will be converted to a dollar value at the closing market price of our Common Stock on the later of the first business day of the seventh month following the month during which the participant ceased to be a director and the fifth business day of the year next following the year during which the participant ceased to be a director. Amounts earned and vested on or after January 1, 2005, will be paid out in a lump sum on the fifth business day following the conversion from share equivalent units to a dollar value. Share equivalent units accrued on or after October 1, 2010 will be paid to directors in shares of Common Stock on the fifth business day of the quarter following the quarter during which the director leaves the Board.

73

EXECUTIVE COMPENSATION
Director Compensation Table

The stockholding guidelines for directors specify that a director must accumulate and hold a number of shares equal in value to five times the annual cash retainer. Shares owned directly and restricted stock units and share equivalent units accrued to a Directors’ Equity Plan account are counted as ownership in assessing compliance with the guidelines. The stock price to be used in assessing compliance with the guidelines as of May 1st of each year will be the average closing stock price for the prior 60-day period. During 2020, each of our directors complied with our stockholding guidelines.

Risks Related To Compensation Policies And Practices

We have reviewed our compensation policies and practices for our employees and have concluded that the risks arising from those policies and practices are not reasonably likely to have a material adverse effect on us.

Pay Ratio

For 2020, the annual total compensation of the CEO, as set forth in the Summary Compensation Table, was $16,003,113, and the median of the annual total compensation of all employees, other than the CEO, was $48,659, resulting in a ratio of 329:1 (the “pay ratio”).

In determining the median employee, we collected information regarding taxable wages for all employees, defined consistently with applicable SEC regulations, of the Company and its consolidated subsidiaries as of October 1, 2020 for the period beginning January 1, 2020 and ending September 30, 2020. Taxable wages generally included an employee’s actual income, including wages, overtime, bonuses and other cash incentives, that are subject to taxation in the applicable jurisdiction. We converted earnings paid in local currencies to U.S. dollars by applying the average exchange rate used for the preparation of our financial statements for the period from January 1, 2020 to September 30, 2020.

We did not utilize the “de minimis” exception, statistical sampling or other similar methods, or any cost-of-living adjustment, as permitted by applicable SEC regulations, in calculating the pay ratio.

74

BENEFICIAL OWNERSHIP OF COMMON STOCK

The persons identified in the table below have reported that they beneficially owned more than 5% of the outstanding shares of the Common Stock as follows:

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percent of Common Stock Outstanding Beneficially Owned
BlackRock, Inc.
55 East 52nd Street New York, New York 10055	27,779,195	[1]	11.9%
The Vanguard Group, Inc.

100 Vanguard Blvd. Malvern, Pennsylvania 19355	20,781,493	[2]	8.9%
Dimensional Fund Advisors LP
6300 Bee Cave Road Building One Austin, Texas 78746	11,938,640	[3]	5.1%

1

At December 31, 2020, sole voting power in respect of 27,273,998 shares and sole dispositive power in respect of 27,779,195 shares, as stated in a Schedule 13G/A filed with the Securities and Exchange Commission on January 27, 2021.

2

At December 31, 2020, shared voting power in respect of 231,887 shares, sole dispositive power in respect of 20,357,331 shares and shared dispositive power in respect of 424,162 shares, as stated in a Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 2021.

3

At December 31, 2020, sole voting power in respect of 11,512,723 shares and sole dispositive power in respect of 11,938,640 shares, as stated in a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2021.

In addition, The Northern Trust Company, 333 S. Wabash Avenue, Chicago, Illinois 60604, has indicated that at the record date it held 4,140,203 shares, or approximately 1.8% of the outstanding shares, of Common Stock as the trustee of various employee savings plans sponsored by Goodyear.

75

BENEFICIAL OWNERSHIP OF COMMON STOCK

On February 16, 2021, each director and nominee, each named executive officer, and all directors, nominees and executive officers as a group, beneficially owned the number of shares of Common Stock set forth in the table below.

	Beneficial Ownership at February 16, 2021[1]
Name	Shares of Common Stock Owned Directly[2]		Shares of Common Stock Held in Savings Plan[3]	Shares of Common Stock Subject to Exercisable Options[4]	Deferred Share Equivalent Units and Restricted Stock Units		Percent of Class
James A. Firestone	-0-		-0-	-0-	110,873	[6]	*
Werner Geissler	50,000		-0-	-0-	81,446	[6]	*
Peter S. Hellman	-0-		-0-	-0-	85,048	[6]	*
Laurette T. Koellner	-0-		-0-	-0-	65,409	[6]	*
Karla R. Lewis	-0-		-0-	-0-	-0-		*
W. Alan McCollough	-0-		-0-	-0-	114,063	[6]	*
John E. McGlade	-0-		-0-	-0-	63,254	[6]	*
Roderick A. Palmore	-0-		-0-	-0-	66,487	[6]	*
Hera Siu	-0-		-0-	-0-	19,242	[6]	*
Stephanie A. Streeter	-0-		-0-	-0-	106,265	[6]	*
Michael R. Wessel	-0-		-0-	-0-	120,755	[6]	*
Thomas L. Williams	-0-		-0-	-0-	26,794	[6]	*
Richard J. Kramer	480,607	[5]	250	2,312,074	405,281	[7,8]	1.2%
Darren R. Wells	11,154		-0-	110,406	74,324	[8]	*
Christopher R. Delaney	30,655		-0-	225,758	63,814	[8]	*
Stephen R. McClellan	93,391		1,752	439,708	67,299	[8]	*
Ryan G. Patterson	14,542		-0-	69,237	34,514	[8]	*
All directors, nominees, named executive officers and all other executive officers as a group (23 persons)	709,602		5,934	3,178,790	1,746,278		1.6%

*	Less than 1%

1

The number of shares indicated as beneficially owned by each of the directors, nominees and named executive officers, and by all directors, nominees and executive officers as a group, and the percentage of Common Stock outstanding beneficially owned by each person and the group, has been determined in accordance with Rule 13d-3(d)(1) promulgated under the Securities Exchange Act of 1934.

2	Unless otherwise indicated in a subsequent note, each person named and each member of the group has voting and investment power with respect to the shares of Common Stock shown.

3	Shares held in trust under Goodyear’s Employee Savings Plan for Salaried Employees.

4	Shares that may be acquired upon the exercise of options which are exercisable on or prior to April 17, 2021.

5	Includes 103,492 shares acquired under Restricted Stock Purchase Agreements.

6

Deferred share equivalent units and restricted stock units, each equivalent to a share of Common Stock, accrued to accounts of the director under Goodyear’s Outside Directors’ Equity Participation Plan. Deferred share equivalent units are payable in cash, and restricted stock units are payable in Common Stock, following retirement from the Board of Directors. See “Director Compensation Table” at page 72.

7

Includes 516 units, each equivalent to a share of Common Stock, deferred pursuant to performance awards earned, and payable in cash, shares of Common Stock, or any combination thereof, at the election of the executive officer.

8	Restricted stock units, each equivalent to a share of Common Stock, that vest and convert into shares of Common Stock following a specified service period.

76

RELATED PERSON TRANSACTIONS

During 2020, Goodyear and its subsidiaries, in the ordinary course of their business and at competitive prices and terms, made sales to or purchases from, or engaged in other transactions with, corporations of which certain Goodyear non-management directors are directors and/or executive officers. Goodyear does not consider the transactions to be material to its business and believes such transactions were not material in relation to the business of such other corporations or the interests of the directors concerned.

On an annual basis, each director and executive officer is obligated to complete a Director and Officer Questionnaire that requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. Under the “Board of Directors and Executive Officers Conflict of Interest Policy,” directors and executive officers are expected to promptly disclose actual and potential conflicts of interest to Goodyear’s General Counsel, who may consult with the Chairman of the Governance Committee or the Lead Director on matters of interpretation of the policy. Any waivers of the policy are required to be approved by the Board of Directors, and any such waivers will be promptly disclosed to shareholders.

77

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as Goodyear’s independent registered public accounting firm for the fiscal year ending December 31, 2021. Representatives of PwC are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The following table presents fees and expenses for services rendered by PwC for fiscal 2020 and 2019.

(IN THOUSANDS)

	2020	2019
Audit Fees and Expenses[1]	$10,161	$10,590
Audit-Related Fees and Expenses[2]	188	232
Tax Fees and Expenses[3]	549	766
All Other Fees and Expenses[4]	208	482

Total	$11,106	$12,070

1

Audit fees and expenses represent fees and expenses for professional services provided in connection with the audit of our financial statements and the effectiveness of internal control over financial reporting, the review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

2	Audit-related fees and expenses consist primarily of accounting consultations and other related services.

3	Tax fees and expenses consist primarily of assistance in the preparation of international tax returns and consultations on various tax matters worldwide.

4	All other fees and expenses principally include fees related to advisory services.

All audit, audit-related, tax and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by PwC was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s Pre-Approval Policy provides for pre-approval of audit, audit-related, tax and all other fees on an annual basis and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved. Under the policy, the Audit Committee delegates pre-approval authority to the Chairman of the Committee. The Chairman is to report any such pre-approval decisions to the Audit Committee at its next scheduled meeting.

78

REPORT OF THE AUDIT COMMITTEE

Management has the primary responsibility for the integrity of Goodyear’s financial information and the financial reporting process, including the system of internal control over financial reporting. PricewaterhouseCoopers LLP (“PwC”), Goodyear’s independent registered public accounting firm, is responsible for conducting independent audits of Goodyear’s financial statements and the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and expressing an opinion on the financial statements and the effectiveness of internal control over financial reporting based upon those audits. The Audit Committee is responsible for overseeing the conduct of these activities by management and PwC.

As part of its oversight responsibility, the Audit Committee has reviewed and discussed the audited financial statements, the adequacy of financial controls and the effectiveness of Goodyear’s internal control over financial reporting with management and PwC. The Audit Committee also has discussed with PwC the matters required to be discussed by the applicable requirements of the PCAOB and the Securities and Exchange Commission. The Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC their independence from Goodyear.

Based on the review and discussions with management and PwC referred to above, the Audit Committee has recommended to the Board of Directors that Goodyear include the audited consolidated financial statements of Goodyear and subsidiaries for the year ended December 31, 2020 in Goodyear’s Annual Report on Form 10-K for the year ended December 31, 2020 and in its 2020 Annual Report to Shareholders.

THE AUDIT COMMITTEE

John E. McGlade, Chairman

Werner Geissler

Peter S. Hellman

Roderick A. Palmore

79

PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has the ultimate authority and responsibility to directly appoint, retain, compensate, oversee, evaluate, and, where appropriate, terminate the independent accountants. The Audit Committee has appointed PwC as the independent registered public accounting firm to audit Goodyear’s consolidated financial statements as of and for the fiscal year ending December 31, 2021 and its internal control over financial reporting as of December 31, 2021. During fiscal year 2020, PwC served as Goodyear’s independent registered public accounting firm and also provided audit-related, tax and other services. See “Principal Accountant Fees and Services” above.

PwC and its predecessor firms have been our independent auditors since 1898. The Audit Committee believes that our long-term engagement of PwC has several benefits:

•	Improved audit quality due to PwC’s in-depth understanding of our global business, accounting policies, practices and systems, and internal controls.

•	Improved audit efficiency and effectiveness due to PwC’s familiarity with the Company, which also results in a lower fee structure.

•	Elimination of time and expense inherent in on-boarding a new independent auditor.

The Audit Committee engages in an annual evaluation of the independent auditor’s qualifications, performance and independence and periodically considers the advisability and potential impact of selecting a different independent registered public accounting firm. In accordance with SEC rules and PwC’s policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide service to us. For lead and concurring audit partners, the maximum number of consecutive years of service in that capacity is five years. We select the Company’s lead audit partner pursuant to this rotation policy following meetings between the Chairman of the Audit Committee and candidates for that role, as well as discussion by the full Committee and with management.

The members of the Audit Committee believe that the continued retention of PwC to serve as Goodyear’s independent registered public accounting firm is in the best interests of Goodyear and its shareholders. As a result, the following resolution will be presented by the Board of Directors at the Annual Meeting:

“RESOLVED, that the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2021 is hereby ratified.”

80

PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ratification of the appointment of PwC requires the affirmative vote of a majority of our outstanding Common Stock. In the event the appointment of PwC is not ratified by the shareholders, the adverse vote will be deemed to be an indication to the Audit Committee that it should consider selecting another independent registered public accounting firm for 2022.

Your Board of Directors unanimously recommends that shareholders vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2021 (Proposal 3).

81

PROPOSAL 4 – SHAREHOLDER PROPOSAL

The proposal set forth below has been submitted by Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, the beneficial owner of no fewer than 350 shares of Goodyear’s Common Stock.

Proposal 4 – Special Shareholder Meeting Improvement

Shareholders ask our board to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting. The Board of Directors would continue to have its existing power to call a special meeting.

Currently it takes formal steps by 35% of the shares that normally cast ballots at the annual meeting to call a special shareholder meeting.

And since the publication of the 2020 Goodyear annual meeting proxy there has been a dramatic development in shareholder meetings. The 2020 pandemic has resulted in 2000 in-person shareholder meetings being converted into 2000 online shareholder meetings.

Thus a special shareholder meeting can now be online shareholder meeting which is so much easier for management with a substantial cost reduction. Management is so well protected at online meetings that shareholders should have a corresponding greater flexibility in calling for a special shareholder meeting.

With online shareholder meetings management has the option of screening out constructive criticism of management. Thus the core agenda of such an online meeting can simply be the announcement of the vote.

For instance Goodyear management hit the mute button right in the middle of a formal shareholder proposal presentation at its 2020 online shareholder meeting to bar constructive criticism.

Please see:

Goodyear’s virtual meeting creates issues with shareholder

https://www.crainscleveland.com/manufacturing/goodyears-virtual-meeting-creates-issues-shareholder

Please see:

Goodyear Tire & Rubber Company, Shareholder Alert

https://www.sec.gov/Archives/edgar/data/42582/000121465920003216/d47201px14a6g.htm

Plus AT&T management would not even allow the proponents of shareholder proposals to read their proposals by telephone at the 2020 AT&T online annual meeting during pandemic travel restrictions.

Please see:

AT&T investors denied a dial-in as annual meeting goes online

https://whbl.com/2020/04/17/att-investors-denied-a-dial-in-as-annual-meeting-goes-online/1007928/

82

SHAREHOLDER PROPOSAL
Proposal 4 – Special Shareholder Meeting Threshold

Imagine the control a management like AT&T or Goodyear could have over an online special shareholder meeting.

The current stock ownership threshold of 35% of shares (that normally cast ballots at an annual meeting) to call for a special shareholder meeting can mean that more than 50% of shareholders must be contacted during a short window of time to simply call a special meeting.

Plus many shareholders, who are convinced that a special meeting should be called, can make a small paperwork error that will disqualify them from counting toward the 35% ownership threshold that is now needed for a special meeting.

Please vote yes:

Special Shareholder Meeting Improvement – Proposal 4

83

SHAREHOLDER PROPOSAL
Proposal 4 – Special Shareholder Meeting Threshold

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

The Board has carefully considered this proposal and concluded that its adoption is unnecessary and not in the best interests of the Company or our shareholders. The Board recommends voting AGAINST this proposal for the following reasons:

Goodyear shareholders already have a meaningful right to call a special meeting. Our Board recognizes the importance of giving shareholders a meaningful right to call special meetings in appropriate circumstances. Our Regulations currently permit 25% of all shares outstanding to call special meetings for any purpose. The Board believes that our current 25% ownership threshold strikes a reasonable and appropriate balance between providing shareholders with the year-round ability to call a special meeting while protecting shareholders against a small minority of shareholders who may utilize the special meeting platform to advance their own particular agenda. Given the demographics of our shareholders, reducing the ownership threshold to 10% could enable a small minority of shareholders (or even a single shareholder) to trigger the expense and distraction of a special meeting to pursue narrow short-term interests that are not widely viewed among our shareholder base as requiring immediate attention or that are not aligned with the long-term interests of the Company or our shareholders generally. Our current threshold can be met by as few as three of our shareholders acting together, whereas the proposed 10% threshold could be met by just one shareholder acting alone, meaning a single shareholder could use the special meeting mechanism to pursue its own narrow agenda. Furthermore, frequent special meetings could distract the Board and management, causing disruptions to the Company’s operations and interrupting the Company’s progress in achieving its long-term strategic objectives. The Board continues to believe maintaining the 25% ownership threshold preserves a reasonable and appropriate balance between providing shareholders with a right to call a special meeting while protecting against unnecessary waste of corporate resources and disruption associated with convening a special meeting.

Special meetings require substantial resources. Convening a special shareholder meeting requires a substantial commitment of time, effort and resources by the Company, regardless of whether the meeting is held in person or virtually. The Company must pay to prepare, print and distribute to shareholders the legal disclosure documents related to the meeting, solicit proxies, tabulate votes and, for a virtual meeting, engage a service provider to host the meeting online. The Board and management must also divert time otherwise dedicated to operating the business to preparing for and conducting the meeting.

Reducing the threshold needed to call a special meeting from 25% of shares outstanding to 10% of shares outstanding could cause the Company to dedicate a significant amount of time and resources on a special meeting even if up to 90% of shareholders are not in favor of calling the meeting. Because of the considerable financial and administrative burdens associated with special meetings, special meetings should be extraordinary events that occur only when there are urgent and important strategic matters or profound fiduciary concerns to address prior to the Company’s next annual meeting. If such a situation were to occur, the Company’s current 25% ownership threshold affords shareholders a meaningful opportunity to call a special meeting. Lowering the threshold to 10% would enable a small minority of shareholders to call unnecessary or duplicative meetings for less significant matters which would be costly and disruptive to the Company.

84

SHAREHOLDER PROPOSAL
Proposal 4 – Special Shareholder Meeting Threshold

We value the views of our shareholders and have implemented strong corporate governance practices. We value the views of our shareholders, and our corporate governance framework provides meaningful, year-round opportunities for shareholders to bring matters to the attention of the Company, our Board and other shareholders at any time. Our corporate governance policies give our shareholders a voice to communicate their priorities to the Board and management. Specifically, our shareholders have the right to elect directors annually, submit proposals and director nominees for inclusion in our proxy statement for consideration at an annual meeting (subject to SEC rules and/or our Regulations), and vote annually on the advisory “say-on-pay” vote on executive compensation. Shareholders also have the ability to communicate directly with the Board or any of the directors (including the Lead Director or the non-management directors as a group), propose director nominees to the Governance Committee, and submit other proposals, including nominations of director candidates, directly at an annual meeting, subject to our Regulations. Our current special meeting right augments these and other corporate governance best practices that we have in place that protect shareholder rights.

As highlighted on page v of the Proxy Summary, we have a robust shareholder engagement program that ensures our shareholders are heard and able to communicate directly with us on important matters outside of the annual meeting cycle. We communicate regularly with shareholders regarding areas of interest or concerns such as long-term business strategy, corporate governance, executive compensation, corporate responsibility and other topics suggested by our shareholders. Our directors have also regularly participated in these meetings with shareholders to provide a direct line of communication between our shareholders and our Board. Through shareholder engagement, we have received valuable feedback and important external viewpoints that inform our decisions and our strategy. As evidence of our Board’s focus on strong and effective corporate governance practices and responsiveness to shareholder perspectives, we have taken a number of actions reflecting shareholder input, including implementing a shareholder proxy access right in our Regulations, reducing the vote required to remove directors from a supermajority vote to a majority vote, eliminating cumulative voting in the election of directors, and reducing the vote required to approve certain business combination transactions from a supermajority vote to a majority vote. Importantly, shareholders have not raised in these conversations concerns over our current ownership threshold to call a special meeting.

For more information on our strong corporate governance practices, see “Corporate Governance Highlights,” beginning on page ix of the Proxy Summary.

Our current 25% special meeting threshold is consistent with that of other leading public companies. Among S&P 500 companies, over two-thirds provide shareholders with a right to call special shareholders meetings. Among those S&P 500 companies that provide such a right, over 60% set the threshold at or above 25%, including approximately 40% which set the threshold at 25% like Goodyear.

When viewed together with our strong corporate governance policies and practices, our robust shareholder engagement program and the many shareholder-friendly provisions that we have adopted, the Board believes that our current 25% special meeting threshold is appropriate and enhances shareholder rights while still ensuring significant support among shareholders is required to call a special meeting. Accordingly, the Board believes that adoption of the shareholder proposal to lower the threshold to call a special meeting is unnecessary and, if implemented, would undermine the Company’s ability to efficiently use its resources and promote the long-term and best interests of all shareholders.

Approval of this proposal requires the affirmative vote of a majority of our outstanding Common Stock.

Your Board of Directors unanimously recommends that shareholders vote AGAINST approval of this shareholder proposal (Proposal 4).

85

GENERAL INFORMATION

Goodyear’s executive offices are located at:

200 Innovation Way

Akron, Ohio 44316-0001

Our telephone number is: 330-796-2121

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Goodyear to be voted at the Annual Meeting, and at any adjournments thereof, for the purposes set forth in the accompanying notice.

Our Annual Report to Shareholders for the year ended December 31, 2020 is enclosed with this Proxy Statement. The Annual Report is not considered part of the proxy solicitation materials.

Shares Voting

Holders of Common Stock at the close of business on the record date are entitled to notice of, and to vote the shares of Common Stock they hold on the record date at, the Annual Meeting. As of the close of business on the record date, there were 233,299,929 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote.

Vote Required

In accordance with Goodyear’s Articles of Incorporation, a director nominee must receive, in an uncontested election of directors, a greater number of votes cast “for” his or her election than “against” his or her election. You may not vote cumulatively in the election of directors.

Under Ohio law, an incumbent director who is not re-elected will continue in office as a “holdover” director until his or her successor is elected by a subsequent shareholder vote, or his or her earlier resignation, removal from office or death. In order to address “holdover” terms for any incumbent directors who fail to be re-elected under our majority vote standard, our Corporate Governance Guidelines provide that if a director nominee does not receive a majority affirmative vote, he or she will promptly offer his or her resignation as a director to the Board of Directors. Within 90 days, the Board will decide, after taking into account the recommendation of the Governance Committee (in each case excluding the nominee(s) in question), whether to accept the resignation. The Governance Committee and the Board may consider any relevant factors in deciding whether to accept a director’s resignation. The Board’s explanation of its decision shall be promptly disclosed in a filing with the Securities and Exchange Commission.

86

GENERAL INFORMATION
Vote Required

The affirmative vote of at least a majority of the shares of Common Stock outstanding on the record date is required for a management or shareholder proposal, other than an advisory vote, to be adopted at the Annual Meeting. When considering the results of advisory votes, the Board of Directors intends to consider only those votes actually cast at the Annual Meeting.

Abstentions and “broker non-votes,” which occur when your broker does not have discretionary voting authority on a matter and you do not provide voting instructions, have the same effect as votes against any proposal voted upon by shareholders but have no effect on the election of directors or advisory votes.

VOTE REQUIREMENTS

Quorum To conduct business, at least a majority of shares entitled to vote must be represented, either in person or by proxy.

Voting for Proposals

PROPOSAL 2 — Advisory Vote on Executive Compensation

Majority of votes actually cast at the meeting

PROPOSAL 3 — Ratification of Appointment of Independent Registered Public Accounting Firm

Majority of our outstanding Common Stock

PROPOSAL 4 — Shareholder Proposal

Majority of our outstanding Common Stock

Voting for Director Nominees To serve on the Board, a greater number of votes must be cast for the nominee’s election than against.

Attending the Virtual Annual Meeting

Due to public health concerns regarding the COVID-19 pandemic, we will hold the Annual Meeting in a virtual meeting format only, with attendance via the internet, to protect the health and well-being of our shareholders and employees. You will not be able to attend the Annual Meeting in person. We expect to resume holding in-person shareholder meetings in the future.

The Annual Meeting will be held virtually at www.virtualshareholdermeeting.com/GT2021. In order to attend the Annual Meeting virtually, you will need to log-in using the control number found on your proxy card or voting instruction form that was mailed to you with this Proxy Statement. You may vote during the Annual Meeting by following the instructions available on the meeting website. In addition, you may submit questions and view the rules of conduct for the virtual Annual Meeting on the meeting website.

Whether or not you plan to attend the Annual Meeting virtually, we urge you to vote and submit your proxy in advance of the meeting by one of the methods described in “Voting of Proxy” on page 88.

Adjourned Meeting

The holders of a majority of shares represented at the meeting, whether or not a quorum is present, may adjourn the meeting. If the time and place of the adjourned meeting is announced at the time adjournment is taken, no other notice need be given.

87

GENERAL INFORMATION
Voting Shares Held in Street Name

Voting Shares Held in Street Name

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker, bank or nominee who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the Annual Meeting. Your broker, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, bank or nominee regarding how to vote your shares. If you do not return the voting instruction card, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, brokers have the discretion to vote only on matters deemed to be routine, such as the ratification of the selection of an accounting firm (Proposal 3). The election of directors (Proposal 1), the executive compensation advisory vote (Proposal 2) and the shareholder proposal (Proposal 4) are not considered to be routine matters, and your broker will not have discretion to vote on those matters unless you specifically instruct your broker to do so by returning your signed voting instruction card. If you do not provide voting instructions to your broker, your shares will not be voted for any director nominee or on any matter on which your broker does not have discretionary authority (resulting in a broker non-vote).

Savings Plan Shares

A separate “Confidential Voting Instructions” card is being sent to each employee or former employee participating in the Goodyear Common Stock fund of certain employee savings plans. Shares of Common Stock held in the trusts for these plans will be voted by the trustee as instructed by the plan participants who participate in the Goodyear Common Stock fund. Shares held in the trusts for which voting instructions are not received will be voted by the trustee in the same proportion as it votes shares for which voting instructions were received from participants in the Goodyear Common Stock fund of the applicable trust.

Voting of Proxy

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on April 12, 2021:

The Proxy Statement, Proxy Card and Annual Report to Shareholders for the year ended December 31, 2020 are available at www.proxyvote.com.

David E. Phillips, Darren R. Wells and Daniel T. Young have been designated as proxies to vote shares of Common Stock in accordance with your instructions. You may give your instructions using the accompanying proxy card, via the internet or by telephone.

You may vote your shares using the internet by accessing the following web site: http://www.proxyvote.com or by making a toll-free telephone call within the United States of America or Canada using a touch-tone telephone to the toll-free number provided on your proxy card, or if you hold your shares in “street name,” on the voting instruction card provided by your broker or nominee.

88

GENERAL INFORMATION
Voting of Proxy

Your shares will be voted for the thirteen nominees identified at pages 14 through 20, unless your instructions are to vote against any one or more of the nominees.

Your Board of Directors anticipates that all of the nominees named will be available for election. In the event an unexpected vacancy occurs, your proxy may be voted for the election of a new nominee designated by the Board of Directors.

Proxies received and not revoked prior to the Annual Meeting will be voted in favor of Proposals 2 and 3, and against Proposal 4, unless your instructions are otherwise.

Revocability of Proxy

You may revoke or revise your proxy (whether given by mail, via the internet or by telephone) by the delivery of a later proxy or by giving notice to Goodyear in writing or in open meeting. Your proxy revocation or revision will not affect any vote already taken. If you hold your shares in “street name” please refer to the information forwarded by your broker, bank or nominee who is considered the shareholder of record for procedures on revoking or changing your voting instructions.

Confidentiality

Your vote will be confidential except (a) as may be required by law, (b) as may be necessary for Goodyear to assert or defend claims, (c) in the case of a contested election of director(s), or (d) at your express request.

Shareholders Sharing The Same Address

Goodyear has adopted a procedure called “householding,” which has been approved by the Securities and Exchange Commission. Under this procedure, Goodyear is delivering only one copy of the Annual Report and Proxy Statement to multiple shareholders who share the same address and have the same last name, unless Goodyear has received contrary instructions from an affected shareholder. This procedure reduces Goodyear’s printing costs, mailing costs and fees. Shareholders who participate in householding will continue to receive separate proxy cards.

Goodyear will deliver promptly upon written or oral request a separate copy of the Annual Report and Proxy Statement to any shareholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of the Annual Report or Proxy Statement, you may write or call Goodyear’s Investor Relations Department at The Goodyear Tire & Rubber Company, 200 Innovation Way, Akron, Ohio 44316-0001, Attention: Investor Relations, telephone (330) 796-3751. You may also access Goodyear’s Annual Report and Proxy Statement on the Investor Relations section of Goodyear’s website at www.goodyear.com or at www.proxyvote.com.

If you are a holder of record and would like to revoke your householding consent and receive a separate copy of the Annual Report or Proxy Statement in the future, please contact Broadridge Financial Solutions, either by calling toll free at (866) 540-7095 or by writing to Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

89

GENERAL INFORMATION
Shareholders Sharing The Same Address

Any shareholders of record who share the same address and currently receive multiple copies of Goodyear’s Annual Report and Proxy Statement who wish to receive only one copy of these materials per household in the future should contact Goodyear’s Investor Relations Department at the address or telephone number listed above to participate in the householding program.

A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

Form 10-K

Goodyear will mail without charge, upon written request, a copy of Goodyear’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, including the Consolidated Financial Statements, schedules and list of exhibits, and any particular exhibit specifically requested. Requests should be sent to: The Goodyear Tire & Rubber Company, 200 Innovation Way, Akron, Ohio 44316-0001, Attn: Investor Relations. The Annual Report on Form 10-K is also available at www.goodyear.com.

Costs of Solicitation

The costs of soliciting proxies will be borne by Goodyear. Goodyear has retained D.F. King & Co., Inc., 48 Wall Street, New York, New York 10005, to assist in distributing proxy materials and soliciting proxies for an estimated fee of $14,500, plus reimbursement of reasonable out-of-pocket expenses. D.F. King & Co. may solicit proxies from shareholders by mail, telephone or the internet. In addition, officers or other employees of Goodyear may, without additional compensation, solicit proxies in person or by telephone or the internet.

Submission of Shareholder Proposals and Nominations

If a shareholder desires to have a proposal included in the proxy materials of the Board of Directors for the 2022 Annual Meeting of Shareholders, such proposal shall conform to the applicable proxy rules of the Securities and Exchange Commission concerning the submission and content of proposals, including Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and must be received by Goodyear prior to the close of business on November 10, 2021. If an eligible shareholder, or a group of up to 20 eligible shareholders, desires to have a candidate for election as a director included in the proxy materials of the Board of Directors (a “proxy access nominee”) for the 2022 Annual Meeting of Shareholders, such nomination shall conform to the applicable requirements set forth in Article II, Section 2A of the Company’s Code of Regulations and any applicable regulations of the Securities and Exchange Commission concerning the submission and content of proxy access nominations, and must be submitted to the Secretary at the principal executive offices of the Company not earlier than October 11, 2021 and not later than the close of business on November 10, 2021. In addition, if a shareholder intends to present a proposal or other business (not including a proposal submitted for inclusion in our proxy materials pursuant to Rule 14a-8) or to nominate a candidate for election as a director (not including a proxy access nominee) at the 2022 Annual

90

GENERAL INFORMATION
Submission of Shareholder Proposals and Nominations

Meeting of Shareholders, the shareholder’s notice must be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Company not earlier than December 13, 2021 and not later than the close of business on January 12, 2022. If notice of a proposal or a director nomination is not received by the Company in accordance with the dates specified pursuant to Rule 14a-8 or in the Code of Regulations, as the case may be, then the proposal or director nomination will be deemed untimely and we will have the right to exclude the proposal or director nomination from consideration at the meeting and/or to exercise discretionary voting authority and vote proxies returned to us with respect to such proposal or director nomination. Shareholder proposals or director nominations should be sent to the executive offices of Goodyear, 200 Innovation Way, Akron, Ohio 44316-0001, Attention: Office of the Secretary.

For a proposal or director nomination to be properly presented at an annual meeting of shareholders, a shareholder must comply with the deadlines described in the preceding paragraph, as well as all of the other requirements of the Code of Regulations. Goodyear reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal or director nomination that does not comply with these and other applicable requirements.

Other Business

Your Board of Directors does not intend to bring any other business before the Annual Meeting and is not aware of any other business intended to be presented by any other person.

After the conclusion of the matters described above, shareholders will have an opportunity to ask appropriate questions regarding Goodyear and its operations.

If any other matters properly come before the Annual Meeting, your proxy will be voted by Mr. Phillips, Mr. Wells or Mr. Young in such manner as they, in their discretion, deem appropriate.

March 10, 2021

By Order of the Board of Directors

Daniel T. Young

Secretary

91

EXHIBIT A

Use of Non-GAAP Financial Measures

RECONCILIATION FOR SEGMENT OPERATING INCOME

	Three Months Ended				Twelve Months Ended
($ in millions)	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	December 31, 2020
Total Segment Operating Income (Loss)	$(47)	$(431)	$162	$302	$(14)
Goodwill and other asset impairments	(182)	(148)	—	—	(330)
Rationalizations	(9)	(99)	(25)	(26)	(159)
Interest expense	(73)	(85)	(88)	(78)	(324)
Other income (expense)	(27)	(34)	(32)	(26)	(119)
Asset write-offs and accelerated depreciation	(4)	(86)	(4)	(11)	(105)
Corporate incentive compensation plans	(3)	(7)	(14)	(20)	(44)
Retained expenses of divested operations	(2)	(1)	(2)	(3)	(8)
Other	(21)	2	(7)	(11)	(37)
Income (Loss) before Income Taxes	$(368)	$(889)	$(10)	$127	$(1,140)
United States and Foreign Tax Expense (Benefit)	249	(186)	(13)	60	110
Less: Minority Shareholders’ Net Income (Loss)	2	(7)	5	4	4
Goodyear Net Income (Loss)	$(619)	$(696)	$(2)	$63	$(1,254)

	Three Months Ended				Twelve Months Ended
($ in millions)	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	December 31, 2019
Total Segment Operating Income	$190	$219	$294	$242	$945
Goodwill and other asset impairments	—	—	—	—	—
Rationalizations	(103)	(4)	(21)	(77)	(205)
Interest expense	(85)	(88)	(88)	(79)	(340)
Other income (expense)	(22)	(17)	(35)	(24)	(98)
Asset write-offs and accelerated depreciation	—	(1)	(1)	(13)	(15)
Corporate incentive compensation plans	(1)	(14)	(13)	(22)	(50)
Retained expenses of divested operations	(3)	(3)	(1)	(3)	(10)
Other	(14)	(10)	(14)	(12)	(50)
Income (Loss) before Income Taxes	$(38)	$82	$121	$12	$177
United States and Foreign Tax Expense	6	26	31	411	474
Less: Minority Shareholders’ Net Income (Loss)	17	2	2	(7)	14
Goodyear Net Income (Loss)	$(61)	$54	$88	$(392)	$(311)

92

PMT Insert

RECONCILIATION FOR FREE CASH FLOW

	Three Months Ended				Twelve Months Ended
($ in millions)	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	December 31, 2020
Cash Flow from Operating Activities (GAAP)	$(561)	$(259)	$581	$1,354	$1,115
Capital Expenditures	(211)	(152)	(124)	(160)	(647)
Free Cash Flow (non-GAAP)	$(772)	$(411)	$457	$1,194	$468
Cash Flow from Investing Activities (GAAP)	$(257)	$(133)	$(125)	$(152)	$(667)
Cash Flow from Financing Activities (GAAP)	$939	$385	$(369)	$(752)	$203

	Three Months Ended				Twelve Months Ended
($ in millions)	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	December 31, 2019
Cash Flow from Operating Activities (GAAP)	$(364)	$73	$152	$1,346	$1,207
Capital Expenditures	(221)	(180)	(160)	(209)	(770)
Free Cash Flow (non-GAAP)	$(585)	$(107)	$(8)	$1,137	$437
Cash Flow from Investing Activities (GAAP)	$(244)	$(175)	$(165)	$(216)	$(800)
Cash Flow from Financing Activities (GAAP)	$645	$166	$(22)	$(1,096)	$(307)

93

In 2020, Goodyear delivered its strongest lineup of consumer and commercial tires for both original equipment and replacement. Many of its replacement products received accolades for their performance and quality while the company earned new original equipment fitments on increasingly popular electric vehicles.
In Europe, Goodyear won third-party endorsement from several automotive magazine tire tests. The Goodyear Vector 4Seasons Gen-3 won more all-season tests than any other brand and helped the company earn All-Season "Manufacturer of Year" honors from Germany's leading automotive magazine. In addition, the Eagle F1 Asymmetric 5, EfficientGrip Performance 2 and UltraGrip Performance line claimed the top spot in similar tests.
Goodyear's commercial truck tires also gained recognition, including the 210 KMAX line in Asia, which earned the Gold Award from a leading logistics and equipment organization. Our full lineup of commercial truck tires - and the Total Solutions service platform that supports them - enabled it to win new business with such fleets as Ryder and Dart and customers including Pepsi MidAmerica and Albertson's grocery.
We continued to make great strides with electric vehicles in 2020, winning a greater percentage of new EV fitments than ever. Among the electric vehicles now sporting Goodyear are the Porsche Taycan, the Volkswagen ID.3 and GMC Hummer EV. More than simply providing tires, Goodyear is helping shape the changing world of mobility. During the year, Tesla relied on Goodyears Eagle Touring tire to become the first electric vehicle to break the 400-mile range barrier. Also, the company announced a collaboration on tires and service with start-up vehicle maker Lordstown Motors, which will produce a fully electric light truck.In 2020, Goodyear delivered its strongest lineup of consumer and commercial tires for both original equipment and replacement. Many of its replacement products received accolades for their performance and quality while the company earned new original equipment fitments on increasingly popular electric vehicles.
In Europe, Goodyear won third-party endorsement from several automotive magazine tire tests. The Goodyear Vector 4Seasons Gen-3 won more all-season tests than any other brand and helped the company earn All-Season "Manufacturer of Year" honors from Germany's leading automotive magazine. In addition, the Eagle F1 Asymmetric 5, EfficientGrip Performance 2 and UltraGrip Performance line claimed the top spot in similar tests.
Goodyear's commercial truck tires also gained recognition, including the 210 KMAX line in Asia, which earned the Gold Award from a leading logistics and equipment organization. Our full lineup of commercial truck tires - and the Total Solutions service platform that supports them - enabled it to win new business with such fleets as Ryder and Dart and customers including Pepsi MidAmerica and Albertsons grocery.
We continued to make great strides with electric vehicles in 2020, winning a greater percentage of new EV fitments than ever. Among the electric vehicles now sporting Goodyear are the Porsche Taycan, the Volkswagen ID.3 and GMC Hummer EV. More than simply providing tires, Goodyear is helping shape the changing world of mobility. During the year, Tesla relied on Goodyear's Eagle Touring tire to become the first electric vehicle to break the 400-mile range barrier. Also, the company announced a collaboration on tires and service with start-up vehicle maker Lordstown Motors, which will produce a fully electric light truck.

THE GOODYEAR TIRE & RUBBER COMPANY 200 Innovation Way Akron, Ohio 44316

Goodyear is one of the world’s leading tire companies, with operations in most regions of the world. Goodyear develops, manufactures, markets and distributes tires for most applications. It also manufactures and markets rubber-related chemicals for various applications. Goodyear is one of the world’s largest operators of commercial truck service and tire retreading centers. It operates approximately

1,000 retail outlets where it offers its products for sale to consumer and commercial customers and provides repair and other services. Goodyear manufactures its products in 46 facilities in 21 countries. It has marketing operations in almost every country around the world. It employs approximately 62,000 people worldwide.

        C/O COMPUTERSHARE TRUST COMPANY, N.A.

        P.O. BOX 43078

        PROVIDENCE, RI 02940-3078

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 11, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/GT2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY TELEPHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 11, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to The Goodyear Tire & Rubber Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote via the Internet or by phone,

please do not mail your card.

Your vote is important. Please vote immediately.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D38127-P48827                     KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.             DETACH AND RETURN THIS PORTION ONLY

THE GOODYEAR TIRE & RUBBER COMPANY

The Board of Directors recommends that you vote FOR the election of all Nominees.

ITEM 1. Election of Directors

NOMINEES:		For	Against	Abstain

1a)	James A. Firestone	☐	☐	☐

1b)	Werner Geissler	☐	☐	☐

1c)	Peter S. Hellman	☐	☐	☐

1d)	Laurette T. Koellner	☐	☐	☐

1e)	Richard J. Kramer	☐	☐	☐

1f)	Karla R. Lewis	☐	☐	☐

1g)	W. Alan McCollough	☐	☐	☐

1h)	John E. McGlade	☐	☐	☐

1i)	Roderick A. Palmore	☐	☐	☐

Please indicate if you plan to attend this meeting.		☐	☐

		Yes	No

		For	Against	Abstain

1j)	Hera Siu	☐	☐	☐

1k)	Stephanie A. Streeter	☐	☐	☐

1l)	Michael R. Wessel	☐	☐	☐

1m)	Thomas L. Williams	☐	☐	☐

The Board of Directors recommends that you vote FOR the following proposals.

ITEM 2. Advisory vote to approve executive compensation.		☐	☐	☐

ITEM 3. Ratification of appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm.		☐	☐	☐

The Board of Directors recommends that you vote AGAINST the following proposal.

ITEM 4. Shareholder Proposal re: Special Shareholder Meeting Threshold.		☐	☐	☐

Please sign name exactly as it appears above. Each joint owner should sign. Please indicate title if you are signing as executor, administrator, trustee, custodian, guardian or corporate officer.

The undersigned hereby acknowledges receipt of the Notice of 2021 Annual Meeting of Shareholders and Proxy Statement.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

ANNUAL MEETING OF SHAREHOLDERS

THE GOODYEAR TIRE & RUBBER COMPANY

APRIL 12, 2021

4:30 P.M.

VIRTUAL MEETING WEBSITE:

WWW.VIRTUALSHAREHOLDERMEETING.COM/GT2021

PLEASE VOTE — YOUR VOTE IS IMPORTANT

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The 2021 Notice and Proxy Statement and 2020 Annual Report are available at www.proxyvote.com.

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D38128-P48827

THE GOODYEAR TIRE & RUBBER COMPANY

PROXY FOR 2021 ANNUAL MEETING OF SHAREHOLDERS

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, a holder (or designated proxy) of shares of the Common Stock of The Goodyear Tire & Rubber Company, hereby appoints David E. Phillips, Darren R. Wells and Daniel T. Young and each or any of them, the proxies or proxy of the undersigned, with full power of substitution, to represent the undersigned, and to vote all of the shares of Common Stock that the undersigned is entitled to vote, at the Annual Meeting of Shareholders of the Company to be held online only at www.virtualshareholdermeeting.com/GT2021 on Monday, April 12, 2021, at 4:30 P.M., Eastern time, and at any and all adjournments thereof; with the power to vote said shares for the election of thirteen Directors of the Company, upon the other matters listed on the reverse side hereof and upon all other matters as may properly come before the meeting or any adjournment thereof. This Proxy is given and is to be construed according to the laws of the State of Ohio.

If you sign and return this card without marking, this proxy card will be treated as being FOR the election of Directors, FOR Items 2 and 3, and AGAINST Item 4.

If you plan to attend the 2021 ANNUAL MEETING, please mark the box indicated on the reverse side.

THIS PROXY IS CONTINUED ON THE REVERSE SIDE.

PLEASE MARK, DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

        C/O COMPUTERSHARE TRUST COMPANY, N.A.

        P.O. BOX 43078

        PROVIDENCE, RI 02940-3078

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 7, 2021. Have your voting instruction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/GT2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY TELEPHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 7, 2021. Have your voting instruction card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your voting instruction card and return it in the postage-paid envelope we have provided or return it to The Goodyear Tire & Rubber Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote via the Internet or by phone,

please do not mail your card.

Your vote is important. Please vote immediately.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D38129-P48827                    KEEP THIS PORTION FOR YOUR RECORDS

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THIS VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.         DETACH AND RETURN THIS PORTION ONLY

THE GOODYEAR TIRE & RUBBER COMPANY

The Board of Directors recommends that you vote FOR the election of all Nominees.

ITEM 1. Election of Directors

NOMINEES:		For	Against	Abstain

1a)	James A. Firestone	☐	☐	☐

1b)	Werner Geissler	☐	☐	☐

1c)	Peter S. Hellman	☐	☐	☐

1d)	Laurette T. Koellner	☐	☐	☐

1e)	Richard J. Kramer	☐	☐	☐

1f)	Karla R. Lewis	☐	☐	☐

1g)	W. Alan McCollough	☐	☐	☐

1h)	John E. McGlade	☐	☐	☐

1i)	Roderick A. Palmore	☐	☐	☐

Please indicate if you plan to attend this meeting.		☐	☐

		Yes	No

		For	Against	Abstain

1j)	Hera Siu	☐	☐	☐

1k)	Stephanie A. Streeter	☐	☐	☐

1l)	Michael R. Wessel	☐	☐	☐

1m)	Thomas L. Williams	☐	☐	☐

The Board of Directors recommends that you vote FOR the following proposals.

ITEM 2. Advisory vote to approve executive compensation.		☐	☐	☐

ITEM 3. Ratification of appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm.		☐	☐	☐

The Board of Directors recommends that you vote AGAINST the following proposal.

ITEM 4. Shareholder Proposal re: Special Shareholder Meeting Threshold.		☐	☐	☐

Authorization: I acknowledge receipt of the Notice of 2021 Annual Meeting of Shareholders and Proxy Statement. I hereby instruct the trustee to vote by proxy, in the form solicited by the Board of Directors, the number of full shares in this Plan account(s) as specified above, or, if not specified above, as recommended by the Board of Directors.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

ANNUAL MEETING OF SHAREHOLDERS

THE GOODYEAR TIRE & RUBBER COMPANY

APRIL 12, 2021

4:30 P.M.

VIRTUAL MEETING WEBSITE:

WWW.VIRTUALSHAREHOLDERMEETING.COM/GT2021

PLEASE VOTE — YOUR VOTE IS IMPORTANT

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The 2021 Notice and Proxy Statement and 2020 Annual Report are available at www.proxyvote.com.

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D38130-P48827

CONFIDENTIAL VOTING INSTRUCTIONS 2021 ANNUAL MEETING OF SHAREHOLDERS

FOR EMPLOYEE SAVINGS AND OTHER PLANS

Solicited on Behalf of the Board of Directors

April 12, 2021

The proxy soliciting materials furnished by the Board of Directors of The Goodyear Tire & Rubber Company in connection with the Annual Meeting of Shareholders to be held on Monday, April 12, 2021, are delivered herewith.

Under each employee savings or similar plan in which you participate, you have the right to give written instructions to the trustee for such plan to vote as you specify the number of full shares of Common Stock of The Goodyear Tire & Rubber Company representing your proportionate interest in each such plan on February 16, 2021.

As a participant in and a named fiduciary (i.e., the responsible party identified in the voting section of each Plan Document) under an employee savings plan or other similar plan, you have the right to direct The Northern Trust Company, as trustee, how to vote the shares of Common Stock of The Goodyear Tire & Rubber Company allocated to this account under such plan as well as a portion of any shares for which no timely voting instructions are received from other participants. Each savings plan provides that the trustee will vote the shares for which voting instructions have not been received in the same proportion as it votes the shares for which it has received such instructions unless to do so would be inconsistent with the trustee’s duties. If you wish to have the shares allocated to this account under the plan as well as a portion of any shares for which no timely voting instructions are received from other participants voted by the trustee in accordance with your instructions, please sign the authorization on the reverse side of this card and return it in the enclosed envelope or give your instructions by telephone or via the Internet.

I hereby instruct the trustee to vote (or cause to be voted) all shares of Common Stock of The Goodyear Tire & Rubber Company credited to this account under each plan on February 16, 2021, at the Annual Meeting of Shareholders to be held on April 12, 2021, and at any adjournment thereof as indicated on the reverse side hereof and upon all other matters as may properly come before the meeting or any adjournment thereof.

Unless otherwise specified on the reverse side, if you give your instructions by signing and returning this card, or by telephone or via the Internet, the Trustee will vote FOR the election of Directors, FOR Items 2 and 3, and AGAINST Item 4.

If you plan to attend the 2021 ANNUAL MEETING, please mark the box indicated on the reverse side.

THIS CONFIDENTIAL VOTING INSTRUCTION CARD IS CONTINUED ON THE REVERSE SIDE.

PLEASE MARK, DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.